THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NOS. 333-81772

                 Subject to Completion. Dated October 10, 2003.

Prospectus Supplement to Prospectuses dated February 7, 2002 and July 25, 2003.

                             4,500,000 Common Units
                     Representing Limited Partner Interests

                (GULFTERRA
                    LOGO)        GULFTERRA ENERGY PARTNERS, L.P.

                             ----------------------

     This document supplements the prospectuses dated February 7, 2002 and July 25, 2003. This prospectus supplement is incorporated by reference into the accompanying prospectuses.

     The common units represent limited partner interests in GulfTerra Energy Partners, L.P. The common units are listed on the New York Stock Exchange under the symbol "GTM". The last reported sale price of the common units on October 9, 2003 was $41.71 per unit.

     See "Summary of Risk Factors" beginning on page S-10 of this prospectus supplement and page 1 and page 2 of the accompanying prospectuses to read about factors you should consider before buying the common units.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUSES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Unit      Total
                                                              --------      -----
Initial price to public.....................................  $          $
Underwriting discount.......................................  $          $
Proceeds, before expenses, to GulfTerra Energy Partners,
  L.P.......................................................  $          $

     To the extent that the underwriters sell more than 4,500,000 common units, the underwriters have the option to purchase up to an additional 675,000 common units from a subsidiary of El Paso Corporation at the initial price to the public less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the common units against payment in New
York, New York on October   , 2003.

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.

DEUTSCHE BANK SECURITIES
             WACHOVIA SECURITIES
                           A.G. EDWARDS & SONS, INC.
                                       SANDERS MORRIS HARRIS
                                                 CREDIT SUISSE FIRST BOSTON

                                                                 JPMORGAN
                             ----------------------

                 Prospectus Supplement dated October   , 2003.

[NOTE: INSIDE FRONT AND BACK COVERS OF PROSPECTUS SUPPLEMENT INCLUDE SELECTED PHOTOGRAPHS WITH CAPTIONS.]

COMPETITIVE POSITION AND DIVERSIFICATION                GROWING, DIVERSIFIED MIDSTREAM ASSET BASE

                                                        o   Significant onshore and offshore owner and operator
                                                            of natural gas pipelines and systems

                                                            o   15,700+ miles of natural gas pipelines (10.3 Bcf/d)

[Map of assets in Gulf of Mexico and southern United
States]                                                 o   Largest independent owner of pipelines and
                                                            platforms in the Gulf of Mexico

                                                            o   340+ miles of offshore oil pipelines (635 MBbls/d)

                                                            o   6 offshore hub platforms

                                                        o   5 Processing/treating plants (1.5 Bcf/50 MBbls/d)

                                                        o   4 NGL fractionation plants (120 MBbls/d)

                                                        o   20 Bcf natural gas storage

                                                        o   25 MMBbls NGL storage

SAN JUAN BASIN SYSTEM                                   SAN JUAN BASIN ASSETS

                                                        o   Largest US conventional natural gas gathering
                                                            system

                                                            o   1,200 MDth/d gathered

                                                            o   5,300+ miles of pipeline

                                                            o   9,500+ wells connected

[Map of San Juan Basin System]                          o   Extensive gathering system complemented by
                                                            processing and treating plants

                                                        o   Long-term reserves resulting in steady volumes and
                                                            cash flow

                                                            o   35 years of proved/probable conventional reserves

                                                            o   11 additional years of potential conventional
                                                                reserves

                                                        o   Acquired in November 2002

TEXAS & NEW MEXICO SYSTEM                               TEXAS & NEW MEXICO NATURAL GAS ASSETS

                                                        o   One of the largest intrastate pipeline systems in
                                                            Texas

                                                            o   9,000+ miles of pipeline

                                                            o   5 Bcf/d capacity, 3.5 MMDth/d 2002 Volume

[Map of Assets in Texas and New Mexico]                 o   Firm, fee based contracts

                                                            o   58% of pipeline capacity

                                                            o   97% of storage capacity

                                                        o   Substantial long-term franchise in growing Texas
                                                            natural gas market

                                                        o   Accesses major supply areas and distribution
                                                            markets

                                                        o   Acquired in April 2002

ORGANIC GROWTH IN GULF OF MEXICO                        ORGANIC OFFSHORE PROJECTS

                                                        o   Significant long-term deepwater infrastructure
                                                            investments position GTM as the Deepwater Trend
                                                            development leader and continue to diversify our
                                                            midstream assets

[Map of Gulf Coast projects]                            o   Cameron Highway Oil Pipeline establishes us as a
                                                            premier oil gatherer/transporter in the Gulf of
                                                            Mexico

                                                        o   Partnership developments will lead to competitive
                                                            advantages on other Gulf of Mexico deals

                                                        o   Platform projects continue to strengthen our
                                                            deepwater hub strategy to provide oil and gas
                                                            processing and transportation options to Gulf of
                                                            Mexico producers

[INSIDE BACK COVER PHOTOGRAPHS AND TEXT]

ADVANCED OFFSHORE INFRASTRUCTURE                        MARCO POLO PLATFORM AND EXPORT PIPELINES

                                                        o   50/50 joint venture with Cal Dive International to
                                                            build and own the Marco Polo TLP located in the Green
                                                            Canyon area of the Gulf of Mexico

[Illustration of offshore platform]                     o   Serves the Anadarko operated Marco Polo Field
                                                            discovery and other potential Anadarko and third
                                                            party developments in the Gulf of Mexico

                                                            o   Major deepwater infrastructure deal with largest
                                                                independent E&P company with significant deepwater
                                                                acreage

                                                        o   Creates deepwater hub platform in area with major
                                                            potential

                                                            o   Design capacity of 120 MBbls/d and 300 MMcf/d

                                                        o   Receives an annual demand charge in addition to
                                                            processing fees

NEW OFFSHORE SHELF-BASED PLATFORM                       FALCON NEST PLATFORM

                                                        o   $57 MM, in service March 2003

[Photograph of Falcon Nest Platform]                    o   Own and operate this shelf-based 400 MMcf/d
                                                            platform in 389 feet of water at Mustang Island
                                                            Block A103

                                                        o   Processes natural gas from Pioneer's Falcon Field
                                                            discovery in East Breaks Block 579

                                                            o   69,000+ acres of property dedicated to the Falcon
                                                                Nest platform for the life of the reserves

                                                        o   Pioneer announced additional discoveries: Harrier,
                                                            Tomahawk and Raptor

                                                        o   Current production over 185 MMcf/d

                                                        o   Includes 14 miles of 18-inch gathering line to
                                                            Central Texas Gathering System (CTGS)

NEW PREMIER OFFSHORE OIL PIPELINE                       CAMERON HIGHWAY OIL PIPELINE

                                                        o   50/50 joint venture with Valero Corporation to
                                                            build and own the Cameron Highway Oil Pipeline - the
                                                            largest oil delivery system in the Gulf of Mexico

[Map of the Poseidon and Cameron Highway oil pipelines] o   Only major oil pipeline delivering directly to
                                                            strategic bifurcated delivery points in major Texas
                                                            oil market areas, bypassing refining and
                                                            transportation bottlenecks in Louisiana

                                                        o   Over 1 billion barrels of oil dedicated from BP,
                                                            BHP and Unocal from the Mad Dog, Atlantis and
                                                            Holstein discoveries in the South Green Canyon area
                                                            of the Gulf of Mexico

                                                        o   Significant long-term Deepwater infrastructure
                                                            investment opportunity, providing coverage for
                                                            Deepwater discoveries across the Central and Western
                                                            Gulf of Mexico

                                                        o   Access to 900 MBbls/d of upstream pipeline capacity

                                                        ACCOMPLISHED CORPORATE GOVERNANCE OBJECTIVES

                                                        o   Changed name - GulfTerra reflects our business and
                                                            geographic footprint

                                                        o   Increased number of independent Board members

                                                        o   Reconstituted General Partner entity as a
                                                            stand-alone, bankruptcy remote company

                                                        o   Amended charter documents and Partnership Agreement

                                                        o   Signed Resource Support Agreement with El Paso
                                                            Field Services

                                                        o   Significantly reduced related party revenues from
                                                            El Paso Corporation

                                                        o   Received credit assurances from El Paso Corporation

                                                        o   Sold 9.9% of General Partner interest to
                                                            independent, third party


                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      Prospectus Supplement
Where You Can Find More Information.........................    ii
Prospectus Supplement Summary...............................   S-1
Summary of Risk Factors.....................................  S-10
Tax Considerations..........................................  S-13
Use of Proceeds.............................................  S-14
Capitalization..............................................  S-15
Price Range of Common Units and Distributions...............  S-16
Summary Historical and Pro Forma Consolidated Financial
  Data......................................................  S-17
Overview of Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............  S-19
Business Overview...........................................  S-43
Management..................................................  S-48
Selling Unitholder..........................................  S-50
Additional Tax Considerations...............................  S-51
Underwriting................................................  S-53
Legal Matters...............................................  S-55
Experts.....................................................  S-55
Forward-Looking Statements..................................  S-55
                Prospectus dated February 7, 2002
El Paso Energy Partners, L.P................................    ii
About this Prospectus.......................................    ii
Forward-Looking Statements and Other Information............   iii
Where You Can Find More Information.........................   iii
Incorporation of Documents by Reference.....................    iv
Risk Factors................................................     1
  Risks Related to Our Business.............................     1
  Risks Inherent in an Investment in Our Securities.........     8
  Conflicts of Interest Risks...............................    12
  Risks Related to Our Legal Structure......................    16
  Tax Risks.................................................    17
Ratio of Earnings to Fixed Charges..........................    19
Use of Proceeds.............................................    20
Description of Debt Securities..............................    20
Description of Limited Partner Interests....................    26
Certain Other Partnership Agreement Provisions..............    33
Income Tax Considerations...................................    38
Investment by Employee Benefit Plans........................    53
Plan of Distribution........................................    55
Legal Matters...............................................    56
Experts.....................................................    56
                  Prospectus dated July 25, 2003
About This Prospectus.......................................    ii
Where You Can Find More Information.........................    ii
Forward-Looking Statements and Other Information............    ii
Incorporation of Documents by Reference.....................   iii
GulfTerra Energy Partners, L.P. ............................     1
Risk Factors................................................     2
  Risks Related to Our Business.............................     2
  Conflicts of Interest Risks...............................    11
  Risks Inherent in an Investment in Our Securities.........    14
  Risks Related to Our Legal Structure......................    17
  Tax Risks.................................................    19
Use of Proceeds.............................................    22
Selling Unitholders.........................................    22
Determination of Offering Price.............................    22
Description of the Common Units.............................    22
Certain Other Partnership Agreement Provisions..............    29
Income Tax Considerations...................................    33
Investment by Employee Benefit Plans........................    48
Plan of Distribution........................................    52
Legal Matters...............................................    54
Experts.....................................................    54

                   IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

    This document is in three parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second and third parts, the base prospectuses, give more general information, some of which may not apply to this offering. The base prospectus dated February 7, 2002 covers securities we may issue from time to time in offerings registered with the SEC. The base prospectus dated July 25, 2003 covers common units that may be sold from time to time by El Paso Corporation and its subsidiaries in offerings registered with the SEC. Generally, when we refer to the "prospectus," we are referring to the three parts combined.

    IF THE DESCRIPTION OF THE OFFERING VARIES BETWEEN THE PROSPECTUS SUPPLEMENT AND THE BASE PROSPECTUSES, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE COMMON UNITS IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

    The information in this prospectus supplement is not complete. You should review carefully all of the detailed information appearing in this prospectus supplement, the accompanying base prospectuses and the documents we have incorporated by reference before making any investment decision.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to incorporate by reference information we file with it. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus supplement and the accompanying base prospectuses, and later information that we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and which is deemed to be "filed," with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, other than information under Item 9 or 12 of any Current Report on Form 8-K:

    - Annual Report on Form 10-K for the year ended December 31, 2002;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

    - Current Reports on Form 8-K and 8-K/A dated January 2, 2003; March 5, 2003; March 19, 2003; April 7, 2003; April 8, 2003; April 10, 2003; April
      11, 2003; May 1, 2003; May 6, 2003; May 8, 2003; May 14, 2003; May 16,
      2003; June 6, 2003; July 1, 2003; July 14, 2003; August 6, 2003; August
      18, 2003; August 21, 2003; August 26, 2003; October 2, 2003; and October
      3, 2003.

    You may request a copy of these filings at no cost by making written or telephone requests for copies to:

                        GulfTerra Energy Partners, L.P.
                                4 Greenway Plaza
                              Houston, Texas 77046
                                 (832) 676-4853
                         Attention: Investor Relations

    We also make available free of charge on our internet website at http://www.gulfterra.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

    You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectuses. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectuses is accurate as of any date other than the date on the front of each document.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This document is in three parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common units. The second and third parts are the base prospectuses, which give more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to the three parts combined. If information varies between the prospectus supplement and the accompanying base prospectuses, you should rely on the information in this prospectus supplement.

     This summary highlights some basic information from this prospectus supplement and the accompanying base prospectuses to help you understand the common units. It likely does not contain all the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying base prospectuses and the other documents incorporated by reference to understand fully the terms of the common units, as well as the tax and other considerations that are important in making your investment decision.

                        GULFTERRA ENERGY PARTNERS, L.P.

                                   WHO WE ARE

     Formed in 1993, GulfTerra Energy Partners, L.P. (NYSE: GTM) is one of the largest publicly-traded master limited partnerships, or MLPs, in terms of market capitalization. We manage a balanced, diversified portfolio of interests and assets relating to the midstream energy sector, which involves gathering, transporting, separating, handling, processing, fractionating and storing natural gas, oil and natural gas liquids, or NGL. We consider this portfolio, which generates relatively stable cash flows, to be balanced due to its diversity of geographic locations, business segments, customers and product lines. Our interests and assets include:

     - onshore natural gas pipelines and processing facilities in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas;

     - offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

     - onshore NGL pipelines and fractionation facilities in Texas; and

     - onshore natural gas and NGL storage facilities in Louisiana, Mississippi and Texas.

     We are one of the largest natural gas gatherers, based on miles of pipeline, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and the San Juan Basin, which envelops a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, especially the deeper water regions of the Gulf of Mexico, one of the United States' fastest growing oil and natural gas producing regions, offer us significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure. In 2002, the Gulf of Mexico accounted for approximately 25 percent of all natural gas production in the United States and the supply regions accessed by our pipelines in Texas and the San Juan Basin accounted for approximately 33 percent.

                           OUR OBJECTIVE AND STRATEGY

     Our objective is to operate as a growth-oriented MLP with a focus on increasing cash flow, earnings and return to our unitholders by becoming one of the industry's leading providers of midstream energy services. Our strategy entails striving to continually enhance the quality of our cash flow by:

     - maintaining a balanced and diversified portfolio of midstream energy interests and assets;

     - maintaining a sound capital structure;

     - sharing capital costs and risks through joint ventures/strategic alliances; and

     - emphasizing fee-based operations and services for which the fees are not traditionally linked to commodity prices (like gathering and transportation) and managing commodity risks by using contractual arrangements (like fixed-fee contracts and hedging and tolling arrangements) and de-emphasizing our commodity-based activities (including exiting the oil and natural gas production business by not acquiring additional properties).

     We intend to execute our business strategy by:

     - constructing and acquiring onshore pipelines, gathering systems, processing and fractionation facilities, and other midstream assets to provide a broad range of more stable, fee-based services to producers, marketers and users of energy products;

     - expanding our existing offshore asset base, supported by the dedication of new discoveries and long-term commitments, to capitalize on the accelerated growth of oil and natural gas supplies from the deeper water regions of the Gulf of Mexico;

     - operating at a low cost by achieving economies-of-scale in select regions through reinvesting in and expanding our organic growth opportunities, as well as by acquiring new assets;

     - sharing capital costs and risks through joint ventures/strategic alliances, principally with partners with substantial financial resources and strategic interests, assets and operations in the Gulf of Mexico, especially in the deeper water, Flextrend and subsalt regions; and

     - continuing to strengthen our solid balance sheet by financing and/or refinancing our growth, on average, with 50 percent equity so as to provide the financial flexibility to fund future opportunities.

     In addition to our wholly-owned assets and operations, we conduct a significant portion of our business through joint ventures/strategic alliances, which we believe are well-suited for midstream energy operations. We use joint ventures to reduce our capital requirements and risk exposure to individual projects, as well as to develop strategic relationships, realize synergies and enhanced results from combining resources, and benefit from the assets, experience and resources of our partners. Our partners in the Gulf of Mexico include integrated and large independent energy companies with substantial offshore interests, operations and assets, such as Shell Oil Products U.S. and Marathon Pipeline Company, and Valero Energy Corporation, one of the top refining and marketing companies in the United States.

                             INDUSTRY PERSPECTIVE:
                     CONSOLIDATION AND GROWTH OPPORTUNITIES

     The midstream sector is in a period of substantial and ongoing change, which we believe will provide significant growth opportunities for well-positioned companies. We expect large and mid-size energy companies, including potentially El Paso Corporation, to continue to divest midstream assets in an effort to strengthen their balance sheets as well as to focus on core businesses. These divestitures may produce attractive acquisition opportunities for us. In addition, we believe the midstream sector is likely to experience substantial consolidation through mergers and acquisitions. This consolidation may well result in a few large, independent midstream businesses -- a number of which we believe will be MLPs -- becoming the leading participants in this business sector.

     We believe there are a limited number of midstream companies that are well-positioned to take advantage of these opportunities. Due to our strategic platform of existing midstream assets, substantial acquisition experience, long-term commitment to the midstream sector and solid balance sheet and cash flows, we believe we are particularly well-positioned to take advantage of the multiple acquisition opportunities we expect to become available in the near and long term.

     We have demonstrated our ability to consummate large acquisitions quickly, if required by sellers, and we believe our industry expertise, asset portfolio and reputation make us a preferred industry buyer and a desirable merger partner. Because of the significant number of midstream assets up for sale and the limited number of midstream companies with adequate liquidity, a number of financial investors -- primarily banks, investment banks and hedge funds -- are attempting to compete for some acquisition opportunities. Although these financial investors have capital, often they do not have a platform comparable to ours and, accordingly, do not have the same earnings potential as we do with respect to a given package of assets.

                               OUR KEY STRENGTHS

     STABLE CASH FLOW PRIMARILY DRIVEN BY FEE-BASED REVENUES. Our cash flow primarily derives from gathering, transportation, storage and other fee-based services, the fees for most of which are not directly affected by changes in energy commodity prices.

     BALANCED PORTFOLIO WITH PROVEN TRACK RECORD OF CASH FLOW DIVERSIFICATION AND LEVERAGE REDUCTION. Since 1998, we have diversified and balanced our asset base in terms of services, businesses, customers and geography by making approximately $3.2 billion in capital expenditures while reducing our financial leverage and increasing our financial flexibility through, among other things, many public common unit offerings.

     STRATEGIC PLATFORM FOR CONTINUED EXPANSION AND DISTRIBUTION GROWTH. We own and have interests in an expansive portfolio of organic development opportunities for onshore and offshore announced projects totaling approximately $1 billion and the expertise to continue to execute strategic transactions, as evidenced by the more than $2.5 billion of construction projects and accretive (in terms of cash flow per unit) acquisitions announced since January 2002. Additionally, from 1998 to 2002, our cash flow from operations increased at a compound annual growth rate of 62 percent and, as a result, we have increased our quarterly distribution rate eight times since 1998, including four increases announced in 2002 and 2003.

     DIVERSIFIED PORTFOLIO OF ATTRACTIVE, STRATEGICALLY LOCATED ASSETS. We own a diversified portfolio of strategically located midstream assets well positioned to capture growth in some of the largest natural gas producing basins in the United States.

                          GENERAL PARTNER RELATIONSHIP

     Our sole general partner is GulfTerra Energy Company, L.L.C., a recently-formed Delaware limited liability company that is owned 90.1 percent by a subsidiary of El Paso Corporation and 9.9 percent by Goldman, Sachs & Co., a wholly-owned subsidiary of Goldman Sachs Group Inc. The business and affairs of our general partner are managed by a board of directors, comprised of two management directors who are also our executive officers and four independent directors who meet the independent director requirements established by the NYSE and the Sarbanes-Oxley Act of 2002. Through its board of directors, our general partner manages our day-to-day operations.

                     OUR CORPORATE GOVERNANCE STRUCTURE AND
                            INDEPENDENCE INITIATIVES

     This year we have continued to improve our corporate governance model, which currently meets the standards established by the SEC and the NYSE. During the first quarter of 2003, we identified and evaluated a number of changes that could be made to our corporate structure to better address potential conflicts of interest and to better balance the risks and rewards of significant relationships with our affiliates, which we refer to as Independence Initiatives. We have already implemented the following:

     - added an additional independent director to our board of directors, bringing the number of independent directors to four of the six-member board;

     - established a governance and compensation committee of our board of directors consisting solely of independent directors, which is responsible for establishing performance measures and making recommendations to El Paso Corporation concerning compensation of its employees performing duties for us;

     - changed our name to GulfTerra Energy Partners, L.P.;

     - received a letter of credit from El Paso Merchant Energy North America totaling $5.1 million regarding our existing customer/contractual relationships with them;

     - completed a resource support agreement with El Paso Corporation;

     - modified our partnership agreement to: (1) eliminate El Paso Corporation's right to vote its common units with respect to the removal of the general partner; (2) effectively reduce the third-party common unit vote required to remove the general partner from 72 percent to 67 percent; and (3) require the unanimous vote of the general partner's board of directors before the general partner or we can voluntarily initiate bankruptcy proceedings;

     - reorganized our structure, further reducing our interrelationships with El Paso Corporation, resulting in our general partner being a Delaware limited liability company that is not permitted to have:

      - material assets other than its interest in us;

      - material operations other than those relating to our operations;

      - material debt or other obligations other than those owed to us or our creditors;

      - material liens other than those securing obligations owed to us or our creditors; or

      - employees; and

     - added Goldman Sachs as a co-owner of our general partner. In that transaction, Goldman Sachs also became one of our limited partners, purchasing 3,000,000 common units from us.

     Additionally, as part of implementing our Independence Initiatives, we are considering adding one more independent director to our board of directors. We will continue to evaluate our Independence Initiatives and analyze whether additional actions are desirable.

                   OUR RELATIONSHIP WITH EL PASO CORPORATION

     El Paso Corporation (NYSE: EP) is a leading provider of natural gas services and the largest pipeline company in North America. Through its subsidiaries, El Paso Corporation:

     - owns 90.1 percent of our general partner. Historically, El Paso Corporation and its affiliates have employed the personnel who operate our businesses. We reimburse our general partner and its affiliates for the costs they incur on our behalf, and we pay our general partner its proportionate share of distributions -- relating to its one percent general partnership interest and the related incentive distributions -- we make to our partners each calendar quarter.

     - is a significant stakeholder in us -- prior to the completion of this offering, it owns approximately 21.8 percent, or 11,674,245, of our common units (decreased from 23.4 percent as a result of our common unit offerings in August and October
       2003), all 10,937,500 of our Series C units, which we issued in November 2002 for $350 million, and 90.1 percent of the entity that owns our general partner. As holders of some of our common units and all of our Series C units, subsidiaries of El Paso Corporation receive their proportionate share of distributions we make to our partners each calendar quarter. In July 2003, we filed a registration statement on Form S-3 to register for resale 2,000,000 of the common units owned by El Paso Corporation or its subsidiary.

     - is a customer of ours. As with other large energy companies, we have entered into a number of contracts with El Paso Corporation and its affiliates.

     Historically, we have entered into transactions with El Paso Corporation and its subsidiaries to, among other things, acquire or sell assets. We have instituted specific procedures for evaluating and valuing our material transactions with El Paso Corporation and its subsidiaries. Before we consider entering into a transaction with El Paso Corporation or any of its subsidiaries, we determine whether the proposed transaction (1) would comply with the requirements under our indentures and credit agreements, (2) would comply with substantive law, and (3) would be fair to us and our limited partners. In addition, our general partner's board of directors utilizes an Audit and Conflicts Committee comprised solely of independent directors. This committee:

     - evaluates and, where appropriate, negotiates the proposed transaction;

     - engages an independent financial advisor and independent legal counsel to assist with its evaluation of the proposed transaction; and

     - determines whether to reject or approve and recommend the proposed transaction.

     We only consummate a proposed material acquisition or disposition with El Paso Corporation if, following our evaluation of the transaction, the Audit and Conflicts Committee approves and recommends the proposed transaction and our general partner's full board of directors approves the transaction.

     Our relationship with El Paso Corporation has contributed significantly to our past growth, and we have important ongoing contractual arrangements with El Paso Corporation and some of its subsidiaries. However, we are a stand-alone operating company with significant assets and operations. Our assets, operations and financial condition are separate and independent from those of El Paso Corporation. Our credit facilities and other financing arrangements do not contain cross default provisions or other triggers tied to El Paso Corporation's financial condition or credit ratings. Nonetheless, due to our relationship with El Paso Corporation, adverse developments concerning El Paso Corporation could adversely affect us, even if we have not suffered any similar developments.

     The outstanding senior unsecured indebtedness of El Paso Corporation has been downgraded to below investment grade and is currently rated Caa1 by Moody's Investors Service (Moody's) and B by Standard & Poor's (S&P). These downgrades are a result, at least in part, of the outlook for the consolidated business of El Paso Corporation and its need for liquidity. In the event that El Paso Corporation's liquidity needs are not satisfied, El Paso Corporation could be forced to seek protection from its creditors in bankruptcy.

     El Paso Corporation sold 9.9 percent of the equity interest in our general partner in October 2003. If at any time El Paso Corporation owns less than 50 percent of the equity interest in our general partner without obtaining consent from our lenders, we will experience a "change in control" under our credit agreements and indentures, which will effectively cause all amounts outstanding under those debt instruments to become due.

     As discussed previously, we have implemented, and are in the process of further implementing, a number of Independence Initiatives that are designed to help us better manage the rewards and risks relating to our relationship with El Paso Corporation. However, even in light of these Independence Initiatives or any other arrangements, we may still be adversely affected if El Paso Corporation continues to suffer financial stress. For a more detailed discussion of risks associated with our corporate structure, our general partner, and our contracts and other arrangements with El Paso Corporation and its subsidiaries, see the summary of risk factors included in this prospectus and the risk factors included in the documents incorporated by reference in this prospectus.

                              RECENT DEVELOPMENTS

     INVESTMENT BY GOLDMAN SACHS. In October 2003, Goldman Sachs made a $200 million investment in us and our general partner. For that investment, Goldman Sachs acquired 9.9 percent of our general partner, whose primary asset is its one percent general partner interest in us, from El Paso Corporation for $88 million and 3,000,000 common units from us for $112 million. Adding a co-owner of our general partner was one of the final steps of our Independence Initiatives, which we identified as necessary elements of functioning, and being evaluated by the capital markets, as a stand-alone, independent operating company. For more information about Goldman Sachs' investment in us, please see "Business Overview -- Goldman Sachs' Investment in Our General Partner."

     REDEMPTION OF SERIES B PREFERENCE UNITS AND ADDITIONAL EL PASO CORPORATION TRANSACTIONS. We used the net proceeds from our sale of common units to Goldman Sachs, together with cash borrowed under our revolving credit facility, to redeem for $156 million all of our outstanding Series B preference units, which were held by a subsidiary of El Paso Corporation and had a liquidation value at October 3, 2003 of $167 million. The redemption of the Series B preference units was approved by our general partner's Audit and Conflicts Committee, as well as its board of directors, and we believe that it significantly simplifies our balance sheet. In connection with our November 2002 San Juan assets acquisition, El Paso Corporation retained the obligation to repurchase the Chaco plant from us for $77 million in October 2021. As part of the Goldman Sachs transaction, we released El Paso Corporation from that obligation in exchange for El Paso Corporation contributing specified assets to us. The assets we received are primarily electronic flow control and measurement facilities that we will use to operate our pipeline systems, furthering our independence strategy.

     DISTRIBUTION INCREASE AND RECORD EARNINGS. In July 2003, we declared a cash distribution of $0.70 per common unit and Series C unit, $42.5 million in aggregate, for the quarter ended June 30, 2003. Our net income for the six months ended June 30, 2003 was $91.5 million, cash flow from operations was $134.2 million and EBITDA was $214.5 million. For a reconciliation of EBITDA to cash flow from operations and a discussion regarding our use of EBITDA as a measurement, please see "Overview of Management's Discussion and Analysis of Financial Condition and Results of Operations."

     RENEWAL OF CREDIT FACILITY. In September 2003, we renewed our revolving credit facility to, among other things, increase the credit available from $600 million to $700 million and extend the maturity from May 2004 to September 2006.

     PETAL EXPANSION PROJECT. In September 2003, we entered into a nonbinding letter of intent with Southern Natural Gas Company, a subsidiary of El Paso Corporation, regarding the proposed development and sale of a natural gas storage cavern and the proposed sale of an undivided interest in a pipeline and other facilities related to that natural gas storage cavern. The new storage cavern would be located at our storage complex near Hattiesburg, Mississippi. If Southern Natural Gas determines that there is sufficient market interest, it would purchase the land and mineral rights related to the proposed storage cavern and would pay our costs to construct the storage cavern and related facilities. Upon completion of the storage cavern, Southern Natural Gas would acquire an undivided interest in our Petal pipeline connected to the storage cavern. We would also enter into an arrangement with Southern Natural Gas under which we would operate the storage cavern and pipeline on its behalf. Consummation of this transaction depends on, among other things, approval by the Federal Energy Regulatory Commission and the Audit and Conflicts committee of our general partner's board of directors.

     CAMERON HIGHWAY OIL PIPELINE SYSTEM. In July 2003, we sold a 50 percent interest in Cameron Highway to Valero Energy Corporation for $86 million, forming a joint venture with Valero. Valero paid us approximately $70 million at closing, including $51 million representing 50 percent of the capital investment expended through that date on the pipeline project. In July 2003, we recognized $19 million as a gain from the sale of long-lived assets. In addition, Valero will pay us an additional $16 million, $5 million to be paid once the system is completed and the remaining $11 million by the end of 2006. We also announced the completion by the joint venture of a $325 million non-recourse financing for the project. Cameron Highway will be a 390-mile pipeline that will have initial capacity to deliver up to 500,000 barrels of oil per day from the southern Green Canyon and western Gulf of Mexico areas to refining areas of Port Arthur and Texas City, Texas. When completed, the pipeline will be one of the largest crude oil delivery systems in the Gulf of Mexico, sized to handle oil movement for its initial anchor fields -- the Deepwater Trend discoveries Holstein, Mad Dog, and Atlantis -- as well as other Deepwater oil discoveries. We will build and operate the pipeline, which is scheduled for completion during the third quarter of 2004.

     EQUITY OFFERINGS. Our ability to execute our growth strategy and complete our current projects depends upon our access to the capital necessary to fund our projects and acquisitions. As previously announced, our strategy for 2003 is to continue to finance or re-finance our growth with 50 percent equity to ensure a sound capital structure. In furtherance of this strategy, we completed five equity offerings during 2003, issuing 9,226,109 common units and 80 Series F convertible units for net cash proceeds of approximately $312.9 million. The Series F convertible units are convertible into up to 8,329,679 common units. We used the net proceeds of these offerings to temporarily repay indebtedness under our revolving credit facility, to redeem Series B preference units and for general partnership purposes.

     $250 MILLION SENIOR NOTES OFFERING. In July 2003, we issued $250 million of 6 1/4% senior notes due 2010. We used the net proceeds of approximately $245 million to repay a $160 million term loan and temporarily reduce indebtedness under our revolving credit facility.

     $300 MILLION SENIOR SUBORDINATED NOTES OFFERING. In March 2003, we issued $300 million of 8 1/2% senior subordinated notes due 2010. We used the net proceeds of approximately $293 million to repay all indebtedness outstanding under our $237.5 million senior secured acquisition term loan entered into as part of our November 2002 San Juan assets acquisition and temporarily reduce indebtedness outstanding under our revolving credit facility.

                                    OFFICES

     Our principal executive offices are located at 4 Greenway Plaza, Houston, TX 77046, and the phone number at this address is (832) 676-4853.

                                   OWNERSHIP

     Below is a chart depicting our ownership structure before completion of this offering and our primary business segments.

                          (OWNERSHIP STRUCTURE CHART)
---------------

(1) El Paso Corporation, through its subsidiaries, owns approximately 21.8 percent, or 11,674,245, of our common units and all 10,937,500 of our Series C units.

(2) Neither Deeptech International, Inc. nor GulfTerra GP Holding Company conduct any operations. DeepTech's only assets are cash, indirect ownership of some of our common units and its ownership interest in GulfTerra GP Holding. GulfTerra GP Holding's only assets are cash and its ownership interest in GulfTerra Energy Company, L.L.C., which conducts no operations outside of our operations. GulfTerra Energy Company, L.L.C.'s only assets are cash and its one percent general partner interest in us.

(3) Goldman Sachs owns a 9.9 percent membership interest in our general partner and owns approximately 5.6 percent, or 3,000,000, of our common units.

                                  THE OFFERING

Common units offered by us....   4,500,000 common units.

Common Units offered by a
subsidiary of El Paso
Corporation...................   675,000 common units if the underwriters
                                 exercise their over-allotment option in full.
                                 If the underwriters exercise all or part of
                                 their overallotment option, the common units
                                 satisfying that exercise will be sold by a
                                 subsidiary of El Paso Corporation.
Common units to be outstanding
after this offering...........   58,033,649 common units, which excludes up to
                                 10,937,500 common units that could be issued in exchange for 10,937,500 Series C units(1) and up to 8,329,679 common units that could be issued upon the conversion of all of our Series
                                 F convertible units(2).

Common unit distributions.....   Cash distributions are made on our common units
                                 on a quarterly basis. Our current quarterly distribution rate is $0.70 per common unit, or $2.80 per common unit on an annualized basis, based on the last quarterly distribution paid by us. Cash distributions on our common units are generally paid before the end of the second month following March 31, June 30, September 30 and December 31. The first distribution payable to investors that acquire the units offered hereby will be declared and paid in the fourth quarter of 2003.

New York Stock Exchange
symbol........................   "GTM"

Use of proceeds...............   We will receive net cash proceeds from this
                                 offering (after payment of offering expenses) of approximately $179.2 million, assuming an offering price of $41.71 per unit, which was the closing price of our common units on October 9, 2003. We plan to use the net cash proceeds from this offering to temporarily reduce indebtedness under our revolving credit facility. We will not receive any proceeds from any exercise of the underwriters' over-allotment option.

Risk factors..................   An investment in the common units involves
                                 risk. See "Summary of Risk Factors" in this prospectus supplement, "Risk Factors" beginning on page 1 and page 2 of the accompanying base prospectuses and the materials incorporated by reference for a more detailed discussion of additional factors that you should consider before purchasing our common units.

     Except as the context otherwise indicates, the information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.
---------------

(1) The Series C units are held by a subsidiary of El Paso Corporation and are similar to our common units, except that our Series C units are non-voting. El Paso Corporation (or its subsidiaries, as applicable) has the right to cause us to propose a vote of our common unitholders as to whether the Series C units should be converted into common units. If our common unitholders approve the conversion, then each Series C unit will convert into a common unit. If our common unitholders do not approve the conversion within 120 days after the vote is requested, then the distribution rate for each Series C unit will increase to 105 percent of the common unit distribution rate in effect from time to time. Thereafter, the distribution rate on each Series C unit can increase on April 30, 2004 to 110 percent of the common units distribution rate in effect from time to time and on April 30, 2005 to 115 percent of the common unit distribution rate in effect from time to time.

(2) The Series F convertible units are held by a non-affiliated third party and are non-voting. The Series F units are convertible upon the payment of additional conversion consideration at certain times. The Series F convertible units will neither receive nor accrue any distributions and will not be allocated any income, gain, loss or deductions.

                            SUMMARY OF RISK FACTORS

     An investment in our common units involves risks. You should carefully consider the discussion of risks set forth under the caption "Risk Factors" beginning on page 1 and page 2 of the accompanying base prospectuses as well as the section entitled "Risk Factors and Cautionary Statement" included in our Annual Report on Form 10-K for the year ended December 31, 2002, and the other documents incorporated by reference into this prospectus supplement, prior to investing in our common units. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected, the trading price of our common units could decline and you could lose all or part of your investment. Some of the risks discussed in the base prospectuses as well as the documents incorporated by reference into this prospectus supplement are summarized below.

RISKS RELATED TO OUR BUSINESS

     - Our indebtedness could adversely restrict our ability to operate, affect our financial condition and prevent us from fulfilling our obligations under our debt securities.

     - We may not be able to fully execute our growth strategy if we encounter tight capital markets or increased competition for qualified assets.

     - Our growth strategy may adversely affect our results of operations if we do not successfully integrate the businesses that we acquire or if we substantially increase our indebtedness and contingent liabilities to make acquisitions.

     - Our actual construction, development and acquisition costs could exceed our forecast, and our cash flow from construction and development projects may not be immediate.

     - The future performance of our energy infrastructure operations, and thus our ability to satisfy our debt requirements and maintain cash distributions, depends on successful exploration and development of additional oil and natural gas reserves by others.

     - We will be adversely affected if we cannot negotiate an extension or replacement on commercially reasonable terms of three material contracts which accounted for approximately 70 percent of the volume attributable to the San Juan gathering system during 2002 and which expire between 2006 and 2008.

     - We will be adversely affected if we cannot negotiate an extension or a replacement on commercially reasonable terms of approximately 900 miles of rights-of-way underlying the San Juan gathering system.

     - Fluctuations in interest rates could adversely affect our business.

     - Our EPN Texas fractionation facilities are dedicated to a single customer, the loss of which could adversely affect us.

     - Fluctuations in energy commodity prices could adversely affect our business.

     - Environmental costs and liabilities and changing environmental regulation could affect our cash flow.

     - Our use of derivative financial instruments could result in financial losses.

     - We will face competition from third parties to gather, transport, process, fractionate, store or otherwise handle oil, natural gas and other petroleum products.

     - FERC regulation and a changing regulatory environment could affect our cash flow.

     - A natural disaster, catastrophe or other interruption event involving us could result in severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise adversely affect our assets and cash flow.

CONFLICTS OF INTEREST RISKS

     - El Paso Corporation and its subsidiaries have conflicts of interest with us and, accordingly, you.

     - Because we depend upon El Paso Corporation and its subsidiaries for employees to manage our business and affairs, a decrease in the availability of employees from El Paso Corporation and its subsidiaries could adversely affect us.

     - Due to our significant relationships with El Paso Corporation, adverse developments concerning El Paso Corporation could adversely affect us, even if we have not suffered any similar developments.

     - Our general partner and its affiliates may sell units or other limited partner interests in the trading market, which could reduce the market price of common units.

     - Our partnership agreement purports to limit our general partner's fiduciary duties and certain other obligations relating to us.

     - Cash reserves, expenditures and other matters within the discretion of our general partner may affect distributions to unitholders.

RISKS INHERENT IN AN INVESTMENT IN OUR SECURITIES

     - Unitholders have limited voting rights and do not control our general partner.

     - We may issue additional securities, which will dilute interests of unitholders and may adversely affect their voting power.

     - Our general partner has anti-dilution rights.

     - Unitholders may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

     - Our general partner has a limited call right that may require unitholders to sell their limited partner interests at an undesirable time or price.

     - Our existing units are, and potentially any limited partner interests we issue in the future will be, subject to restrictions on transfer.

     - The terms on which we are able to obtain additional capital may be adversely affected while our Series F convertible units (and other securities convertible into or exercisable for common units) are outstanding because of the uncertainty and potential dilutive effect related to conversion or exercise of our Series F convertible units and other derivative securities.

     - All of our Series F convertible units were acquired by one investor, and assuming that investor retains a substantial portion of the Series F convertible units and converts them to common units, that investor could own more than 19 percent of our outstanding common units. In the future, that investor may acquire additional common units or dispose of some or all of its common units. If that investor were to dispose of a substantial portion of its common units in the trading markets, it could reduce the market price of our common units.

RISKS RELATED TO OUR LEGAL STRUCTURE

     - The interruption of distributions to us from our subsidiaries and joint ventures may affect our ability to make cash distributions to our unitholders.

     - We cannot cause our joint ventures to take or not to take certain actions unless some or all of our joint venture participants agree.

     - We do not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

     - Changes of control of our general partner may adversely affect you.

TAX RISKS

     - We have not received a ruling or assurances from the IRS with respect to our classification as a partnership.

     - Our tax treatment depends on our partnership status and if the IRS treats us as a corporation for tax purposes, it would adversely affect distributions to our unitholders.

     - We maintain uniformity of our limited partner interests through nonconforming depreciation conventions.

     - Unitholders can only deduct certain losses.

     - Unitholders' partnership tax information may be audited.

     - Unitholders' tax liability resulting from an investment in our limited partner interests could exceed any cash unitholders receive as a distribution from us or the proceeds from dispositions of those securities.

     - Tax-exempt organizations and certain other investors may experience adverse tax consequences from ownership of our securities.

     - We are registered as a tax shelter. Any IRS audit which adjusts our returns would also adjust each unitholder's returns.

     - Unitholders may have negative tax consequences if we default on our debt or sell assets.

     - We will treat each investor in the units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

     - You will likely be subject to state and local taxes in states where you do not live as a result of an investment in our units.

                               TAX CONSIDERATIONS

     The tax consequences to you of an investment in common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Income Tax Considerations" beginning on page 38 of the accompanying base prospectus dated February 7, 2002 and beginning on page 33 of the accompanying base prospectus dated July 25, 2003. You are urged to consult your own tax advisor about the federal, state and local tax consequences peculiar to your circumstances.

     We estimate that if you purchase a common unit in this offering and hold the unit through the record date for the distribution with respect to the final calendar quarter of 2005 (assuming quarterly distributions on the common units with respect to that period are equal to the current announced quarterly distribution rate of $0.70 per common unit), you will be allocated an amount of federal taxable income for that period that will be less than 20 percent of the amount of cash distributed to you with respect to that period.

     This estimate is based upon many assumptions regarding our business and operations, including assumptions as to tariffs, capital expenditures, cash flows and anticipated cash distributions. This estimate and the underlying assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control and to tax reporting positions that we have adopted. The Internal Revenue Service could disagree with our tax reporting positions, including estimates of the relative fair market values of our assets and the validity of certain allocations. Accordingly, we cannot assure you that the estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

     Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Please read "Income Tax Considerations -- Tax Exempt Organizations and Certain Other Investors" beginning on page 50 of the accompanying base prospectus dated February 7, 2002 and beginning on page 46 of the accompanying base prospectus dated July 25, 2003.

                                USE OF PROCEEDS

     We estimate that we will receive net cash proceeds from this offering (after payment of offering expenses) of approximately $179.2 million, assuming an offering price of $41.71 per unit, which was the closing price of our common units on October 9, 2003. We plan to use the net cash proceeds from this offering to temporarily reduce indebtedness under our revolving credit facility. We will not receive any proceeds from any exercise of the underwriters' over-allotment option because the common units satisfying that exercise will be sold by a subsidiary of El Paso Corporation.

     In connection with the completion of this offering, we will also receive a contribution, either in cash or assets, of approximately $1.8 million (assuming an offering price of $41.71 per unit) from our general partner to maintain its one percent general partner interest.

     As of June 30, 2003, the outstanding balance under our revolving credit facility was $415 million, bearing interest at an average rate of 3.43%. Our revolving credit facility matures September 2006. During the last twelve months, we used proceeds of our revolving credit facility for general partnership purposes, including:

     - acquiring and constructing pipelines, platforms and related infrastructure facilities and funding working capital;

     - redeeming Series B preference units held by a subsidiary of El Paso Corporation; and

     - to pay fees and expenses related to debt and equity offerings and transaction fees for the November 2002 San Juan acquisition.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 2003:

     - our consolidated historical capitalization;

     - our consolidated capitalization on a pro forma basis to give effect to
       (1) our July 2003 issuance of $250 million in principal amount of 6 1/4% senior notes due 2010 and use of the net cash proceeds of $245.1 million to repay our $160 million senior secured GulfTerra Holding term credit facility and to temporarily reduce indebtedness under our revolving credit facility, (2) our August 2003 issuance of 507,228 common units for net cash proceeds of $19.7 million and the use of the net cash proceeds to temporarily reduce indebtedness under our revolving credit facility and the contribution of $0.2 million of our outstanding Series B preference units from our general partner to maintain its one percent general partner interest, (3) our October 2003 issuance of 3,000,000 common units for net cash proceeds of $111.5 million in connection with the sale of a 9.9 percent membership interest in our general partner to Goldman Sachs and the cash contribution of approximately $1.1 million from our general partner to maintain its one percent general partner interest, (4) the use of the net cash proceeds from (3) and pro forma borrowings of $39.3 million under our revolving credit facility to redeem all of our outstanding Series B preference units at a seven percent discount, and (5) the allocation of the seven percent discount on redemption of the Series B preference units (a) one percent to the general partner ($0.1 million) capital account and (b) the remainder proportionately among the Series C ($1.9 million) and the common ($9.4 million) unitholder capital accounts; and

     - our pro forma consolidated capitalization as adjusted, assuming an offering price of $41.71 per unit, to reflect (1) the net cash proceeds of approximately $179.2 million we expect to receive from this offering,
       (2) the contribution of approximately $1.8 million (assumed to be in cash) from our general partner to maintain its one percent general partner interest and (3) the use of the net cash proceeds from (1) and
       (2) to temporarily reduce indebtedness under our revolving credit facility.

     The table should be read in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement.

                                                                       AS OF JUNE 30, 2003
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL     PRO FORMA    AS ADJUSTED
                                                                ------     ---------    -----------
                                                                           (UNAUDITED)
                                                                         (IN THOUSANDS)
CASH AND CASH EQUIVALENTS...................................  $   17,653   $   17,653   $   17,653
                                                              ==========   ==========   ==========
LONG-TERM BORROWINGS INCLUDING CURRENT PORTION:
  Revolving credit facility.................................  $  415,146   $  349,630   $  168,602
  GulfTerra Holding term credit facility....................     160,000           --           --
  Senior secured term loan due 2007.........................     157,500      157,500      157,500
  Senior notes due 2010.....................................          --      250,000      250,000
  Senior subordinated notes due 2009........................     175,000      175,000      175,000
  Senior subordinated notes due 2010........................     300,000      300,000      300,000
  Senior subordinated notes due 2011........................     484,046      484,046      484,046
  Senior subordinated notes due 2012........................     198,560      198,560      198,560
                                                              ----------   ----------   ----------
      Total long-term debt..................................   1,890,252    1,914,736    1,733,708
                                                              ----------   ----------   ----------
PARTNERS' CAPITAL:
  Series B preference unitholders(1)........................     163,570           --           --
  Common unitholders(2).....................................     602,353      742,946      922,164
  Series C unitholders......................................     346,792      348,720      348,720
  General partner...........................................      10,240       11,680       13,490
  Accumulated other comprehensive loss......................     (11,065)     (11,065)     (11,065)
                                                              ----------   ----------   ----------
      Total partners' capital...............................   1,111,890    1,092,281    1,273,309
                                                              ----------   ----------   ----------
      Total capitalization..................................  $3,002,142   $3,007,017   $3,007,017
                                                              ==========   ==========   ==========

---------------

(1) The actual liquidation value of the Series B preference units was approximately $167 million at the October redemption due to accumulated distributions. We borrowed an additional $4 million under our revolving credit facility to consummate the transaction, which is not reflected in the pro forma amounts.
(2) Includes amounts allocated to the Series F convertible units.

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

     As of October 5, 2003 we had 53,533,649 common units outstanding. The common units are traded on the NYSE under the symbol "GTM."(1) The following table sets forth the high and low sales prices for the common units in each quarter, as reported by the NYSE, and the declared cash distributions for the common units in each quarter. The last reported sale price of common units on the NYSE on October 9, 2003 was $41.71 per unit.

                                                   PRICE RANGE PER         CASH
                                                     COMMON UNIT       DISTRIBUTIONS
                                                 -------------------    PER COMMON
                                                  HIGH         LOW        UNIT(2)
                                                  ----         ---     -------------
2003
  Fourth quarter (through October 9)...........  $42.120     $39.750          N/A(3)
  Third quarter................................   40.469      37.016      $0.7000
  Second quarter...............................   38.000      30.960       0.6750
  First quarter................................   32.590      27.820       0.6750
2002
  Fourth quarter...............................  $32.700     $26.000      $0.6750
  Third quarter................................   35.800      20.500       0.6500
  Second quarter...............................   38.680      29.990       0.6500
  First quarter................................   38.540      31.650       0.6250
2001
  Fourth quarter...............................  $42.100     $30.750      $0.6125
  Third quarter................................   40.450      30.800       0.5750
  Second quarter...............................   35.500      29.570       0.5750
  First quarter................................   33.990      25.500       0.5500

---------------

(1) Effective May 15, 2003, our NYSE symbol changed from "EPN" to "GTM" in connection with our name change.

(2) Represents cash distributions per unit declared and paid in the quarter.

(3) The cash distribution for the fourth quarter has been neither declared nor paid.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    Presented below is our consolidated historical financial data as of and for each of the periods indicated. The annual consolidated financial data set forth below for each of the two fiscal years in the period ended December 31 2002 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated in this prospectus by reference. The June 30, 2002 and 2003 data was derived from our unaudited quarterly financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, which is incorporated in this prospectus by reference. Prospective purchasers of common units should read the following information together with our historical financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2002 which are incorporated in this prospectus by reference. The prior period information also includes reclassifications which were made to conform to the current period presentation.

    The unaudited pro forma as adjusted consolidated financial data includes (1) our July 2003 issuance of $250 million in principal amount of 6 1/4% senior notes due 2010 and use of the net cash proceeds of $245.1 million to repay our $160 million senior secured GulfTerra Holding term credit facility and to temporarily reduce indebtedness under our revolving credit facility, (2) our August 2003 issuance of 507,228 common units for net cash proceeds of $19.7 million and the contribution of $0.2 million of our outstanding Series B preference units from our general partner to maintain its one percent general partner interest, (3) our October 2003 issuance of 3,000,000 common units for net cash proceeds of $111.5 million in connection with the sale of a minority interest in our general partner to Goldman Sachs and the cash contribution of approximately $1.1 million from our general partner to maintain its one percent general partner interest, (4) the use of the net cash proceeds from (3) and pro forma borrowings of $39.3 million (we borrowed approximately $43 million as the actual liquidation value of the Series B preference units was approximately $167 million at the October redemption due to accumulated distributions to the redemption date -- the additional $4 million borrowed is not reflected in the pro forma amount) under our revolving credit facility to redeem all 123,865 of our outstanding Series B preference units at a seven percent discount, (5) the allocation of the seven percent discount on redemption of the Series B preference units (a) one percent to the general partner ($0.1 million) capital account and (b) the remainder proportionately among the Series C ($1.9 million) and common ($9.4 million) unitholder capital accounts, (6) the net cash proceeds of approximately $179.2 million we expect to receive from this offering (assuming an offering price of $41.71 per unit), (7) the contribution of approximately $1.8 million (assumed to be in cash) from our general partner to maintain its one percent general partner interest, (8) the use of the net cash proceeds from (2), (6) and (7) to temporarily reduce indebtedness under our revolving credit facility, (9) the net reduction in interest expense resulting from the transactions in (1) through (8) above, and (10) the increase in loss due to the write-off of debt issuance costs associated with our repayment of the GulfTerra Holding term credit facility.

                                          (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                                                                                               PRO FORMA AS
                                                                                                               ADJUSTED SIX
                                                                YEARS ENDED            SIX MONTHS ENDED        MONTHS ENDED
                                                               DECEMBER 31,                JUNE 30,              JUNE 30,
                                                           ---------------------     ---------------------     ------------
                                                             2001         2002         2002         2003           2003
                                                           --------     --------     --------     --------     ------------
                                                                                          (UNAUDITED)          (UNAUDITED)
  Operating revenues
  Natural gas pipelines and plants.......................  $100,683     $357,581     $135,555     $396,706       $396,706
  Oil and NGL logistics..................................    32,327       48,173       18,576      149,886        149,886
  Natural gas storage....................................    19,373       28,602        9,855       22,477         22,477
  Platform services......................................    15,385       16,672        9,627       10,483         10,483
  Other, net.............................................    25,638       16,890        8,420        9,483          9,483
                                                           --------     --------     --------     --------       --------
                                                            193,406      467,918      182,033      589,035        589,035
Operating expenses
  Cost of natural gas....................................    51,542      119,347       39,501      298,047        298,047
  Operating and maintenance..............................    33,279      115,162       43,693       89,195         89,195
  Depreciation, depletion and amortization...............    38,699       72,126       30,665       48,543         48,543
  (Gain) loss on long lived assets.......................    11,367          473         (315)         257            257
                                                           --------     --------     --------     --------       --------
                                                            134,887      307,108      113,544      436,042        436,042
                                                           --------     --------     --------     --------       --------
Operating income.........................................    58,519      160,810       68,489      152,993        152,993
                                                           --------     --------     --------     --------       --------
Other income (loss)
  Earnings (loss) from unconsolidated affiliates.........     8,449       13,639        7,373        6,303          6,303
  Minority interest......................................      (100)          60           (5)         (80)           (80)
  Other income...........................................    28,726        1,537          861          692            692
Interest and debt expense................................    41,542       83,494       33,292       66,324         65,394
Loss due to write-off of debt issuance costs.............        --           --           --        3,762          4,988
                                                           --------     --------     --------     --------       --------
Income from continuing operations........................    54,052       92,552       43,426       89,822       $ 89,526
                                                                                                                 ========
Income from discontinued operations......................     1,097        5,136        4,445           --
Cumulative effect of accounting change...................        --           --           --        1,690
                                                           --------     --------     --------     --------
Net income...............................................  $ 55,149     $ 97,688     $ 47,871     $ 91,512
                                                           ========     ========     ========     ========

                                          (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                                                                                               PRO FORMA AS
                                                                                                               ADJUSTED SIX
                                                                YEARS ENDED            SIX MONTHS ENDED        MONTHS ENDED
                                                               DECEMBER 31,                JUNE 30,              JUNE 30,
                                                           ---------------------     ---------------------     ------------
                                                             2001         2002         2002         2003           2003
                                                           --------     --------     --------     --------     ------------
                                                                                          (UNAUDITED)          (UNAUDITED)
Net income allocation:
Series B unitholders.....................................  $ 17,228     $ 14,688     $  7,182     $  7,774       $     --
                                                           ========     ========     ========     ========       ========
General partner
  Continuing operations..................................  $ 24,650     $ 42,082     $ 19,490     $ 30,716       $ 30,791
                                                                                                                 ========
  Discontinued operations................................        11           51           44           --
  Cumulative effect of accounting change.................        --           --           --           17
                                                           --------     --------     --------     --------
                                                           $ 24,661     $ 42,133     $ 19,534     $ 30,733
                                                           ========     ========     ========     ========
Common unitholders
  Continuing operations..................................  $ 12,174     $ 34,275     $ 16,754     $ 41,614       $ 47,756
                                                                                                                 ========
  Discontinued operations................................     1,086        5,085        4,401           --
  Cumulative effect of accounting change.................        --           --           --        1,340
                                                           --------     --------     --------     --------
                                                           $ 13,260     $ 39,360     $ 21,155     $ 42,954
                                                           ========     ========     ========     ========
Series C unitholders
  Continuing operations..................................  $     --     $  1,507     $     --     $  9,718       $ 10,979
                                                                                                                 ========
  Cumulative effect of accounting change.................        --           --           --          333
                                                           --------     --------     --------     --------
                                                           $     --     $  1,507     $     --     $ 10,051
                                                           ========     ========     ========     ========
Basic earnings per common unit
  Income from continuing operations......................  $   0.35     $   0.80     $   0.40     $   0.90       $   0.88
                                                                                                                 ========
  Income from discontinued operations....................      0.03         0.12         0.11           --
  Cumulative effect of accounting change.................        --           --           --         0.03
                                                           --------     --------     --------     --------
  Net income.............................................  $   0.38     $   0.92     $   0.51     $   0.93
                                                           ========     ========     ========     ========
Diluted earnings per common unit
  Income from continuing operations......................  $   0.35     $   0.80     $   0.40     $   0.90       $   0.88
                                                                                                                 ========
  Income from discontinued operations....................      0.03         0.12         0.11           --
  Cumulative effect of accounting change.................        --           --           --         0.03
                                                           --------     --------     --------     --------
  Net income.............................................  $   0.38     $   0.92     $   0.51     $   0.93
                                                           ========     ========     ========     ========
Basic average number of common units outstanding.........    34,376       42,814       41,297       46,024         54,031
                                                           ========     ========     ========     ========       ========
Diluted average number of common units outstanding.......    34,376       42,814       41,297       46,302         54,309
                                                           ========     ========     ========     ========       ========
Distributions declared per common unit...................  $ 2.3125     $ 2.6000     $ 1.2750     $ 1.3500       $ 1.3500
                                                           ========     ========     ========     ========       ========

                                                                                                                PRO FORMA AS
                                                                                                                ADJUSTED SIX
                                                           YEARS ENDED                SIX MONTHS ENDED          MONTHS ENDED
                                                          DECEMBER 31,                    JUNE 30,                JUNE 30,
                                                    -------------------------     -------------------------     ------------
                                                       2001           2002           2002           2003            2003
                                                    ----------     ----------     ----------     ----------     ------------
                                                                                         (UNAUDITED)            (UNAUDITED)
FINANCIAL POSITION DATA (AT END OF PERIOD):
Property and equipment, net.......................  $  917,867     $2,724,938     $1,750,684     $2,887,716      $2,887,716
Investments in unconsolidated affiliates..........      34,442         78,851         46,518         77,290          77,290
Total assets......................................   1,357,420      3,130,896      2,076,006      3,254,669       3,254,669
Total debt........................................     820,000      1,906,286      1,340,557      1,890,252       1,733,708
Partners' capital.................................     500,726        949,852        632,099      1,111,890       1,273,309
OTHER FINANCIAL DATA:
EBITDA(1).........................................  $  161,340     $  266,872     $  119,497     $  214,496      $  214,496
Cash flow from operations.........................      87,384        176,000         61,601        134,166              NA
Capital expenditures included in investing
  activities......................................     536,761      1,367,397        821,484        207,011         207,011

---------------

(1) For a reconciliation of EBITDA to cash flow from operations and net income, please see "Overview of Management's Discussion and Analysis of Financial Condition and Results of Operations."

              OVERVIEW OF MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Overview of Management's Discussion and Analysis of Financial Condition and Results of Operations section summarizes information from our 2002 Annual Report on Form 10-K and from our Quarterly Report on Form 10-Q for the calendar quarter ended June 30, 2003, as well as from the other documents incorporated by reference into this prospectus. You should read carefully the documents incorporated by reference in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     The ability to execute our growth strategy and complete our projects depends upon our access to the capital necessary to fund the projects and acquisitions. Our success with capital raising efforts, including the formation of joint ventures to share costs and risks, continues to be the critical factor which determines how much we actually spend. We believe our access to capital resources is sufficient to meet the demands of our current and future operating growth needs and, although we currently intend to make the forecasted expenditures discussed below, we may adjust the timing and amounts of projected expenditures as necessary to adapt to changes in the capital markets.

  CAPITAL RESOURCES

     Our announced strategy for 2003 is to continue to finance or re-finance our growth with 50 percent equity to ensure a sound capital structure. In furtherance of this strategy, we completed four equity offerings in the second and third quarters of 2003, issuing 6,226,109 common units and 80 Series F convertible units for net cash proceeds of approximately $201.4 million. We used the net proceeds of these offerings to temporarily repay indebtedness under our revolving credit facility and for general partnership purposes. We also issued 3,000,000 common units in October 2003 in connection with El Paso Corporation's sale of a 9.9 percent interest in our general partner. We used our net proceeds of $111.5 million from that offering, together with borrowings of $43 million under our revolving credit facility, to redeem all of our outstanding Series B preference units.

     In March 2003, we issued $300 million in principal amount of our 8 1/2% senior subordinated notes due 2010. We used the net cash proceeds of approximately $293.5 million to repay all indebtedness outstanding under our $237.5 million senior secured acquisition term loan entered into as part of our November 2002 San Juan assets acquisition and temporarily reduce indebtedness outstanding under our revolving credit facility.

     In July 2003, we issued $250 million in principal amount of our 6 1/4% senior notes due 2010. We used the net proceeds of approximately $245.1 million to repay a $160 million term loan and reduce indebtedness under our revolving credit facility.

     In September 2003 we renewed our revolving credit facility to extend the maturity date to September 2006 and increase the commitment amount under that facility to $700 million.

     SERIES B PREFERENCE UNITS. In August 2000, we issued 170,000 Series B preference units with a value of $170 million to acquire the Petal and Hattiesburg natural gas storage businesses from a subsidiary of El Paso Corporation. In October 2001, we redeemed $50 million in liquidation value of our Series B preference units and during 2003, in lieu of a cash contribution, our general partner contributed to us, and we retired, approximately $2 million in liquidation value, to maintain its one percent general partner interest. In October 2003 we redeemed all of our remaining outstanding Series B preference units for $156 million. The Series B preference units accrued distributions in a non-cash manner at an effective interest rate of 10.25% per year and had accrued to $167 million as of October 3, 2003. The Series B preference units were entitled to receive preferred cash interest at a rate of 12% on the fully accrued amount beginning in the fourth quarter of 2010.

     SERIES C UNITS. In connection with our acquisition of the San Juan assets in November 2002, we issued to a subsidiary of El Paso Corporation 10,937,500 of our Series C units, a class of our limited partner interests, at a price of $32 per unit, $350 million in the aggregate. The Series C units are similar to our existing common units, except that the Series C units are non-voting limited partnership interests. The holder of Series C units has the right at any time to cause us to propose a vote of our common unitholders as to whether the Series C units should be converted into common units. If our common unitholders approve the conversion, then each Series C unit will convert into a common unit. If our common unitholders do not approve the conversion within 120 days after the vote is requested, then the distribution rate for the Series C unit will increase to 105 percent of the common unit distribution rate in effect from time to time. Thereafter, the Series C unit distribution rate can increase on April 30, 2004 to 110 percent of the common unit distribution rate and on April 30, 2005 to 115 percent of the common unit distribution rate.

     SERIES F CONVERTIBLE UNITS. In connection with our public offering of 1,118,881 common units in May 2003, we issued 80 Series F convertible units. Each Series F convertible unit is comprised of two separate detachable units -- a Series F1 convertible unit and a Series F2 convertible unit -- that have identical terms except for vesting and termination dates and the number of underlying common units into which they may be converted. The Series F1 units are convertible into up to $80 million of common units anytime after August 12, 2003, and until March 29, 2004 (subject to defined extension rights). The Series F2 units are convertible into up to $40 million of common units provided at least $40 million of Series F1 convertible units are converted prior to their termination. The Series F2 units terminate on March 30, 2005 (subject to defined extension rights). The price at which the Series F convertible units may be converted to common units is equal to the lesser of the prevailing price (as defined below), if the prevailing price is equal to or greater than $35.75 or the prevailing price minus the product of 50 percent of the positive difference, if any, of $35.75 minus the prevailing price. The prevailing price is equal to the lesser of (1) the average closing price of our common units for the 60 business days ending on and including the fourth business day prior to our receiving notice from the holder of the Series F convertible units of their intent to convert them into common units; (2) the average closing price of our common units for the first seven business days of the 60 day period included in
(1); or (3) the average closing price of our common units for the last seven business days of the 60 day period included in (1). If they had been eligible for conversion, the price at which the Series F convertible units could have been converted to common units, based on the previous 60 business days at June 30, 2003 and August 7, 2003 was $29.67 and $36.15. The Series F units may be converted into a maximum of 8,329,679 common units. Holders of Series F units are not entitled to vote or to receive distributions. The value associated with the Series F convertible units is included in partners' capital as a component of common units.

     In August 2003, we amended the terms of the Series F convertible units to permit the holder to elect a "cashless" exercise -- that is, an exercise where the holder gives up common units with a value equal to the exercise price rather than paying the exercise price in cash. If the holder so elects, we have the option to settle the net position by issuing common units or, if the settlement price per unit is above $26 per unit, paying the holder an amount of cash equal to the market price of the net number of units.

  FORECASTED EXPENDITURES

     We estimate our forecasted expenditures based upon our strategic operating and growth plans, which are also dependent upon our ability to produce or otherwise obtain the capital necessary to accomplish our operating and growth objectives. These estimates may change due to factors beyond our control, such as weather related issues, changes in supplier prices or poor economic conditions. Further, estimates may change as a result of decisions made at a later date, which may include acquisitions, scope changes or decisions to take on additional partners. Our projection of expenditures for the quarters ended June 30 and March 31, 2003, as presented in our 2002 Annual Report on Form 10-K, were $92 million and $120 million; however, our actual expenditures for those periods were approximately $125 million and $80 million.

     The table below depicts our estimate of projects and capital maintenance expenditures through June 30, 2004. These expenditures are net of anticipated project financings, contributions in aid of construction and contributions from joint venture partners, including our joint venture with Valero for the development of our Cameron Highway oil pipeline project and related project financing to fund a portion of the construction costs. We expect to be able to fund these forecasted expenditures from the combination of operating cash flow and funds available under our revolving credit facility and other financing arrangements. Actual results may vary from these projections.

                                                QUARTERS ENDING
                              ---------------------------------------------------    NET TOTAL
                              SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,    FORECASTED
                                  2003            2003         2004        2004     EXPENDITURES
                              -------------   ------------   ---------   --------   ------------
                                                        (IN MILLIONS)
Net Forecasted Capital
  Project Expenditures......       $65            $70           $13        $14          $162
                                   ---            ---           ---        ---          ----
Other Forecasted Capital
  Expenditures..............        12              8            18         13            51
                                   ---            ---           ---        ---          ----
Total Forecasted
  Expenditures..............       $77            $78           $31        $27          $213
                                   ===            ===           ===        ===          ====

  DEBT REPAYMENT AND OTHER OBLIGATIONS

     The following table presents the timing and amounts of our debt repayment and other obligations as of June 30, 2003 that we believe could affect our liquidity (in millions):

DEBT REPAYMENT AND OTHER      LESS THAN                           AFTER 5
OBLIGATIONS                    1 YEAR     1-3 YEARS   3-5 YEARS    YEARS    TOTAL
------------------------      ---------   ---------   ---------   -------   -----
Revolving credit
  facility(1)...............    $  --       $ --        $415      $   --    $  415
GulfTerra Holding term
  credit facility(2)........       --        160          --          --       160
Senior secured term loan....        5         10         143          --       158
10 3/8% senior subordinated
  notes issued May 1999, due
  June 2009.................       --         --          --         175       175
8 1/2% senior subordinated
  notes issued March 2003,
  due June 2010.............       --         --          --         300       300
8 1/2% senior subordinated
  notes issued May 2001, due
  June 2011.................       --         --          --         250       250
8 1/2% senior subordinated
  notes issued May 2002, due
  June 2011.................       --         --          --         230       230
10 5/8% senior subordinated
  notes issued November
  2002, due December 2012...       --         --          --         200       200
Wilson natural gas storage
  facility operating
  lease.....................        5         10          11          --        26
                                -----       ----        ----      ------    ------
     Total debt repayment
       and other
       obligations..........    $  10       $180        $569      $1,155    $1,914
                                =====       ====        ====      ======    ======

---------------

(1) In September 2003 we renewed our revolving credit facility to extend the maturity date to September 2006 and increased the commitment amount under that facility to $700 million.

(2) We repaid this loan in July 2003 with the proceeds of our $250 million 6 1/4% senior notes due 2010.

CREDIT DOCUMENTS

     CREDIT FACILITY. Our credit facility consists of two parts: a $700 million revolving credit facility maturing in September 2006 and a $160 million senior secured term loan maturing in 2007. Our credit facility is guaranteed by us and all of our subsidiaries, except for our unrestricted subsidiaries, and our general partner, and collateralized with substantially all of our assets (excluding the assets of our unrestricted subsidiaries) and our general partner's general and administrative services agreement. The interest rate we are charged on our credit facility is determined using one of two indices that include (1) a variable base rate (equal to the greater of the prime rate as determined by JPMorgan Chase Bank, the federal funds rate plus 0.5% or the Certificate of Deposit (CD) rate as determined by JPMorgan Chase Bank increased by 1.00%) or (2) LIBOR.

     Our credit facility contains covenants that include restrictions on our and our subsidiaries' ability to incur additional indebtedness or liens, sell assets, make loans or investments, acquire or be acquired by other companies and amend some of our contracts, as well as requiring maintenance of certain financial ratios. Failure to comply with the provisions of any of these covenants could result in acceleration of our debt and other financial obligations and that of our subsidiaries and restrict our ability to make distributions to our unitholders.

     As of June 30, 2003, we had $415 million outstanding on our revolving credit facility with an average interest rate of 3.43%. The total amount available to us at June 30, 2003 under this facility was $155 million. As of June 30, 2003, we had $157.5 million outstanding under our senior secured term loan with an average interest rate of 4.75%.

     SENIOR NOTES. In July 2003, we issued $250 million in aggregate principal amount of 6 1/4% senior notes due June 2010. We used the net proceeds of approximately $245.1 million, net of issuance costs, to repay $160 million of indebtedness under the GulfTerra Holding term credit facility and to temporarily repay $85.1 million of the balance outstanding under our revolving credit facility. The interest on our senior notes is payable semi-annually in June and December with the principal maturing in June 2010. Our senior notes are unsecured obligations that rank senior to all our existing and future subordinated debt and equally with all of our existing and future senior debt, although they are effectively junior in right of payment to all of our existing and future senior secured debt to the extent of the collateral securing that debt.

     We may redeem some or all of our senior notes, at our option, at any time with at least 30 days notice at a price equal to the greater of (1) 100 percent of the principal amount plus accrued interest, or (2) the sum of the present value of the remaining scheduled payments plus accrued interest. In September 2003, we filed an exchange offer registration statement relating to the senior notes with the SEC.

     SENIOR SUBORDINATED NOTES. Each issue of our senior subordinated notes is subordinated in right of payment to all existing and future senior debt, including our existing credit facility and the senior notes we issued in July 2003.

     In March 2003, we issued $300 million in aggregate principal amount of 8 1/2% senior subordinated notes. The interest on those notes is payable semi-annually in June and December, and the notes mature in June 2010. We used the proceeds of approximately $293 million, net of issuance costs, to repay $237.5 million of indebtedness under our senior secured acquisition term loan and to temporarily repay $55.5 million of the balance outstanding under our revolving credit facility. We may, at our option, prior to June 1, 2006, redeem up to 33 percent of the originally issued aggregate principal amount of these notes at a redemption price of 108.50 percent of the principal amount. We may redeem all or part of these notes at any time on or after June 1, 2007. The redemption price on that date is 104.25 percent of the principal amount, declining annually until it reaches 100 percent of the principal amount.

     In July 2003, to achieve a better mix of fixed rate debt and variable rate debt, we entered into an eight-year interest rate swap agreement to provide for a floating interest rate on $250 million of our 8 1/2% senior subordinated notes, of which $480 million in principal amount are outstanding. With this swap agreement, we will pay the counterparty a LIBOR based interest rate plus a spread of 4.20% and receive a fixed rate of 8 1/2%. We are accounting for this derivative as a fair value hedge under SFAS 133.

     RESTRICTIVE PROVISIONS OF SENIOR AND SENIOR SUBORDINATED NOTES. Our senior and senior subordinated notes include provisions that, among other things, restrict our ability and the ability of our subsidiaries (excluding our unrestricted subsidiaries) to incur additional indebtedness or liens, sell assets, make loans or investments, acquire or be acquired by other companies, and enter into sale and lease-back transactions, as well as requiring maintenance of certain financial ratios. Failure to comply with the provisions of these covenants could result in acceleration of our debt and other financial obligations and that of our subsidiaries in addition to restricting our ability to make distributions to our unitholders. Many restrictive covenants associated with our senior notes will effectively be removed following a period of 90 consecutive days during which they are rated Baa3 or higher by Moody's or BBB-or higher by S&P, and some of the more restrictive covenants associated with some (but not all) of our senior subordinated notes will be suspended should they be similarly rated.

CASH FROM OPERATING ACTIVITIES

     Net cash provided by operating activities was $176.0 million for the year ended December 31, 2002, compared to $87.4 million for the same period in 2001. The increase was primarily attributable to operating cash flows generated by our acquisitions of the Chaco plant in October 2001, the remaining 50 percent interest in Deepwater Holdings that we did not already own in October 2001, the EPN Holding assets in April 2002 and the San Juan assets in November 2002. This increase was partially offset by lower cash distributions in 2002 from Poseidon, an unconsolidated affiliate.

     Net cash provided by operating activities was $134.2 million for the six months ended June 30, 2003, compared to $61.6 million for the same period in 2002. The increase was attributable to operating cash flows generated by our April 2002 acquisition of the EPN Holding assets and the November 2002 acquisition of the San Juan assets.

CASH FROM INVESTING ACTIVITIES

     Net cash used in investing activities was approximately $1.2 billion for the year ended December 31, 2002. Our investing activities include our November 2002 purchase of the San Juan assets, our April 2002 purchase of the EPN Holding assets, capital expenditures related to the expansion of our Petal natural gas storage facility and other asset purchases and capital projects. Further contributing to the expenditures were additions to investments in unconsolidated affiliates relating to our Marco Polo project. These expenditures were partially offset by proceeds from the April 2002 sale of our Prince TLP and nine percent Prince overriding royalty interest to a subsidiary of El Paso Corporation and other asset sales. The Prince assets sales are reflected as net cash provided by investing activities of discontinued operations in our statement of cash flows.

     Net cash used in investing activities was approximately $204.0 million for the six months ended June 30, 2003. Our investing activities include capital expenditures related to the construction of the Marco Polo pipelines, the Cameron Highway oil pipeline, and the Falcon Nest platform.

CASH FROM FINANCING ACTIVITIES

     Net cash provided by financing activities was approximately $1.1 billion for the year ended December 31, 2002. During 2002, our cash provided by financing activities included the issuances of long-term debt and common units, as well as borrowings under our credit facility, GulfTerra Holding term credit facility, senior secured term loan and senior secured acquisition term loan. Cash used in our financing activities included repayments on our GulfTerra Holding term credit facility, our credit facility and other financing obligations, as well as distributions to our partners.

     Net cash provided by financing activities was approximately $51.4 million for the six months ended June 30, 2003. During 2003, our cash provided by financing activities included issuances of long-term debt and offerings of common units and convertible units. Cash used in our financing activities included repayments on our senior secured acquisition term loan, our revolving credit facility and other financing obligations, as well as distributions to our partners.

ACQUISITIONS AND CONSTRUCTION PROJECTS

  ACQUISITIONS

     SAN JUAN ASSETS. In November 2002, we acquired the San Juan assets from subsidiaries of El Paso Corporation for $782 million, $766 million after adjustments for capital expenditures and working capital. The acquired assets include a natural gas gathering system located in the San Juan Basin of New Mexico, including El Paso Corporation's remaining interests in the Chaco cryogenic natural gas processing plant; NGL transportation and fractionation assets located in Texas; and an oil and natural gas gathering system located in the deeper water regions of the Gulf of Mexico.

     EPN HOLDING ASSETS. In April 2002, we acquired from subsidiaries of El Paso Corporation, midstream assets located in Texas and New Mexico, including one of the largest intrastate pipeline systems in Texas based on miles of pipe. We acquired the EPN Holding assets for $735 million, $752 million after adjustments for capital expenditures and working capital.

  CONSTRUCTION PROJECTS

     We are currently constructing, among others, the following projects:

                                            CAPITAL EXPENDITURES
                              -------------------------------------------------
                                                                 AS OF                  CAPACITY
                                    FORECASTED               JUNE 30, 2003        --------------------
                              -----------------------   -----------------------               NATURAL         EXPECTED
                              TOTAL(1)   GULFTERRA(2)   TOTAL(1)   GULFTERRA(2)      OIL        GAS          COMPLETION
                              --------   ------------   --------   ------------      ---      -------        ----------
                                                (IN MILLIONS)                     (MBBLS/D)   (MMCF/D)
Wholly-owned
  Medusa Natural Gas
    Pipeline................    $28          $26          $22          $22            --        160      Fourth Quarter 2003
  Marco Polo Natural Gas and
    Oil Pipelines...........    101           84           33           33           120        400      First Quarter 2004
  Phoenix Gathering System..     66           60            2            2            --        450      Second Quarter 2004
Joint Venture
  Marco Polo Tension Leg
    Platform(3).............    224           33          161           33           120        300      Fourth Quarter 2003
  Cameron Highway Oil
    Pipeline(4).............    458           85           99           99           500         --      Third Quarter 2004

---------------

(1) Includes 100% of costs and is not reduced for anticipated contributions in aid of construction, project financings and contributions from joint venture partners. We expect to receive from a subsidiary of El Paso Corporation $3.1 million for our Phoenix project. We have received $17.5 million for the Marco Polo pipeline, $3 million for Phoenix and $2 million for Medusa from subsidiaries of El Paso Corporation.

(2) GulfTerra expenditures are net of anticipated or received contributions in aid of construction, project financings and contributions from joint venture partners to the extent applicable.

(3) Forecasted expenditures increased during the first quarter of 2003 due to increases in gas processing capacity (from 250 to 300 MMcf/d) and oil processing capacity (from 100 to 120 MBbls/d) and a higher builder's risk insurance cost.

(4) In July 2003, we sold a 50 percent interest in Cameron Highway to Valero Energy Corporation. Valero paid us approximately $70 million at closing, including $51 million representing 50 percent of the capital investment expended through that date.

  PROJECTS ANNOUNCED IN 2003

     SAN JUAN OPTIMIZATION PROJECT. In May 2003, we announced the approval of a $43 million project relating to our San Juan Basin assets. The project is expected to be completed in stages through 2006. The project is expected to result in a 130 million cubic feet per day, or MMcf/d, increase in capacity, added compression to the Chaco processing facility and increased market opportunities through a new interconnect at the tailgate of the Chaco processing facility. As of June 30, 2003, we have spent approximately $0.6 million related to this project.

     FRONT RUNNER DOWNSTREAM OIL PIPELINE PROJECT. In September 2003, we announced that Poseidon, our 36 percent owned joint venture, entered into an agreement for the movement of crude oil from the Front Runner Field. Poseidon will construct, own and operate the $28 million project, which will connect the Front Runner Field with Poseidon's existing system at Ship Shoal Block 332. The new 36 mile, 14-inch pipeline is expected to be operational by the middle of 2004 and have a capacity of 65 thousand barrels per day, or MBbls/d.

     PETAL EXPANSION PROJECT. In September 2003, we entered into a nonbinding letter of intent with Southern Natural Gas Company, a subsidiary of El Paso Corporation, regarding the proposed development and sale of a natural gas storage cavern and the proposed sale of an undivided interest in a pipeline and other facilities related to that natural gas storage cavern. The new storage cavern would be located at our storage complex near Hattiesburg, Mississippi. If Southern Natural Gas determines that there is sufficient market interest, it would purchase the land and mineral rights related to the proposed storage cavern and would pay our costs to construct the storage cavern and related facilities. Upon completion of the storage cavern, Southern Natural Gas would acquire an undivided interest in our Petal pipeline connected to the storage cavern. We would also enter into an arrangement with Southern Natural Gas under which we would operate the storage cavern and pipeline on its behalf. Consummation of this transaction depends on, among other things, approval by the Federal Energy Regulatory Commission and the Audit and Conflicts Committee of our general partner's board of directors.

  ONGOING PROJECTS

     MEDUSA PROJECT. We are constructing the $28 million, 37-mile Medusa natural gas pipeline extension of our Viosca Knoll gathering system with capacity to handle 160 MMcf/d of natural gas, which is expected to be in service in the fourth quarter of 2003. The pipeline is designed and located to gather production from Murphy Exploration and Production Company's Medusa development in the Gulf of Mexico. Murphy has dedicated 34,560 acres of property to this pipeline for the life of the reserves, which means that all natural gas produced from this acreage will flow through this pipeline. As of June 30, 2002, we have spent approximately $22 million related to this pipeline extension, which is currently under construction. We have received contributions in aid of construction from a subsidiary of El Paso Corporation of $2 million for benefits they expect to receive from our construction of the pipeline extension. We expect to fund the remaining project costs through internally generated funds and borrowings on our credit facility.

     MARCO POLO PROJECT. In December 2001, we announced an agreement with Anadarko Petroleum Corporation under which we will construct, install and own the Marco Polo TLP with capacity to handle 120 MBbls/d of oil and 300 MMcf/d of natural gas. This TLP, which we expect to be in service in the fourth quarter of 2003, was designed and located to process oil and natural gas from Anadarko Petroleum Corporation's Marco Polo Field discovery in the Gulf of Mexico. Anadarko has dedicated 69,120 acres of property to this TLP, including the acreage underlying their Marco Polo Field discovery, for the life of the reserves. Anadarko will have firm capacity of 50 MBbls/d of oil and 150 MMcf/d of natural gas. The remainder of the platform capacity will be available to Anadarko for additional production and/or to third parties that have fields developed in the area. This TLP will be owned by Deepwater Gateway, L.L.C., our 50 percent owned joint venture with Cal Dive International, Inc., a leading energy services company specializing in subsea construction and well operations. We will operate Deepwater Gateway and the Marco Polo TLP will be operated by Anadarko. The total cost of the project is estimated to be $224 million, or approximately $112 million for our share. As of June 30, 2003, Deepwater Gateway has spent approximately $161 million on this TLP and we have contributed $33 million, as our 50 percent share, to Deepwater Gateway, which amount satisfies our funding requirement related to the Marco Polo TLP.

     In August 2002, Deepwater Gateway obtained a $155 million project finance loan from a group of commercial lenders to finance a substantial portion of the cost to construct the Marco Polo TLP and related facilities. The loan is collateralized by substantially all of Deepwater Gateway's assets. If Deepwater Gateway defaults on its payment obligations under the loan, we would be required to pay to the lenders all distributions we or any of our subsidiaries have received from Deepwater Gateway up to $22.5 million. As of June 30, 2003, Deepwater Gateway had $109 million outstanding under the project finance loan and had not paid us, our joint venture partner or any of our subsidiaries any distributions.

     In addition, we will construct and own a 36-mile, 14-inch oil pipeline and a 75-mile, 18 and 20-inch natural gas pipeline to support the Marco Polo TLP. The natural gas pipeline, with a maximum capacity of 400 MMcf/d, will gather natural gas from the Marco Polo platform in Green Canyon Block 608 and transport it to the Typhoon natural gas pipeline in Green Canyon Block 237. We intend to integrate the Marco Polo natural gas pipeline and the Typhoon natural gas pipeline. The oil pipeline will gather oil from the Marco Polo platform to our Allegheny pipeline in Green Canyon Block 164 with a maximum capacity of 120 MBbls/d. These pipelines are expected to be completed and placed in service in the first quarter of 2004, and are expected to cost a total of $101 million to construct. As of June 30, 2003, we have spent approximately $33 million on these pipelines, which are in the development stage. Additionally, we have received contributions in aid of construction from subsidiaries of El Paso Corporation totaling $17.5 million for benefits they anticipate receiving from our construction of the natural gas pipeline. We expect to fund the remaining project costs through internally generated funds and borrowings under our credit facility.

     CAMERON HIGHWAY. In June 2003, we formed Cameron Highway Oil Pipeline Company and contributed to this newly formed company the $458 million Cameron Highway oil pipeline system construction project. Cameron Highway is responsible for building and operating the pipeline, which is scheduled for completion during the third quarter of 2004.

     In connection with the construction of the Cameron Highway oil pipeline, we entered into producer agreements with three major anchor producers, BP Exploration & Production Company, BHP Billiton Petroleum (Deepwater), Inc., and Union Oil Company of California, which agreements were assigned to and assumed by Cameron Highway. The producer agreements require construction of the 390-mile Cameron Highway oil pipeline. We are obligated to make additional capital contributions to Cameron Highway, to the extent that the construction costs for the pipeline exceed Cameron Highway's capital resources, including our initial equity contributions and proceeds from Cameron Highway's project loan facility.

     In July 2003, we sold a 50 percent interest in Cameron Highway to Valero Energy Corporation for $86 million forming a joint venture with Valero. Valero paid us approximately $70 million at closing, including $51 million representing 50 percent of the capital investment expended through that date on the pipeline project. In July 2003, we recognized $19 million as a gain from the sale of long-lived assets. In addition, Valero will pay us an additional total of $16 million, $5 million to be paid once the system is completed and the remaining $11 million by the end of 2006. We also announced the completion by the joint venture of a $325 million non-recourse financing for the project. Cameron Highway will be a 390-mile pipeline that will have initial capacity to deliver up to 500 MBbls/d from the southern Green Canyon and western Gulf of Mexico areas to refining areas of Port Arthur and Texas City, Texas. When completed, the pipeline will be one of the largest crude oil delivery systems in the Gulf of Mexico, sized to handle oil movement for its initial anchor fields -- the Deepwater Trend discoveries Holstein, Mad Dog, and Atlantis -- as well as other Deepwater oil discoveries. We will build and operate the pipeline, which is scheduled for completion during the third quarter of 2004.

     PHOENIX (FORMERLY KNOWN AS RED HAWK). We announced that we will build and operate a new $66 million pipeline, now known as the Phoenix gathering system to gather natural gas production from the Red Hawk Field located in the Garden Banks area of the Gulf of Mexico. We have entered into related agreements with Kerr-McGee Oil and Gas Corporation, a wholly owned subsidiary of Kerr-McGee Corporation, and Ocean Energy, Inc., which each hold a 50 percent working interest in the Red Hawk Field. Kerr-McGee Oil and Gas Corporation and Ocean Energy,

Inc. have dedicated multiple blocks at and in the proximity of the Red Hawk Field to this pipeline for the life of the reserves, subject to certain release provisions. The 76-mile pipeline, capable of transporting up to approximately 450 MMcf/d of natural gas, will originate in 5,300 feet of water at the Red Hawk Field and connect to the ANR Pipeline system at Vermillion Block 397. We plan to place the new pipeline in service during the second quarter of 2004. As of June 30, 2003, we have spent approximately $2 million related to this pipeline, which is in the development stage. We received contributions in aid of construction from a subsidiary of El Paso Corporation of $3.0 million, and expect to receive an additional $3.1 million for benefits they expect to receive from our construction of this pipeline. We expect to fund the remaining project costs through internally generated funds and borrowings under our credit facility.

  COMPLETED PROJECTS

     PETAL EXPANSION. In June 2002, we completed a $68 million, 8.9 billion cubic feet, or Bcf, (6.3 Bcf working capacity) expansion of our Petal natural gas storage facility, including a withdrawal facility and a 20,000 horsepower compression station located near Hattiesburg, Mississippi. This brings the total working gas capacity of the Petal facility to 9.5 Bcf, of which 7 Bcf is dedicated to a subsidiary of The Southern Company, one of the largest producers of electricity in the United States, under a 20-year fixed-fee contract. In June 2002, we also completed a $100 million, 60-mile pipeline addition, including a 9,000 horsepower compression station, with capacity of 1.25 Bcf/d (currently FERC-certified to 700 MMcf/d) that interconnects with the storage facility and offers direct interconnects with the Southern Natural Gas, Transco and Destin pipeline systems. In June 2002, the interconnects with Southern Natural Gas and Destin were placed into service. In September 2002, the Transco interconnect was placed in service.

     FALCON NEST. In April 2002, we entered into an agreement to construct and own the $57 million Falcon Nest platform, together with related pipelines, with capacity to handle 400 MMcf/d of natural gas. Falcon Nest will process natural gas from Pioneer Natural Resources Company's Falcon Field discovery in the Gulf of Mexico. The platform and related pipelines were installed at Mustang Island Block 103 in the northwest portion of the Falcon Field and commissioned in the first quarter of 2003 and natural gas began flowing to the platform from the Falcon Field in March 2003. Pioneer has dedicated 69,120 acres of property, including acreage underlying its Falcon Field discovery, to this platform for the life of the reserves.

OTHER MATTERS

     As a result of current circumstances generally surrounding the energy sector, the creditworthiness of several industry participants has been called into question, including El Paso Corporation, the 90.1 percent owner of our general partner. As a result of these general circumstances, we have established an internal group to monitor our exposure to, and determine, as appropriate, whether we should request prepayments, letters of credit or other collateral from our counterparties. During the second quarter of 2003, we received a letter of credit from El Paso Merchant Energy totaling $5.1 million regarding our existing customer/contractual relationships with them. If these general conditions worsen and, as a result, several industry participants file for Chapter 11 bankruptcy protection, it could have a material adverse effect on our financial position, results of operations or cash flows. While some industry participants have filed for Chapter 11 bankruptcy protection during the past two years, our exposure to these participants has not been significant. However, based upon our review of the collectibility of accounts receivable, we increased our allowance by $2.0 million during the second quarter of 2003. As of June 30, 2003 and December 31, 2002, our allowance was $4.5 million and $2.5 million.

     During 2002, our general and administrative services allocation from El Paso Corporation was increased as a result of the acquisition of the EPN Holding and San Juan assets acquired and our organic growth projects. If we are unable to obtain these services from El Paso

Corporation, we could experience an increase in expense as we may not be able to benefit from the economies of scale that El Paso Corporation has or to negotiate costs as favorably as El Paso Corporation can.

RESULTS OF OPERATIONS

     Our business activities are segregated into four distinct operating segments:

     - Natural gas pipelines and plants;

     - Oil & NGL logistics;

     - Natural gas storage; and

     - Platform services.

     In light of our expectation of acquiring additional natural gas pipeline and processing assets, effective January 1, 2002, we revised and renamed our business segments to reflect the change in composition of our operations. In October 2001, we acquired the Chaco plant and reflected the operations of this asset in our Oil and NGL logistics segment. With the change in our segments, we moved the Chaco processing plant to our Natural gas pipelines and plants segment. As a result of our sale of the Prince TLP and our nine percent overriding interest in the Prince Field in April 2002, the results of operations from these assets are reflected as discontinued operations in our statements of income for all periods presented and are not reflected in our segment results below. Beginning in 2002, operations from our oil and natural gas production activities are reflected in "Other."

     To the extent possible, results of operations have been reclassified to conform to the current business segment presentation, although these results may not be indicative of the results which would have been achieved had the revised business segment structure been in effect during those periods. Operating revenues and expenses by segment include intersegment revenues and expenses which are eliminated in consolidation.

     We use earnings before interest, income taxes, depreciation and amortization (EBITDA) to assess our consolidated and segment results. EBITDA is our liquidity measure as our lenders are interested in whether we generate sufficient cash to meet our debt obligations as they become due. Accordingly, our revolving credit agreement and indentures utilize EBITDA to represent a measure of the cash flows from current operations. Our equity investors generally focus on our capacity to pay distributions or to grow our business, or both. As a result, our ability to generate cash from operations of the business to cover distributions, debt service, as well as to pursue growth opportunities, is an important measure of our liquidity. A reconciliation of this measure to cash flows from operations for our consolidated results is as follows:

                                             SIX MONTHS            YEARS ENDED
                                           ENDED JUNE 30,         DECEMBER 31,
                                         -------------------   -------------------
                                           2003       2002       2002       2001
                                           ----       ----       ----       ----
                                                      (IN THOUSANDS)
Cash Flow from Operations..............  $134,166   $ 61,601   $176,000   $ 87,384
Plus: Interest expense.................    66,324     33,292     83,494     41,542
  Working capital changes, net of
     effects of acquisitions and
     noncash transactions..............    14,665     20,514      2,816     52,623
  Gain (loss) on sale of long-lived
     assets............................      (257)       315       (473)       484
  Net cash payment received from El
     Paso Corporation..................     4,118      3,799      7,745      7,426
  Discontinued operations of Prince
     facilities........................        --      6,508      7,201      6,561
Less: Net cash provided by discontinued
  operations...........................        --      5,037      5,244      4,968
  Non-cash items on cash flow
     statement.........................     4,520      1,495      4,256      4,308
  Non-cash hedge gain..................        --         --        411         --
  Non-cash earnings related to future
     payments from El Paso
     Corporation.......................        --         --         --     25,404
                                         --------   --------   --------   --------
EBITDA.................................  $214,496   $119,497   $266,872   $161,340
                                         ========   ========   ========   ========

     In addition, the following table reconciles segment EBITDA to net income:

                                             SIX MONTHS            YEARS ENDED
                                           ENDED JUNE 30,         DECEMBER 31,
                                         -------------------   -------------------
                                           2003       2002       2002       2001
                                           ----       ----       ----       ----
                                                      (IN THOUSANDS)
Natural gas pipelines and plants.......  $156,141   $ 67,292   $167,245   $ 52,152
Oil and NGL logistics..................    24,497     22,784     43,347     47,560
Natural gas storage....................    15,069      4,800     16,629     13,209
Platform services......................    10,512     20,315     29,224     30,783
                                         --------   --------   --------   --------
     Segment EBITDA....................   206,219    115,191    256,445    143,704
Plus: Other, nonsegment results........     8,277      4,306     10,427     17,636
  Earnings from unconsolidated
     affiliates........................     6,303      7,373     13,639      8,449
  Income from discontinued
     operations........................        --      4,445      5,136      1,097
  Cumulative effect of accounting
     change............................     1,690         --         --         --
  Noncash hedge gain...................        --         --        411         --
  Noncash earnings related to future
     payments from El Paso
     Corporation.......................        --         --         --     25,404
Less: Interest and debt expense........    66,324     33,292     83,494     41,542
  Loss due to write-off of debt
     issuance costs....................     3,762         --         --         --
  Depreciation, depletion and
     amortization......................    48,543     30,665     72,126     34,778
  Asset impairment charge..............        --         --         --      3,921
  Cash distributions from
     unconsolidated affiliates.........     8,230      9,180     17,804     35,062
  Net cash payment received from El
     Paso Corporation..................     4,118      3,799      7,745      7,426
  Discontinued operations of Prince
     facilities........................        --      6,508      7,201      6,561
  Loss on sale of Gulf of Mexico
     assets............................        --         --         --     11,851
                                         --------   --------   --------   --------
     Net Income........................  $ 91,512   $ 47,871   $ 97,688   $ 55,149
                                         ========   ========   ========   ========

     We believe EBITDA is a useful measurement to our investors because it allows them to evaluate the effectiveness of our business and operations and our investments from an operational perspective, exclusive of the costs to finance those activities, income taxes and depreciation and amortization, none of which are directly relevant to the efficiency of those operations. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures.

  SEGMENT EBITDA

     The following table presents EBITDA by segment and in total:

                                             SIX MONTHS            YEARS ENDED
                                           ENDED JUNE 30,         DECEMBER 31,
                                         -------------------   -------------------
                                           2003       2002       2002       2001
                                           ----       ----       ----       ----
                                                      (IN THOUSANDS)
Natural gas pipelines and plants.......  $156,141   $ 67,292   $167,245   $ 52,152
Oil and NGL logistics..................    24,497     22,784     43,347     47,560
Natural gas storage....................    15,069      4,800     16,629     13,209
Platform services......................    10,512     20,315     29,224     30,783
                                         --------   --------   --------   --------
                                          206,219    115,191    256,445    143,704
Other, net.............................     8,277      4,306     10,427     17,636
                                         --------   --------   --------   --------
Consolidated EBITDA....................  $214,496   $119,497   $266,872   $161,340
                                         ========   ========   ========   ========

  NATURAL GAS PIPELINES AND PLANTS

     The Natural gas pipelines and plants segment includes the EPGT Texas intrastate pipeline system, the Viosca Knoll system, the HIOS system, the East Breaks system, the EPIA system, the Chaco cryogenic natural gas processing plant, the Indian Basin processing and treating facility, the San Juan natural gas gathering system and related assets, and the Typhoon natural gas pipeline. The natural gas gathering and transportation pipelines, which receive natural gas from producing properties in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and the Gulf of Mexico, primarily earn revenue from fixed-fee-based services or market-based rates that are usually related to the monthly natural gas price index for volume gathered. Offshore pipelines often involve life-of-reserve commitments with both firm and interruptible components, whereas onshore pipelines generally have contracts for a specific number of years or are month to month. The Chaco plant receives and processes natural gas from the San Juan Basin. The Indian Basin facility receives and processes natural gas from the Permian Basin. EPIA provides transportation services as well as marketing services through the purchase of natural gas from regional producers and others, and the sale of natural gas to local distribution companies and others.

     Beginning in 2001, we entered into fixed-for-floating commodity price swaps to hedge our commodity price exposure to EPIA's fixed price sales of natural gas, resulting in a fixed margin on the sales. These fixed price sales agreements represent less than two percent of EPIA's revenue or an average of 70 thousand dekatherms per day, or MDth/d. There was no significant impact on our realized cost of natural gas from these swaps for the year ended December 31, 2002. However, as a result of these swaps, our realized cost of natural gas may differ from the actual market prices of natural gas in future periods.

     Starting in April 2002, in connection with our EPN Holding acquisition, we had swaps in place for our interest in the Indian Basin processing plant to hedge the price received for the sale of natural gas liquids. All of these hedges expired by December 31, 2002. We did not have any ineffectiveness in our hedging relationship since all sale prices are based on the same index and volumes as the hedged transactions. In connection with our acquisition of the San Juan assets in November 2002, we entered into a derivative financial instrument to hedge our exposure during 2003 relating to gathering activities for changes in natural gas prices in the San Juan Basin. No ineffectiveness exists in our hedging relationship because all purchase and sale prices are based on the same index and volumes as the hedge transactions.

     The following table presents EBITDA derived from our Natural gas pipelines and plants segment and the related volumes associated with the indicated pipeline or plant:

                                            SIX MONTHS            YEARS ENDED
                                          ENDED JUNE 30,          DECEMBER 31,
                                       --------------------   --------------------
                                         2003        2002       2002        2001
                                         ----        ----       ----        ----
                                           (IN THOUSANDS, EXCEPT FOR VOLUMES)
Natural gas pipelines and plants
  revenue............................  $ 396,774   $135,672   $ 357,808   $101,064
Cost of natural gas..................   (175,919)   (39,501)   (108,819)   (51,542)
                                       ---------   --------   ---------   --------
Natural gas pipelines and plants
  margin.............................    220,855     96,171     248,989     49,522
Operating expenses excluding
  depreciation, depletion, and
  amortization.......................    (66,569)   (28,892)    (82,942)   (10,874)
Other income (expense)...............      1,360         13        (197)    (9,107)
Cash distributions from
  unconsolidated affiliates in excess
  of earnings(1).....................        495         --       1,806     22,611
Noncash hedge gain...................         --         --        (411)        --
                                       ---------   --------   ---------   --------
  EBITDA.............................  $ 156,141   $ 67,292   $ 167,245   $ 52,152
                                       =========   ========   =========   ========
Volumes (Mdth/d)
Texas Intrastate(2)..................      3,380      1,730       2,484         --
San Juan gathering(3)................      1,186         --         120         --
Permian gathering(2).................        334        195         261         22
HIOS.................................        729        777         740        979
Viosca Knoll gathering...............        680        562         565        551
Other natural gas pipelines..........        607        385         399        416
Processing plants(3).................        796        703         733        133
Gulf of Mexico assets sold...........         --         --          --        243
                                       ---------   --------   ---------   --------
  Total volumes......................      7,712      4,352       5,302      2,344
                                       =========   ========   =========   ========

---------------

(1) Earnings from unconsolidated affiliates for the six months ended June 30, 2003, was $1,255 thousand. Earnings (loss) from unconsolidated affiliates for the years ended December 31, 2002 and 2001, was $194 thousand and ($9,761) thousand.

(2) We purchased the Texas Intrastate assets, and the Carlsbad and Waha Systems, which are included in the Permian gathering systems, in April 2002.

(3) We purchased the San Juan gathering system, the remaining interest in the Chaco processing plant and the Typhoon natural gas pipeline in November 2002.

     In connection with our April 2002 EPN Holding acquisition, we added assets to this segment with contracts under which we purchase natural gas from producers at the wellhead for an index price less an amount that compensates us for gathering services. We then sell the natural gas into the open market at points on our system at the same index prices. Accordingly, our operating revenues and costs of natural gas are impacted by changes in energy commodity prices, while our margin is unaffected. For these reasons, we believe that gross margin (revenue less cost of natural gas) provides a more accurate and meaningful basis for analyzing operating results for the Natural gas pipelines and plants segment.

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002. Natural gas pipelines and plants margin for the six months ended June 30, 2003, was $124.7 million higher than in the same period in 2002. Our San Juan Basin assets, acquired in November 2002, and our EPN Holding assets, acquired in April 2002, accounted for approximately $85.4 million and $36.6 million of the increase. Additionally, margin increased by $1.7 million due to a full quarter of results from our Falcon Nest Pipeline which was placed in service in March 2003. Margin also increased by $2.0 million due to higher NGL prices in 2003, which favorably impacted our processing margins in the Permian Basin region and by approximately $2.5 million due to increased volumes on our Viosca Knoll system from the Canyon Express pipeline system, which was placed into service in September 2002. Offsetting these increases were a $3.2 million decrease in margin for our Texas intrastate pipeline system attributable to the impact that higher natural gas prices in 2003 had on our fuel costs and the revaluation of our natural gas imbalances and $2.2 million of decreased production on HIOS due to natural decline in the offshore region.

     Operating expenses excluding depreciation, depletion, and amortization for the six months ended June 30, 2003, were $37.7 million higher than the same period in 2002 primarily due to the acquisitions of the San Juan Basin and EPN Holding assets. Excluding the operating costs of these acquired assets, operating expenses increased by $18.0 million primarily due to an increase in our allowance for doubtful accounts of $2.0 million, higher repair and maintenance expenses of $3.1 million on our Texas intrastate pipeline, which were unusually low in 2002 due to timing of expenditures, and a $10.2 million increase associated with our general and administrative services agreement with subsidiaries of El Paso Corporation. This increase is a result of our acquisitions in 2002.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31,
2001. Natural gas pipelines and plants margin for the year ended December 31, 2002, was $199.5 million higher than in 2001, primarily attributed to these asset acquisitions:

                                                              (IN MILLIONS)
EPN Holding assets (April 2002).............................     $125.5
San Juan gathering and remaining Chaco interest (November
  2002).....................................................       39.7
HIOS and East Breaks (October 2001, margin of $7.9 million
  in 2001)..................................................       28.0
Other (from June 2001 through August 2002, margin of $2.9
  million in 2001)..........................................        7.4
                                                                 ------
  Total.....................................................     $200.6
                                                                 ======

     The margin on the assets we owned for the full years in 2001 and 2002 decreased by $0.6 million in 2002 as a result of Hurricane Isidore in September 2002 and Hurricane Lili in October 2002, partially offset by additional volumes from production in the Camden Hills and Aconcagua Fields areas of the Gulf of Mexico, which are delivered to our Viosca Knoll system.

     Operating expenses excluding depreciation, depletion and amortization for the year ended December 31, 2002 were $72.1 million higher than the same period in 2001 primarily due to our April 2002 purchase of the EPN Holding assets, our purchase of the Chaco plant in October 2001, our consolidation of Deepwater Holdings and the purchase of the San Juan assets in November 2002. Excluding the operating costs of the newly acquired assets, other operating expenses increased by $2.3 million primarily due to an increase in EPIA's operating fee and an increase in imbalance gas costs on Viosca Knoll.

     Other expenses for the year ended December 31, 2002, was $8.9 million lower than the same period in 2001 primarily due to losses in 2001 from unconsolidated affiliates of $9.8 million associated with Deepwater Holdings' sale of Stingray, UTOS and the West Cameron dehydration facility and the 2001 sale of our interest in Nautilus and Manta Ray Offshore. Additionally, the sale of these assets in 2001 contributed to the $20.8 million decrease in 2002 of cash distributions from unconsolidated affiliates in excess of earnings. Cash distributions from unconsolidated affiliates in excess of earnings in 2002 relate to Coyote Gas Treating, LLC, an unconsolidated affiliate in which we acquired an interest in connection with the San Juan asset acquisition in November 2002.

  OIL AND NGL LOGISTICS

     The Oil and NGL logistics segment includes the NGL transportation pipelines and fractionation plants of EPN Texas, the Poseidon, Allegheny and Typhoon offshore oil pipelines, the Almeda fractionator and other Texas NGL assets. The EPN Texas plants fractionate NGL into ethane, propane, butane and natural gasoline products which are used by refineries and petrochemical plants along the Texas Gulf Coast. We receive a fixed fee for each barrel of NGL transported and fractionated by the EPN Texas facilities from a subsidiary of El Paso Corporation. We have dedicated 100 percent of EPN Texas' fractionation facilities' capacity to this subsidiary of El Paso Corporation. The crude oil pipeline systems serve production activities in the Gulf of Mexico. Revenues from our oil pipelines are generated by production from reserves committed under long-term contracts for the productive life of the relevant field.

     In connection with our San Juan assets acquisition in November 2002, we added the Typhoon Oil Pipeline to this segment. Typhoon Oil Pipeline's transportation agreement with two customers provides that Typhoon Oil purchase the oil produced at the inlet of its pipeline for an index price less an amount that compensates Typhoon Oil for transportation services. At the outlet of its pipeline, Typhoon Oil resells this oil back to these producers at the same index price. Typhoon Oil reflects these sales in gathering and processing revenues and the related purchases as cost of oil. For these reasons, we believe that gross margin (revenue less cost of oil) provides a more accurate and meaningful basis for analyzing operating results for the Oil and NGL logistics segment.

     The following table presents EBITDA derived from our Oil and NGL logistics segment and the volumes associated with the indicated asset.

                                            SIX MONTHS             YEARS ENDED
                                          ENDED JUNE 30,          DECEMBER 31,
                                       ---------------------   -------------------
                                         2003         2002       2002       2001
                                         ----         ----       ----       ----
                                           (IN THOUSANDS, EXCEPT FOR VOLUMES)
Oil and NGL logistics revenues.......  $ 149,886    $ 18,576   $ 48,173   $ 32,327
Cost of oil..........................   (122,012)         --    (10,528)        --
                                       ---------    --------   --------   --------
Oil and NGL logistics margin.........     27,874      18,576     37,645     32,327
Operating expenses excluding
  depreciation, depletion, and
  amortization.......................     (9,861)     (4,972)   (10,105)    (6,979)
Other income.........................      5,052       7,373     13,448     18,210
Cash distributions from
  unconsolidated affiliates in excess
  of earnings(1).....................      1,432       1,807      2,359      4,002
                                       ---------    --------   --------   --------
  EBITDA.............................  $  24,497    $ 22,784   $ 43,347   $ 47,560
                                       =========    ========   ========   ========
Volumes (Bbl/d)
  Texas NGL System...................     62,880      73,466     70,737     63,212
  Allegheny Oil Pipeline.............     15,763      17,658     17,570     12,985
  Typhoon Oil Pipeline...............     24,913          --      1,211         --
  Unconsolidated affiliate Poseidon
     Oil Pipeline(2).................    144,222     144,861    135,652    155,453
                                       ---------    --------   --------   --------
                                         247,778     235,985    225,170    231,650
                                       =========    ========   ========   ========

---------------

(1) Earnings from unconsolidated affiliates for the six months ended June 30, 2003 and 2002, was $5,048 and $7,373. Earnings from unconsolidated affiliates for the years ended December 31, 2002 and 2001, was $13,445 and $18,210.

(2) Represents 100% of the volumes flowing through the pipeline.

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002. For the six months ended June 30, 2003, margin was $9.3 million higher than the same period in 2002. Our Texas NGL assets and Typhoon Oil Pipeline, acquired in November 2002, contributed approximately $11.1 million to the increase. Partially offsetting this increase was a $1.9 million decline in margin for our transportation and fractionation assets. Our fractionation volumes decreased due to weak demand for NGL and poor processing economics that reduced the amount of NGL that were recovered at the natural gas processing plants connected to our NGL fractionation assets. The poor processing economics are largely driven by higher natural gas prices relative to NGL prices in 2003.

     Operating expenses excluding depreciation, depletion, and amortization for the six months ended June 30, 2003 were $4.9 million higher than the same period in 2002, primarily due to our November 2002 acquisition of the Typhoon Oil Pipeline and the Texas NGL assets.

     Other income for the six months ended June 30, 2003, was $2.3 million lower than the same period in 2002 due to a decrease in cash distributions from our unconsolidated affiliate Poseidon Oil Pipeline Company. Poseidon Oil Pipeline Company experienced lower earnings due to natural production declines on some of the older deepwater fields, as well as production downtime at several new fields.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31,
2001. Margin for the year ended December 31, 2002, was $5.3 million higher than the same period in 2001, primarily due to our acquisitions of the EPN Texas transportation and fractionation assets in February 2001, the Hattiesburg propane storage facility in January 2002, and the Anse La Butte NGL storage facility in December 2001. Additionally, in November 2002, we purchased Texas NGL facilities and an oil gathering system located in the deep water regions of the Gulf of Mexico, referred to as Typhoon Oil. Excluding assets purchased, our margin was $1.2 million higher primarily as a result of higher volumes on Allegheny.

     Operating expenses excluding depreciation, depletion and amortization for the year ended December 31, 2002, were $3.1 million higher than the same period in 2001 primarily due to our acquisitions of the EPN Texas transportation and fractionation assets in February 2001, the Hattiesburg propane storage facility in January 2002, the Anse La Butte NGL storage facility in December 2001, the Typhoon Oil Pipeline and Texas NGL facilities in November 2002. Excluding assets purchased, our operating expenses excluding depreciation, depletion and amortization were $1.0 million lower as a result of modifying the operating agreement in connection with the EPN Holding acquisition in April 2002 between EPN Texas and El Paso Field Services.

     Other income and cash distributions from unconsolidated subsidiaries in excess of earnings for the year ended December 31, 2002, declined $4.8 million and $1.6 million from the 2001 period. These declines are due to decreases in earnings from unconsolidated affiliates as a result of lower volumes on the Poseidon Oil Pipeline partially attributable to Hurricane Isidore in September 2002 and Hurricane Lili in October 2002. Offsetting these volume decreases were additional volumes generated from new contracts entered into by Poseidon Oil Pipeline. These contracts began in November 2002 and December 2002 and have a six month duration. We will realize our 36 percent share of the volume increase through earnings from unconsolidated affiliates over the next four months.

  NATURAL GAS STORAGE

     The Natural gas storage segment includes the Petal and Hattiesburg storage facilities, which were acquired in August 2000, and a leased interest in the Wilson natural gas storage facility, located in Wharton County, Texas, which we acquired in April 2002. The Petal and Hattiesburg storage facilities serve the Northeast, Mid-Atlantic and Southeast natural gas markets. In June 2002, we completed a 8.9 Bcf (6.3 Bcf working capacity) expansion of our Petal facility.

     For the periods included in the following table, the revenues from these facilities consist primarily of fixed reservation fees for natural gas storage capacity. Natural gas storage capacity revenues are recognized and due during the month in which capacity is reserved by the customer, regardless of the capacity actually used. We also receive fees for injections and withdrawals by our customers and interruptible storage fees. The following table presents EBITDA derived from our Natural gas storage segment:

                                                SIX MONTHS          YEARS ENDED
                                              ENDED JUNE 30,        DECEMBER 31,
                                            ------------------   ------------------
                                             2003       2002       2002      2001
                                             ----       ----       ----      ----
                                              (IN THOUSANDS, EXCEPT FOR VOLUMES)
Natural gas storage revenue...............  $22,755    $ 9,855   $ 28,602   $19,373
Cost of natural gas.......................   (1,429)        --         --        --
                                            -------    -------   --------   -------
Natural gas storage margin................   21,326      9,855     28,602    19,373
Operating expenses excluding depreciation,
  depletion, and amortization.............   (6,257)    (5,055)   (11,973)   (6,184)
Other income..............................       --         --         --        20
                                            -------    -------   --------   -------
  EBITDA..................................  $15,069    $ 4,800   $ 16,629   $13,209
                                            =======    =======   ========   =======
Firm Storage (Bcf) Average working gas
  capacity available......................     13.5        7.2       10.0       7.5
  Average firm subscription...............     12.7        7.2        9.7       6.9
  Commodity volumes(1)....................      4.8        3.5        3.9       1.9
Interruptible storage (Bcf) Contracted
  volumes.................................      0.2        0.3        0.2       0.4
  Commodity volumes(1)....................      0.2        0.1        1.0       1.6

---------------

(1) Combined injections and withdrawals volumes.

     We collect fixed and variable fees for providing storage services, some of which is generated from customers with cashout provisions, at a tariff-based index calculation. We incur expenses as we maintain these volumetric imbalance receivables and payables which are valued at current gas prices. For these reasons, we believe that gross margin (storage revenues less storage expenses) provides a more accurate and meaningful basis for analyzing operating results for the natural gas storage segment. Cost of natural gas reflects the initial loss of base gas in our storage facilities or the encroachment on our base gas by third parties at the market price in the period of the loss or encroachment and the monthly revaluation of these amounts based on the monthly change in natural gas prices.

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002. For the six months ended June 30, 2003, margin was $11.5 million higher than the same period in 2002 primarily due to an increase in subscribed firm storage capacity attributable to the expansion of the Petal storage facility, which was completed in June 2002, and our acquisition of the Wilson storage facility lease in April 2002.

     Operating expenses excluding, depreciation, depletion, and amortization for the six months ended June 30, 2003 were $1.2 million higher than the same period in 2002 primarily due to the acquisition of the Wilson storage facility lease in April 2002.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31,
2001. Natural gas storage revenue for the year ended December 31, 2002, was $9.2 million higher than the same period in 2001 primarily due to the expansion of the Petal storage facility and our acquisition of the Wilson storage facility lease in April 2002. Excluding the increase in margin from the Petal expansion and our acquisition of the Wilson storage facility lease, margin was down $2.3 million primarily as a result of a decrease in revenues attributable to interruptible storage services.

     Operating expenses excluding depreciation, depletion and amortization for the year ended December 31, 2002, were $5.8 million higher than the same period in 2001 primarily due to the expansion of our Petal storage facility in the second quarter of 2002, the acquisition of the Wilson storage facility lease in April 2002 and a favorable resolution of an imbalance settlement in 2001.

  PLATFORM SERVICES

     The Platform services segment consists of the East Cameron 373, Viosca Knoll 817, Garden Banks 72, Ship Shoal 331, Ship Shoal 332 and Falcon Nest platforms. Falcon Nest was placed into service March 2003. These offshore platforms are used to interconnect our offshore pipeline grid, assist in performing pipeline maintenance, and conduct drilling operations during the initial development phase of an oil or natural gas property. Platform revenues are based on fixed and commodity charges. Fixed fees are recognized during the month reserved by the customer, regardless of how much capacity is actually used. Commodity fees are variable in nature and recognized when the service is provided. As part of our acquisition of the EPN Holding assets from subsidiaries of El Paso Corporation in April 2002, we sold the Prince TLP to a subsidiary of El Paso Corporation. The following table presents EBITDA derived from our Platform services segment and volumes associated with each platform.

                                                 SIX MONTHS          YEARS ENDED
                                               ENDED JUNE 30,       DECEMBER 31,
                                             ------------------   -----------------
                                              2003       2002      2002      2001
                                              ----       ----      ----      ----
                                               (IN THOUSANDS, EXCEPT FOR VOLUMES)
Platform services revenue from external
  customers................................  $10,483    $ 9,627   $16,672   $15,385
Platform services intersegment revenue.....    1,404      6,223     9,283    12,620
Operating expenses excluding depreciation,
  depletion, and amortization..............   (1,375)    (1,231)   (3,001)   (3,097)
Other income...............................       --         --       114       (14)
Discontinued operations of Prince
  facilities...............................       --      5,696     6,156     5,889
                                             -------    -------   -------   -------
  EBITDA...................................  $10,512    $20,315   $29,224   $30,783
                                             =======    =======   =======   =======
Natural gas platform volumes (Mdth/d)
  East Cameron 373 platform................      112        142       130       170
  Garden Banks 72 platform.................       23         14        13         7
  Viosca Knoll 817 platform................        6          9         8        12
  Falcon Nest platform.....................      110         --        --        --
                                             -------    -------   -------   -------
     Total natural gas platform volumes....      251        165       151       189
                                             =======    =======   =======   =======
Oil platform volumes (Bbl/d)
  East Cameron 373 platform................      871      1,859     1,602     1,927
  Garden Banks 72 platform.................    1,067      1,179     1,070     1,487
  Viosca Knoll 817 platform................    2,005      2,073     2,064     2,049
  Falcon Nest platform.....................      422         --        --        --
                                             -------    -------   -------   -------
     Total natural gas platform volumes....    4,365      5,111     4,736     5,463
                                             =======    =======   =======   =======

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002. For the six months ended June 30, 2003, revenues from external customers were $0.9 million higher than in the same period in 2002, of which $3.8 million is attributable to the Falcon Nest fixed leg platform that went into operation in March 2003. This increase is partially offset by lower revenues of $2.8 million from East Cameron 373 resulting from one time billing adjustments in 2002 for fixed monthly platform access fees, a gas dehydration fee, decreased demand fees and lower production. Intersegment revenues were $4.8 million lower due to a decline in the fixed portion of our platform access fees on the Viosca Knoll 817 and Garden Banks 72 platforms associated with contracts with one of our wholly owned subsidiaries, which terms expired in June 2002 and December 2002.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31,
2001. Platform services revenue from external customers for the year ended December 31, 2002, was $1.3 million higher than in the same period in 2001 primarily due to one-time billing adjustments for fixed monthly platform access fees and a gas dehydration fee contract on the East Cameron 373 platform.

     Platform services intersegment revenue for the year ended December 31, 2002, was $3.3 million lower than the same period in 2001 primarily due to the expiration in June 2002, in accordance with the original contract terms, of the fixed fee portion of the Viosca Knoll 817 platform access fee contract with Flextrend Development Company, our wholly owned subsidiary with production activities.

  OTHER ASSETS

     Our oil and natural gas production interests in the Garden Banks 72, Garden Banks 117 and Viosca Knoll 817 Blocks principally comprise the non-segment activity. Production from these properties is gathered, transported, and processed through our pipeline systems and platform facilities. Oil and natural gas production volumes are produced and sold to various third parties and subsidiaries of El Paso Corporation at the market price. Revenue is recognized in the period of production. These revenues may be impacted by market changes, hedging activities, and natural declines in production reserves. We are reducing our oil and natural gas production activities by not acquiring additional properties due to their higher risk profile, including risks associated with finding production and commodity prices. Accordingly, our focus is to maximize the production from our existing portfolio of oil and natural gas properties.

     Also included in EBITDA for these other assets are the quarterly payments we receive from El Paso in connection with the sale of our Gulf of Mexico assets in January 2001. El Paso agreed to pay us $2.25 million per quarter through the fourth quarter of 2003 and $2 million in the first quarter of 2004, after which these payments will cease.

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002. EBITDA related to non-segment activity for the six months ended June 30, 2003, was $4.0 million higher than in the same period in 2002 due to lower platform access fee expense as a result of the expiration of the fixed fee portion of the Viosca Knoll 817 platform access fee contract in June 2002 and the Garden Banks 72 platform access fee contract in December 2002. Partially offsetting this increase was higher operating expenses associated with an increase in professional services.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31,
2001. EBITDA related to non-segment activity for the year ended December 31, 2002, was $7.2 million lower than in the same period in 2001. The decrease was primarily due to lower natural gas and oil prices through most of 2002, as well as lower volumes attributable to a decrease in production as a result of normal decline of existing reserves. Further contributing to the decrease in EBITDA is decreased interest income on the additional consideration from El Paso Corporation related to the sale of the Gulf of Mexico assets as well as lower revenue due to Hurricane Isidore in September 2002 and Hurricane Lili in October 2002.

DEPRECIATION, DEPLETION, AND AMORTIZATION

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002. Depreciation, depletion, and amortization for the six months ended June 30, 2003, was

$17.9 million higher than the same periods in 2002. This increase is primarily due to our November 2002 acquisition of the San Juan assets and our April 2002 acquisition of the EPN Holding assets. Further contributing to the increase was the completion of the Falcon Nest platform in March 2003 and the Petal expansion in June 2002.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31,
2001. Depreciation, depletion and amortization for the year ended December 31, 2002 was $37.3 million higher than the same period in 2001 primarily due to our April 2002 purchase of the EPN Holding assets, our purchase of the Chaco plant in October 2001, our consolidation of Deepwater Holdings, the purchase of the San Juan assets in November 2002 and completion of the Petal expansion in 2002.

INTEREST AND DEBT EXPENSE

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002. Interest and debt expense, net of capitalized interest, for the six months ended June 30, 2003, was approximately $33.0 million higher than the same periods in 2002. This increase for the six month period is primarily due to a higher weighted average interest rate, a higher outstanding balance on our revolving credit facility and interest incurred on the following indebtedness:

     - the GulfTerra Holding term credit facility which we entered into in connection with our acquisition of the EPN Holding assets in April 2002;

     - our $230 million 8 1/2% senior subordinated notes which we issued in May 2002 and used to repay a portion of the GulfTerra Holding term credit facility;

     - our $160 million senior secured term loan which we entered into in October 2002;

     - our $200 million 10 5/8% senior subordinated notes we issued and our $237.5 million senior secured acquisition term loan we entered into in November 2002 in connection with our acquisition of the San Juan assets; and

     - our $300 million 8 1/2% senior subordinated notes which we issued in March 2003 and used to repay our $237.5 million senior secured acquisition term loan.

     Capitalized interest for the six months ended June 30, 2003 was $4.5 million, representing an increase of $0.9 million over the comparable prior periods. The increase is the result of an increase in construction work-in-process as a result of increased expenditures related to our construction projects.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31,
2001. Interest and debt expense on continuing operations, net of capitalized interest, for the year ended December 31, 2002, was approximately $42.0 million higher than the same period in 2001. This increase is primarily due to an increase in the average outstanding balance of our revolving credit facility, the amounts outstanding under the EPN Holding term credit facility which we entered to purchase the EPN Holding assets in April 2002, and the $230 million 8 1/2% senior subordinated notes issued in May 2002. Additionally, interest expense increased by approximately $5.2 million as a result of additional indebtedness we incurred in the fourth quarter of 2002 in connection with our San Juan assets acquisition including additional interest expense associated with amending our credit facility and the EPN Holding term credit facility. Capitalized interest for the year ended December 31, 2002 was $5.6 million compared to $11.8 million for the same period in 2001.

     We expect our interest and debt expense to increase in 2003 by approximately $43.2 million due to the additional debt we incurred during the fourth quarter of 2002, and the change in interest rates resulting from amending our credit facility and the EPN Holding term credit facility. We computed the expected increase employing the weighted average interest rates in effect and balances outstanding at December 31, 2002.

LOSS DUE TO WRITE-OFF OF DEBT ISSUANCE COST

     In March 2003, we repaid our $237.5 million senior secured term loan which was due in May 2004 and recognized a loss of $3.8 million related to the write-off of the unamortized debt issuance costs related to this loan.

                               BUSINESS OVERVIEW

     This Business Overview section summarizes some information about our business and properties from the documents incorporated by reference, particularly the more complete business description contained in our 2002 Annual Report on Form 10-K, into this prospectus. You should read carefully the other documents incorporated by reference to understand fully our business and properties.

OVERVIEW

     We are one of the largest publicly-traded MLPs in terms of market capitalization. Our portfolio, which we consider to be balanced due to its diversity of geographic locations, business segments, customers and product lines, includes:

     - onshore natural gas pipelines and processing facilities in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas;

     - offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

     - onshore NGL pipelines and fractionation facilities in Texas; and

     - onshore natural gas and NGL storage facilities in Mississippi, Louisiana and Texas.

     We are one of the largest natural gas gatherers, based on miles of pipeline, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and the San Juan Basin, which envelops a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, especially the deeper water regions of the Gulf of Mexico, one of the United States' fastest growing oil and natural gas producing regions, offer us significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure. In 2002, the Gulf of Mexico accounted for approximately 25 percent of all natural gas production in the United States, and the supply regions accessed by our pipelines in Texas and the San Juan Basin accounted for approximately 33 percent.

OUR OBJECTIVE AND STRATEGY

     Our objective is to operate as a growth-oriented MLP with a focus on increasing our cash flow, earnings and return to our unitholders by becoming one of the industry's leading providers of midstream energy services. Our strategy is to maintain and grow a diversified, balanced base of strategically located and efficiently operated midstream energy assets with stable and long-term cash flows. We own or have interests in:

     - over 15,700 miles of natural gas gathering and transportation pipelines with capacity of over 10.3 Bcf/d;

     - over 340 miles of offshore oil pipelines with capacity of 635 MBbls/d;

     - over 1,000 miles of NGL pipelines with aggregate capacity of over 160 MBbls/d;

     - five processing/treating plants with capacity of over 1.5 Bcf/d of natural gas and 50 MBbls/d of NGL;

     - four NGL fractionating plants with capacity of 120 MBbls/d of NGL;

     - five NGL storage facilities with aggregate capacity of over 24 MMBbls;

     - three natural gas storage facilities with aggregate working gas capacity of 20 Bcf; and

     - six offshore hub platforms, including the Falcon nest platform which we brought online in March 2003.

     In addition, we currently have midstream projects underway in the Gulf of Mexico with gross estimated capital costs exceeding $950 million, including 426 miles of oil pipeline, 202 miles of natural gas pipeline and two platforms. Our strategy contemplates substantial growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets, while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively, diversify our asset portfolio and, thereby, provide more stable cash flow. Consequently, to fully realize our strategy, we strive to access the right mix of short, medium, long-term and permanent capital on a cost-effective basis. We have expanded our credit facilities, obtained project financing and issued debt and equity securities to meet our financial needs over the past three years; however, we will need substantial new capital, including future periodic debt and equity offerings, to continue to finance our strategy.

     In pursuing our business strategy, we or our general partner may enter into substantial transactions, whether through the acquisition of additional assets or businesses or otherwise. We regularly consider and enter into discussions regarding strategic transactions and are currently contemplating additional potential acquisitions and transactions that we believe present opportunities to realize synergies, expand our core businesses and increase our market position. If acceptable capital resources are available and we believe that the opportunity is appropriate, we may enter into transactions that are significant in size relative to our existing assets. For example, in 2002 we acquired the EPN Holding and San Juan assets, which, together with our organic growth projects, increased our net property, plant and equipment from $917 million at December 31, 2001 to $2.7 billion at December 31, 2002 and significantly expanded our businesses and operations.

GOLDMAN SACHS' INVESTMENT IN OUR GENERAL PARTNER AND COMMON UNITS

     In connection with our Independence Initiatives, El Paso Corporation decided to sell between 5 and 10 percent of its interest in our general partner (which was then a wholly owned subsidiary of El Paso Corporation) and engaged a leading investment banking firm to solicit bids from interested investors. Goldman Sachs was the successful bidder and in October 2003, Goldman Sachs acquired a 9.9 percent membership interest in our general partner for $88 million. In connection with its investment in our general partner, Goldman Sachs also purchased 3,000,000 common units from us for $112 million. These transactions were approved by the Audit and Conflicts Committee of the general partner's board of directors.

     Through Goldman Sachs' membership interest in our general partner:

     - it is entitled to receive 9.9 percent of all distributions made by our general partner; and

     - its consent is required before we or our general partner can liquidate, dissolve or file a voluntary bankruptcy petition.

     In connection with Goldman Sachs' investment, we entered into the following agreements with El Paso Corporation and its affiliates and Goldman Sachs:

     EXCHANGE AND REGISTRATION RIGHTS AGREEMENT.  Under this agreement:

     - Beginning in October 2008, Goldman Sachs will have the right to exchange its 9.9 percent interest in our general partner for a number of common units that would result in Goldman Sachs receiving quarterly common unit distributions, based on the most recent cash distribution to common unitholders, equal (subject to adjustments) to 9.9 percent of the most recent cash distribution we have made to our general partner;

     - In the exchange, the maximum number of common units that Goldman Sachs will be permitted to receive is a number of common units that, together with any other common units owned by Goldman Sachs, will not result in Goldman Sachs owning more than 9.9 percent of our outstanding common units;

     - Goldman Sachs will have the right to effect the exchange prior to October 2008 upon the occurrence of specified events, including:

         - the sale of all or substantially all of our or our general partner's assets,

         - our merger with another company,

         - a change of control (as that term is defined in the Exchange and Registration Rights Agreement) of the El Paso Corporation subsidiary that owns 90.1 percent of our general partner,

         - our liquidation,

         - our distribution of cash from interim capital contributions (as described on page 29 of the attached base prospectus dated February 7, 2002),

         - in certain circumstances, the commencement of a voluntary or involuntary bankruptcy proceeding against El Paso Corporation or any of its material subsidiaries, or

         - if we negotiate a reduction in the incentive distributions that we pay to our general partner;

     - We will have the right to cause Goldman Sachs to exchange its 9.9 percent interest in our general partner for common units on the above terms beginning in October 2010, subject to specified exceptions;

     - Goldman Sachs agreed not to sell any of the 3,000,000 units it acquired from us prior to the date 90 days after the date of this prospectus supplement, subject to certain exceptions (including upon a sale of common units by us, our general partner, El Paso Corporation or any of its subsidiaries before that date); and

     - We have agreed to file with the SEC within 30 days and maintain the effectiveness of a shelf registration statement that will register the 3,000,000 common units we issued to Goldman Sachs as well as any common units Goldman Sachs acquires in any exchange for its interest in our general partner.

     INCENTIVE DISTRIBUTION REDUCTION AGREEMENT. Under this agreement, if we acquire Goldman Sachs' interest in our general partner under the Exchange and Registration Rights Agreement, we will then return that interest to our general partner in exchange for a reduction in our general partner's incentive distribution payments based on the amount of the distributions attributable to the membership interest exchanged.

BUSINESS SEGMENTS

     Our business activities are segregated into four distinct operating segments:

     - Natural gas pipelines and plants;

     - Oil and NGL logistics;

     - Natural gas storage; and

     - Platform services.

     These segments are strategic business units that provide a variety of energy related services. For information relating to revenues from external customers, operating income and total assets of each segment, see the financial statements incorporated by reference into this prospectus.

  NATURAL GAS PIPELINES AND PLANTS

     We own interests in natural gas pipeline systems extending over 15,700 miles, with a combined maximum design capacity (net to our interest) of over
10.3 Bcf/d of natural gas. We own or have interests in gathering systems onshore in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas, including the San Juan gathering system and the Texas Intrastate system. In addition to our onshore natural gas pipeline systems, our offshore natural gas pipeline systems are strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, including select locations offshore of Texas, Louisiana and Mississippi, and to provide relatively low cost access to long-line transmission pipelines that access multiple markets in the eastern half of the United States.

     We also own interests in five processing and treating plants in Louisiana, New Mexico, Texas and Colorado. These plants have a combined maximum capacity of over 1.5 Bcf/d of natural gas and 50 MBbls/d of NGL, including the Chaco cryogenic natural gas processing plant, the fifth largest natural gas processing plant in the United States measured by liquids produced. The Chaco plant is a state-of-the-art cryogenic plant located in the San Juan Basin in New Mexico that uses high pressures and extremely low temperatures to remove water, impurities and excess hydrocarbon liquids from the raw natural gas stream and to recover ethane, propane and the heavier hydrocarbons. It is capable of processing up to 650 MMcf/d of natural gas and handling up to 50 MBbls/d of NGL.

  OIL AND NGL LOGISTICS

     We own over 1,000 miles of intrastate NGL gathering and transportation pipelines and four fractionation plants, all located in Texas and delivering fractionated and unfractionated NGL from south Texas to Houston and refineries and petrochemical plants along the Texas Gulf Coast. Our fractionation facilities have a combined capacity of approximately 120 MBbls/d, although our Almeda fractionator (with capacity of 24 MBbls/d) was underutilized in 2002 because of NGL lines that were shut-in pending ongoing refurbishment and expansion.

     We also own interests in three offshore oil pipeline systems, which extend over 340 miles and have a combined capacity of approximately 635 MBbls/d of oil with the addition of pumps and the use of friction reducers. In addition to being strategically located in the vicinity of some prolific oil-producing regions in the Gulf of Mexico, our oil pipeline systems are parallel to and interconnect with key segments of some of our natural gas pipeline systems and offshore platforms, which contain separation and handling facilities. This distinguishes us from our competitors by allowing us to provide some producing properties with a unique single point of contact through which they may access a wide range of midstream services and assets.

     Additionally, we own a 3.3 MMBbl propane storage and leaching business in Mississippi and own or lease NGL storage facilities in Louisiana and Texas with aggregate capacity of approximately 21.3 MMBbls.

  NATURAL GAS STORAGE

     We own the Petal and Hattiesburg salt dome natural gas storage facilities located in Mississippi, which are strategically situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. In June 2002, we completed a 8.9 Bcf (6.3 Bcf working capacity) expansion of our Petal facility, including a withdrawal facility and a 20,000 horsepower compression station and a 60-mile takeaway pipeline, including a 9,000 horsepower compression station. These two facilities have a combined current working capacity of 13.5 Bcf, and are capable of delivering in excess of 1.2 Bcf/d of natural gas into five interstate pipeline systems: Transco, Destin Pipeline, Gulf South Pipeline, Southern Natural Gas Pipeline and Tennessee Gas Pipeline. Each of these facilities is capable of making deliveries at the high rates necessary to satisfy peak requirements in the electric generation industry.

     In addition to our Petal and Hattiesburg facilities, we have the exclusive right to use the Wilson natural gas storage facility under an operating lease that expires in January 2008 and, subject to certain conditions, has one or more optional renewal periods of five years each at fair market rent at the time of renewal. The Wilson facility is comprised of 62 acres, in Wharton County, Texas, and consists of four caverns with a working gas capacity of 6.4 Bcf. The facility has an injection capacity of 150 to 360 MMcf/d of natural gas and a maximum withdrawal capacity of 800 MMcf/d of natural gas. The Wilson capacity is currently 91 percent subscribed with long-term contracts expiring between 2006 and 2007.

  PLATFORM SERVICES

     Offshore platforms are critical components of the offshore infrastructure in the Gulf of Mexico, supporting drilling and production operations, and therefore play a key role in the overall development of offshore oil and natural gas reserves. Platforms are used to:

     - interconnect the offshore pipeline grid;

     - provide an efficient means to perform pipeline maintenance;

     - locate compression, separation, production handling and other facilities; and

     - conduct drilling operations during the initial development phase of an oil and natural gas property.

     We have interests in six multi-purpose offshore hub platforms in the Gulf of Mexico. These platforms were specifically designed to be used as deepwater hubs and production handling and pipeline maintenance facilities. Through these facilities, we are able to provide a variety of midstream services to increase deliverability for, and attract new volumes into, our offshore pipeline systems.

OTHER ASSETS

     Currently, we own interests in four oil and natural gas properties located in waters offshore of Louisiana. Production is gathered, transported, and processed through our pipeline systems and platform facilities, and sold to various third parties and subsidiaries of El Paso Corporation. We intend to continue to concentrate on fee-based operations that traditionally provide more stable cash flow and de-emphasize our commodity-based activities, including exiting the oil and natural gas production business by not acquiring additional properties.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     We and our general partner utilize the employees of and management services provided by El Paso Corporation and its affiliates under our general and administrative agreement. We reimburse our general partner and its affiliates for reasonable general and administrative expenses, and other reasonable expenses, incurred by our general partner and its affiliates on our behalf.

DIRECTORS AND EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

     The following table sets forth certain information regarding the executive officers and directors of our general partner. Each executive officer of our general partner serves us in the same office or offices each such officer holds with our general partner. Directors are elected annually by an indirect, wholly-owned subsidiary of El Paso Corporation, and hold office until their successors are elected and qualified. Each executive officer named in the following table has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office.

     On January 28, 2003, the Board of Directors established a Governance and Compensation Committee, determined that all three independent directors (Messrs. Bracy, Church and Smalley) satisfy the independence requirements for audit committee eligibility and determined that Messr. Bracy is an audit committee financial expert as determined by the Securities and Exchange Commission rules. The Governance and Compensation Committee consists solely of independent directors and is responsible for establishing performance measures and making recommendations to El Paso Corporation concerning total compensation of its employees performing duties for us. Mr. Ralls, elected to our board of directors and its Governance and Compensation Committee effective May 2003, has also been determined to be an independent director.

     There is no family relationship among any of the executive officers or directors of our general partner, and, other than described herein, no arrangement or understanding exists between any executive officer and any other person pursuant to which he was or is to be selected as an officer.

NAME                                        AGE                  POSITION(S)
----                                        ---                  -----------
Robert G. Phillips........................  49    Director, Chairman and Chief Executive
                                                  Officer
James H. Lytal............................  45    Director and President
D. Mark Leland............................  41    Senior Vice President and Chief Operating
                                                  Officer
Keith B. Forman...........................  45    Vice President and Chief Financial
                                                  Officer
Michael B. Bracy..........................  61    Director
H. Douglas Church.........................  65    Director
Kenneth L. Smalley........................  73    Director
W. Matt Ralls.............................  54    Director

     MR. PHILLIPS has served as a Director of our general partner since August 1998. He has served as Chief Executive Officer for us and our general partner since November 1999 and as Chairman since October 2002. He served as Executive Vice President from August 1998 to October 1999. Mr. Phillips has served as President of El Paso Field Services Company since June 1997. He served as President of El Paso Energy Resources Company from December 1996 to June 1997, President of El Paso Field Services Company from April 1996 to December 1996 and Senior Vice President of El Paso from September 1995 to April 1996. For more than five years prior, Mr. Phillips was Chief Executive Officer of Eastex Energy, Inc.

     MR. LYTAL has served as a Director of our general partner since August 1994 and as our President and the President of our general partner since July 1995. He served as Senior Vice President for us and our general partner from August 1994 to June 1995. Prior to joining us, Mr. Lytal served in various capacities in the oil and gas exploration and production and gas pipeline industries with United Gas Pipeline Company, Texas Oil and Gas, Inc. and American Pipeline Company.

     MR. LELAND has served as Senior Vice President for us and our general partner since July 2000 and as Chief Operating Officer for us and our general partner since January 2003, and as Vice President of El Paso Field Services Company since September 1997. He served as Senior Vice President and Controller for us and our general partner from July 2000 through December 2002 and as Vice President and Controller for us and our general partner from August 1998 to July 2000. He served as Director of Business Development for El Paso Field Services Company from September 1994 to September 1997. For more than five years prior, Mr. Leland served in various capacities in the finance and accounting functions of El Paso Corporation.

     MR. FORMAN has served as Chief Financial Officer for us and our general partner since January 1992 and served as a Director of our general partner from July 1992 to August 1998. From 1982 to 1992, Mr. Forman served as Vice President of the Natural Gas Pipeline Group of Manufacturers Hanover Trust Company.

     MR. BRACY has served as a Director of our general partner since October 1998 and is an audit committee financial expert as determined under the Securities and Exchange Commission rules. From January 1993 to August 1997, Mr. Bracy served as a Director, Executive Vice President and Chief Financial Officer of NorAm Energy Corp. For nine years prior, Mr. Bracy served in various executive capacities with NorAm. Mr. Bracy is a member of the Board of Directors of Itron, Inc., which is not related to us.

     MR. CHURCH has served as a Director of our general partner since January 1999. From January 1994 to December 1998, Mr. Church served as the Senior Vice President, Transmission, Engineering and Environmental for a subsidiary of Duke Energy Corporation, Texas Eastern Transmission Company. For thirty-two years prior, Mr. Church served in various engineering and operating capacities with Texas Eastern Transmission Company, Panhandle Eastern Corporation and Transwestern Pipeline Company. Mr. Church is a past member of the Board of Directors of Southern Gas Association and is past Chairman of Boys and Girls Country of Houston, Inc., which are not related to us.

     MR. SMALLEY has served as a Director of our general partner since June 2001. Mr. Smalley has been retired since February 1992. For more than five years prior to that date, Mr. Smalley was a Senior Vice President of Phillips Petroleum Company and President of Phillips 66 Natural Gas Company, a Phillips Petroleum Company subsidiary. Mr. Smalley served as a member of the Board of Directors of El Paso Corporation from 1992 to 2001.

     MR. RALLS, who was elected to our board of directors effective May 6, 2003, is senior vice president and chief financial officer of GlobalSantaFe, one of the largest international drilling contractors, providing offshore and land drilling services to the world's leading oil and gas companies. From 1997 to 2001, he was Global Marine's vice president, chief financial officer and treasurer. Previously he served as executive vice president, chief financial officer and director of Kelley Oil and Gas Corporation and as vice president of Capital Markets and Corporate Development for the Meridian Resource Corporation before joining Global Marine.

                               SELLING UNITHOLDER

     If the underwriters exercise all or a part of their overallotment option, they will purchase the common units to satisfy that option from Sabine River Investors I, L.L.C., a wholly owned indirect subsidiary of El Paso Corporation. The following table shows information regarding Sabine I's ownership of common units.

                            NUMBER OF          % OF             NUMBER OF            % OF
                           UNITS OWNED      OUTSTANDING        UNITS OWNED        OUTSTANDING
SELLING UNITHOLDER      PRIOR TO OFFERING    UNITS(1)     AFTER THE OFFERING(2)    UNITS(3)
------------------      -----------------   -----------   ---------------------   -----------
Sabine River Investors
  I, L.L.C.                 8,852,902          16.5%            8,177,902            14.1%

---------------

(1) Assumes that the number of units outstanding is 53,533,649, the number outstanding on October 5, 2003.

(2) Assumes that the underwriters exercise their entire overallotment option.

(3) Assumes that the number of units outstanding is 58,033,649, consisting of 53,533,649, the number outstanding on October 5, 2003, plus the 4,500,000 common units offered by us hereby.

                         ADDITIONAL TAX CONSIDERATIONS

     This section is a summary of recent federal income tax developments that may be relevant to you. For a discussion of the principal federal income tax consequences associated with our operations and ownership and disposition of common units, please read "Tax Consequences" in the base prospectuses. We recommend that you consult your own tax advisor about the federal, state, local, and foreign tax consequences peculiar to your situation.

     To the extent set forth below and under "Income Tax Considerations -- Legal Opinions and Advice" in the accompanying base prospectuses, this section represents the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. insofar as it relates to matters of law and legal conclusions. The opinion with respect to this section is subject to the same assumptions and limitations as the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. described under "Income Tax Considerations" in the accompanying base prospectuses.

     Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 to be recovered over the remaining cost recovery period for the Section 704(c) built-in gain in such property. Treasury Regulations under Section 197 similarly require a portion of the
Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built-in gain. These Regulations apply only to partnerships that have adopted the remedial allocation method with respect to an item of partnership property, which we may adopt with respect to certain assets. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 or amortization under Section 197 must be taken into account as if it were newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the method adopted, Treasury Regulation Section 1.167(c)-1(a)(6) requires the portion of a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code to be depreciated using either the straight-line method or the 150 percent declining balance method.

     Under our partnership agreement, we are authorized to take positions to preserve the uniformity of common units even if that position is not consistent with specified Treasury Regulations. Although our counsel is unable to opine as to the validity of this approach because there is no clear authority on this issue, we depreciate and amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life that will preserve the uniformity of common units. This method for amortizing and depreciating the Section 743(b) adjustment may be inconsistent with the Treasury Regulations. If the IRS successfully challenged our method for depreciating or amortizing the Section 743(b) adjustment, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted basis for all those interests. Upon a sale or disposition of less than all of those interests, a portion of that basis must be allocated to the interests sold based upon relative fair market values. However, the IRS finalized Treasury Regulations under Section 1223 of the Code that would allow a selling limited partner who can identify the common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a limited partner will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A limited partner electing to use the actual holding period of common units transferred must use that identification method for all subsequent sales or exchanges of common units. A limited partner considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

     The final Treasury Regulations under Section 1(h) of the Internal Revenue Code generally provide that a portion of the capital gain that a limited partner realizes upon the sale or exchange of a common unit may be subject to a maximum tax rate of 25 percent (instead of 20 percent) to the extent attributable to prior depreciation claimed on real property. This depreciation is referred to as "unrecaptured Section 1250 gain."

     The recently enacted "Jobs and Growth Tax Reconciliation Act of 2003" significantly alters the treatment of dividends and long term capital gains of individuals. Under this Act, corporate dividends received by individuals in taxable years beginning after 2002 and prior to 2009, and long term capital gains on sales and exchanges (and payments received) after May 6, 2003 and before January 1, 2009, are taxed at a maximum rate of 15%. Certain individuals with taxable income below specified thresholds are taxed at a maximum rate of 5% (0% in 2008). Finally, to the extent that a redemption of corporate shares is treated as a dividend, and the dividends paid on such corporate shares (or amounts treated as dividends for tax purposes) (x) in any 85 day period exceed 10%, or (y) in any 365 day period, exceed 20% of the taxpayer's basis (or, in certain cases, the fair market value of such shares), then any subsequent loss on the sale or exchange of such corporate shares shall be treated, to the extent, as long term capital loss. These changes, to the extent applicable to corporate shares, may make corporate equity securities more attractive relative to our common units. As of the date of this prospectus supplement, we cannot predict the effect that this legislation will have on an investment in our common units. In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If certain states were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

                                  UNDERWRITING

     We and the underwriters named below will enter into an underwriting agreement with respect to the common units being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of common units indicated in the following table.

                       Underwriters                         Number of Common Units
                       ------------                         ----------------------
Goldman, Sachs & Co. .....................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.................................
Deutsche Bank Securities Inc. ............................
Wachovia Capital Markets, LLC ............................
A.G. Edwards & Sons, Inc. ................................
Sanders Morris Harris Inc. ...............................
Credit Suisse First Boston LLC............................
J.P. Morgan Securities Inc. ..............................
                                                                  ---------
          Total...........................................        4,500,000
                                                                  =========

     The underwriters will be committed to take and pay for all of the common units being offered, if any are taken, other than the common units covered by the option described below unless and until this option is exercised.

     If the underwriters sell more common units than the total number set forth in the table above, the underwriters will have an option to buy up to an additional 675,000 common units from a subsidiary of El Paso Corporation to cover such sales. They may exercise that option for 30 days. If any common units are purchased pursuant to this option, the underwriters will severally purchase common units in approximately the same proportion as set forth in the table above.

     The following tables show the per unit and total underwriting discounts and commissions to be paid to the underwriters by us and El Paso Corporation. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 675,000 additional common units.

        Paid by GulfTerra Energy Partners, L.P.          No Exercise   Full Exercise
        ---------------------------------------          -----------   -------------
Per Common Unit........................................   $              $
Total..................................................   $              $

              Paid by El Paso Corporation                No Exercise   Full Exercise
              ---------------------------                -----------   -------------
Per Common Unit........................................   $      0       $
Total..................................................   $      0       $

     Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any units sold by the underwriters to securities dealers may be sold at a
discount of up to $     per unit from the public offering price. Any such
securities dealers may resell any units purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per unit from the
public offering price. If all the units are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

     We and certain of our affiliates, including the subsidiaries of El Paso Corporation that own common units, have agreed with the underwriters not to dispose of or hedge any of our or their common units or securities convertible into or exchangeable for common units during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to the common units subject to the underwriters' overallotment option, any existing employee benefit plans or persons with security interests in the common units owned by subsidiaries of El Paso Corporation. In addition, El Paso and its subsidiaries may sell common units in private placements as long as the purchasers in those transactions also agree to be bound by that 90-day resale restriction.

     In connection with the offering, the underwriters may purchase and sell common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional units in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase additional units pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of units made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have provided, from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In October 2003, Goldman, Sachs & Co. acquired from El Paso Corporation a 9.9 percent membership interest in our general partner for $88 million. In conjunction with this transaction, Goldman Sachs also purchased 3,000,000 common units from us for net cash proceeds to us of $111.5 million. For a more complete description of these transactions please see "Business Overview -- Goldman Sachs' Investment in Our General Partner and Common Units." In addition, affiliates of each of Goldman Sachs, Merrill Lynch, Credit Suisse First Boston, Deutsche Bank, J.P. Morgan and Wachovia are lenders under our revolving credit facility.

     Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

                                 LEGAL MATTERS

     The validity of the common units being offered and certain tax matters relating to those units will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. Certain legal matters with respect to the legality of the common units being offered will be passed upon for the underwriter by Vinson & Elkins, LLP, Houston, Texas.

                                    EXPERTS

     The financial statements included in the Annual Report on Form 10-K of GulfTerra Energy Partners, L.P. (formerly El Paso Energy Partners, L.P.) for the year ended December 31, 2002 and the financial statements of El Paso Energy Partners Company, L.L.C. (formerly El Paso Energy Partners Company) included in the Current Report on Form 8-K dated April 8, 2003, of GulfTerra Energy Partners, L.P., all incorporated by reference in this prospectus supplement and the base prospectuses have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consent of Arthur Andersen LLP to the inclusion of its report regarding the financial statements of Poseidon Oil Pipeline Company, L.L.C. with respect to periods prior to 2001, incorporated in this prospectus supplement and the accompanying base prospectuses by reference to GulfTerra Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2000, is omitted pursuant to the Securities Act Rule 437a. We attempted to obtain the appropriate consent from Arthur Andersen LLP, but the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus supplement and the accompanying base prospectuses, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. We have not obtained a consent from Arthur Andersen LLP with respect to such financial statements.

     Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to GulfTerra Energy Partners' estimated oil and natural gas reserves incorporated in this prospectus supplement and the accompanying base prospectuses by reference to GulfTerra Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2002, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying base prospectuses contain or incorporate by reference forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances.

Where, in any forward-looking statement, we or our management express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or expressions may identify forward-looking statements. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in the sections entitled "Prospectus supplement summary" and "Risk factors" and other sections of this prospectus supplement, the accompanying base prospectuses and in the documents we have incorporated by reference. These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus supplement, the accompanying base prospectuses or the documents we have incorporated by reference. These risks include the risks that are identified in this prospectus supplement in the "Risk factors" section, as well as the section entitled "Risk Factors and Cautionary Statement" included in our Annual Report on Form 10-K for the year ended December 31, 2002, and the other documents incorporated by reference. These risks may also be specifically described in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and 8-K/A and other documents we have filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future or otherwise. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

PROSPECTUS

                      [EL PASO ENERGY PARTNERS, L.P. LOGO]

                                 $1,000,000,000

                         EL PASO ENERGY PARTNERS, L.P.
                  EL PASO ENERGY PARTNERS FINANCE CORPORATION

                               CAPITAL SECURITIES
                     REPRESENTING LIMITED PARTNER INTERESTS

                                DEBT SECURITIES

                             ---------------------

     We may offer and sell from time to time up to $1,000,000,000 in any combination of one or more classes or series of any limited partnership interests we are authorized by our partnership agreement to issue and in one or more classes or series of any debt securities, including, but not limited to, common units, preference units, subordinate units, notes and any other capital, equity or debt securities in one or more separate offerings with this base prospectus. El Paso Energy Partners Finance Corporation, a wholly owned subsidiary of El Paso Energy Partners, L.P., was formed for the sole purpose of being a co-issuer of certain indebtedness, including some debt securities covered by this registration statement. We will determine the prices and terms of the sales at the time of each offering and will describe them in a supplement to this base prospectus.

     This base prospectus may only be used to offer or sell securities if it is accompanied by a prospectus supplement. The prospectus supplement will contain important information about us and the securities then being offered which information is not included in this base prospectus. You should read this base prospectus and the applicable prospectus supplement carefully.

     We may sell these securities to underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution." Each prospectus supplement will list any underwriters, and the compensation that they will receive, in connection with a particular offering. Each prospectus supplement will also show you the total amount of money that we will receive, after we pay certain expenses of the offering, from selling the securities so offered.

     Our existing common units are listed for trading on the New York Stock Exchange under the symbol "EPN".

     INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS.   LIMITED PARTNER
INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 7, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
El Paso Energy Partners, L.P................................    ii
About this Prospectus.......................................    ii
Forward-Looking Statements and Other Information............   iii
Where You Can Find More Information.........................   iii
Incorporation of Documents by Reference.....................    iv
Risk Factors................................................     1
  Risks Related to Our Business.............................     1
  Risks Inherent in an Investment in Our Securities.........     8
  Conflicts of Interest Risks...............................    12
  Risks Related to Our Legal Structure......................    16
  Tax Risks.................................................    17
Ratio of Earnings to Fixed Charges..........................    19
Use of Proceeds.............................................    20
Description of Debt Securities..............................    20
Description of Limited Partner Interests....................    26
Certain Other Partnership Agreement Provisions..............    33
Income Tax Considerations...................................    38
Investment by Employee Benefit Plans........................    53
Plan of Distribution........................................    55
Legal Matters...............................................    56
Experts.....................................................    56

                             ---------------------

     The information contained in this base prospectus was obtained from us and other sources believed by us to be reliable. This base prospectus also incorporates important business and financial information about us that is not included in or delivered with this base prospectus.

     You should rely only on the information contained in this base prospectus or any applicable prospectus supplement and any information incorporated by reference in this base prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in or incorporated by reference in this base prospectus or any applicable prospectus supplement. Generally, unless the context requires otherwise, when we refer only to the "prospectus," we are referring to the base prospectus and the applicable prospectus supplement.

     You should not assume that the information in this base prospectus or any applicable supplement is current as of any date other than the date on the front page of this base prospectus or the date on the front page of any applicable prospectus supplement. This base prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     We include cross references in this base prospectus to captions in these materials where you can find further related discussions. The above table of contents tells you where to find these captions.

                             ---------------------

                         EL PASO ENERGY PARTNERS, L.P.

     Formed in 1993, we are one of the largest publicly-traded limited partnerships, or MLPs, in terms of market capitalization. We currently manage a balanced, diversified portfolio of interests and assets that includes:

     - oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure assets in the deeper water regions of the Gulf of Mexico, primarily offshore Louisiana and Texas;

     - natural gas storage facilities in Mississippi;

     - natural gas processing facilities in New Mexico;

     - natural gas liquids, or NGLs, transportation and fractionation facilities in south Texas;

     - intrastate natural gas pipeline assets in Alabama; and

     - oil and natural gas properties in the Gulf of Mexico.

     Our objective is to increase distributions to our unitholders and general partner and to increase the value of our limited and general partnership interests by growing and enhancing the quality of our cash flow. Our strategy to achieve this objective involves combining our position as a provider of midstream services in the deeper water regions of the Gulf of Mexico with an aggressive effort to acquire and develop diversified onshore midstream energy infrastructure assets.

     We continue to benefit from the unique corporate sponsorship we receive from El Paso Corporation, the indirect parent of our general partner. El Paso Corporation is a global energy company with operations that range from energy production and extraction to power generation, with total assets of $47 billion as of September 30, 2001 and senior unsecured credit ratings of Baa2 from Moody's and BBB from Standard & Poor's as of December 31, 2001. We are a primary vehicle for growth and development of midstream energy assets for El Paso Corporation. Since 1999, we have completed approximately $700 million of asset transfers from El Paso Corporation's portfolio of midstream assets. Through its subsidiaries, El Paso Corporation owns approximately 26%, or 10,430,834, of our common units and our 1% general partner interest. Additionally, El Paso Corporation owns, through a subsidiary, 125,392 of our Series B Preference Units, with a liquidation value of approximately $143 million at December 31, 2001.

     For purposes of this base prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," we are describing ourselves, El Paso Energy Partners, L.P., together with our subsidiaries, including El Paso Energy Partners Finance Corporation.

                             ABOUT THIS PROSPECTUS

     This base prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this base prospectus in one or more offerings up to a total amount of $1,000,000,000. This base prospectus provides you with a general description of us and the securities. Each time we sell securities with this base prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this base prospectus. If the description of the offering varies between the prospectus supplement and this base prospectus, you should rely on the information in the prospectus supplement. The information in this base prospectus is accurate as of February 7, 2002. You should carefully read both this base prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" beginning on page iii.

                FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

     This base prospectus and any prospectus supplement includes, or may include, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this base prospectus and in any prospectus supplement are set forth below and elsewhere in this base prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

     This base prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate," "could," "intend," "may," "plan," "predict," "project," "will" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

     - the amount and nature of future capital expenditures;

     - business strategy and measures to carry out strategy;

     - competitive strengths;

     - goals and plans;

     - expansion and growth of our business and operations;

     - references to intentions as to future matters; and

     - other similar matters.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this base prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

     You should rely only on the information contained in or incorporated by reference in this base prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this base prospectus is accurate as of any date other than the date on the front of this base prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and/or copy these reports and other information at offices maintained by the SEC, including:

     - the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - the SEC's regional offices in Chicago, Illinois and New York, New York;
       and

     - the SEC's website at http://www.sec.gov.

     You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Further, you can inspect similar information at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this base prospectus by referring you to those documents. The information incorporated by reference is an important part of this base prospectus. Information that we file later with the SEC will automatically update and may replace information in this base prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this base prospectus until we sell all of the limited partner interests and debt securities offered by this base prospectus.

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;
       and

     - Current Reports on Form 8-K filed January 30, 2001; February 13, 2001; March 6, 2001; March 15, 2001; March 21, 2001; March 27, 2001; May 7,
       2001; May 14, 2001; May 24, 2001; August 28, 2001; October 4, 2001;
       October 19, 2001; October 25, 2001; October 30, 2001; November 8, 2001;
       and December 14, 2001.

You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                         El Paso Energy Partners, L.P.
                             4 East Greenway Plaza
                              Houston, Texas 77046
                                 (832) 676-5332
                         Attention: Investor Relations

                                  RISK FACTORS

     Investing in our securities involves risks. In addition, limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the same business. You should carefully consider the following risk factors, together with other information contained in this base prospectus, any prospectus supplement and the information we have incorporated by reference before investing in our limited partner interests or debt securities.

RISKS RELATED TO OUR BUSINESS

  OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY RESTRICT OUR ABILITY TO OPERATE, AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR DEBT SECURITIES AND MAKING DISTRIBUTIONS TO UNITHOLDERS.

     We have a significant amount of indebtedness and the ability to incur substantially more indebtedness. As of December 31, 2001, we had approximately $820 million of debt and a debt to total capitalization ratio of 54.9%. In May 2001, we issued $250 million of 8 1/2% Senior Subordinated Notes due in 2011 and in May 1999, we issued $175 million of 10 3/8% senior subordinated notes due in 2009. All of our senior subordinated notes are supported by guarantees of our subsidiaries. We are also party to a $600 million revolving credit facility, which is collateralized by a pledge of the equity of our subsidiaries and substantially all of our other assets and supported by guarantees of our subsidiaries. As of December 31, 2001, we had $300 million outstanding under this revolving credit facility. In addition, Argo, L.L.C., an indirect wholly-owned subsidiary, has a $95 million limited recourse loan from a group of commercial lenders, which was entered into in August 2000. As of December 31, 2001, Argo had $95 million outstanding under that loan, and the average interest rate was 4.10%. If Argo defaults on its payment obligations, we would be required to pay to the lenders all distributions we or any of our subsidiaries have received from Argo up to $30 million. Our obligation to make such a payment is collateralized by substantially all of our assets on the same basis as our obligations under our credit facility.

     From time to time, our joint ventures also incur indebtedness. As of December 31, 2001, one of our joint ventures, Poseidon Oil Pipeline Company, L.L.C., had a revolving credit facility to provide up to $185 million with $150 million outstanding which is collateralized by a substantial portion of Poseidon's assets. The average floating interest rate was 3.81% during the twelve months ending December 31, 2001.

     We and all of our subsidiaries except for our unrestricted subsidiaries must comply with various affirmative and negative covenants contained in the indentures related to our senior subordinated notes and our revolving credit facility. Argo, L.L.C. and Argo I, L.L.C., our only unrestricted subsidiaries as of the date of this base prospectus, must also comply with various affirmative and negative covenants related to Argo, L.L.C.'s credit facility. Among other things, these covenants limit the ability of us and those subsidiaries to:

     - incur additional indebtedness or liens;

     - make payments in respect of or redeem or acquire any debt or equity issued by us;

     - sell assets;

     - make loans or investments;

     - acquire or be acquired by other companies; and

     - amend some of our contracts.

     That indebtedness also requires us and those subsidiaries to make mandatory repayments under certain circumstances, including when we sell certain assets, fail to achieve or maintain certain financial targets or experience a change in control. We do not have the right to prepay the balance outstanding under our senior subordinated notes without incurring substantial economic penalties.

     The restrictions under our indebtedness may prevent us from engaging in certain transactions which might otherwise be considered beneficial to us. In addition, our substantial indebtedness could have other important consequences to you. For example, it could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to make distributions to unitholders, including our minimum quarterly distribution amounts, to fund future working capital, capital expenditures and other general partnership requirements, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

     - place us at a competitive disadvantage as compared to our competitors that have less debt.

     We may incur additional indebtedness in the future, either under our existing credit agreement, under new credit agreements, under joint venture credit agreements, under capital leases or synthetic leases, on a project finance or other basis, or a combination of any of these. If we incur additional indebtedness in the future, it would be under our existing credit agreement or under arrangements which may have terms and conditions at least as restrictive as those contained in our existing credit agreement and existing indentures. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness, and if an event of default occurs under our joint ventures' credit facilities, we may be required to repay amounts previously distributed to us and our subsidiaries. Such an event could limit our ability to fulfill our obligations under our debt securities and to make cash distributions to unitholders, including our minimum quarterly distribution amounts, which could adversely affect the market price of our securities.

 WE MAY NOT BE ABLE TO FULLY EXECUTE OUR GROWTH STRATEGY IF WE ENCOUNTER TIGHT CAPITAL MARKETS OR INCREASED COMPETITION FOR QUALIFIED ASSETS.

     Our current strategy contemplates substantial growth through the acquisition and development of a wider range of midstream and other energy infrastructure assets, onshore and offshore, domestic and foreign. This strategy includes purchasing, constructing and otherwise acquiring additional assets and businesses to diversify our portfolio and, hopefully, provide more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating, additional potential acquisitions, joint ventures and stand-alone projects that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business, increase our market position and, ultimately, increase distributions to unitholders. These acquisitions can be effected quickly, may occur at any time and may be significant in size relative to our existing assets. If we consummate any future acquisitions, our capitalization and results of operations may change significantly and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds.

     We will need new capital to finance the future acquisition and construction of assets and businesses. Limitations on our access to capital will impair our ability to execute this strategy. Expensive capital will limit our ability to acquire or construct accretive assets. Although we intend to continue to expand our business, this strategy may require substantial capital, and we may not be able to raise the necessary funds on satisfactory terms, if at all.

     In addition, we are experiencing increased competition for the assets we purchase. Increased competition for a limited pool of assets could result in our not being the successful bidder more often or our acquiring assets at a higher relative price than we have paid historically. Either occurrence would limit our ability to fully execute our growth strategy. Our ability to execute our growth strategy may impact the market price of our securities.

  OUR GROWTH STRATEGY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS IF WE DO NOT SUCCESSFULLY INTEGRATE THE BUSINESSES THAT WE ACQUIRE OR IF WE SUBSTANTIALLY INCREASE OUR INDEBTEDNESS AND CONTINGENT LIABILITIES TO MAKE ACQUISITIONS.

     We may be unable to integrate successfully businesses we acquire. We may incur substantial expenses, delays or other problems in connection with our growth strategy that could negatively impact our results of operations. Moreover, acquisitions and business expansions involve numerous risks, including:

     - difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

     - inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including unfamiliarity with their markets; and

     - diversion of the attention of management and other personnel from day-to-day business, the development or acquisition of new businesses and other business opportunities.

     If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. A substantial increase in our indebtedness and contingent liabilities could have a material adverse effect upon our business, as discussed above.

  OUR ACTUAL ACQUISITION, CONSTRUCTION AND DEVELOPMENT COSTS COULD EXCEED OUR FORECAST, AND OUR CASH FLOW FROM CONSTRUCTION AND DEVELOPMENT PROJECTS MAY NOT BE IMMEDIATE.

     Our forecast contemplates significant expenditures for the purchase, construction or other acquisition of energy infrastructure assets, including some construction and development projects with significant technological challenges. For example, underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk. Further, if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. We cannot assure you that we will be able to complete our projects at the costs currently estimated. If we experience material cost overruns, we will have to finance these overruns using one or more of the following methods:

     - using cash from operations;

     - delaying other planned projects; or

     - issuing additional debt or equity.

Any or all of these methods may not be available when needed or may adversely affect our future results of operations.

     Our revenues and cash flow may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline or platform or expand an existing facility, the design, construction, development and installation may occur over an extended period of time and we may not receive any material increase in revenue or cash flow from that project until after it is placed in service and customers enter into binding arrangements. If our revenues and cash flow do not increase at projected levels because of substantial unanticipated delays, we may not meet our obligations as they become due and we may have to reduce or eliminate distributions to unitholders.

  FERC REGULATION AND A CHANGING REGULATORY ENVIRONMENT COULD AFFECT OUR CASH FLOW.

     The FERC extensively regulates certain of our energy infrastructure assets. This regulation extends to such matters as:

     - rate structures;

     - rates of return on equity;

     - recovery of costs;

     - the services that our regulated assets are permitted to perform;

     - the acquisition, construction and disposition of assets; and

     - to an extent, the level of competition in that regulated industry.

     In September 2001, the FERC issued a Notice of Proposed Rulemaking, or NOPR. The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since our High Island Offshore System, or HIOS, and Petal natural gas storage facilities are interstate facilities as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how HIOS and Petal conduct business and interact with all energy affiliates of El Paso Corporation and us. We cannot predict the outcome of the NOPR, but adoption of the regulations in substantially the form proposed would, at a minimum, place administrative and operational burdens on us. Further, more fundamental changes could be required such as a complete organizational separation or sale of HIOS and Petal.

     Given the extent of this regulation, the extensive changes in FERC policy over the last several years, the evolving nature of regulation and the possibility for additional changes, we cannot assure you that the current regulatory regime will remain unchanged or of the effect any changes in that regime would have on our financial position, results of operations or cash flows.

  ENVIRONMENTAL COSTS AND LIABILITIES AND CHANGING ENVIRONMENTAL REGULATION COULD AFFECT OUR CASH FLOW.

     Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. We will probably make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of our operations, including the handling, manufacture, use, emission or disposal of substances and wastes. Moreover, as with other companies engaged in similar or related businesses, our operations always have some risk of environmental costs and liabilities because we handle petroleum products. We cannot assure you that we will not incur material environmental costs and liabilities.

  A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT COULD RESULT IN SEVERE PERSONAL INJURY, PROPERTY DAMAGE AND ENVIRONMENTAL DAMAGE, WHICH COULD CURTAIL OUR OPERATIONS AND OTHERWISE ADVERSELY AFFECT OUR CASH FLOW.

     The nature of some of our operations involves higher risks of severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise adversely affect our cash flow. For example, our natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. We also operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of our operations are exposed to the elements, including hurricanes, tornadoes, storms, floods and earthquakes.

     If one or more facilities that are owned by us or that deliver oil, natural gas or other products to us is damaged by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of our storage contracts obligate us to indemnify our customers for any damage or injury occurring during the period in which the customers' natural gas is in our possession. Any event that interrupts the fees generated by our energy infrastructure assets, or which causes us to make significant expenditures not covered by insurance, could adversely impact the market price of our debt and equity securities and the amount of cash available for payment of the debt securities and distribution to our limited partners. In order to reduce the effects of any such incident, we maintain insurance coverage that includes some property and business interruption insurance. We believe that this insurance coverage is adequate, although it does not cover many types of interruptions that might occur. We cannot assure you that the proceeds of any such insurance would be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur or that we can renew it or other desirable insurance on commercially reasonable terms, if at all.

  THE FUTURE PERFORMANCE OF OUR ENERGY INFRASTRUCTURE OPERATIONS, AND THUS OUR ABILITY TO SATISFY OUR DEBT REQUIREMENTS AND MAINTAIN CASH DISTRIBUTIONS, DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT OF ADDITIONAL OIL AND NATURAL GAS RESERVES BY OTHERS.

     The oil, natural gas and other products available to our energy infrastructure assets are derived from reserves produced from existing wells, which reserves naturally decline over time. In order to offset this natural decline, our energy infrastructure assets must access additional reserves. Additionally, some of the projects we have planned or recently completed are dependent on reserves that we expect to be produced from newly discovered properties that producers are currently developing.

     Finding and developing new oil and natural gas reserves is very expensive, especially offshore. The flextrend (water depths of 600 to 1,500 feet) and deepwater (water depths greater than 1,500 feet) areas especially, will require large capital expenditures by producers for exploration and development drilling, installing production facilities and constructing pipeline extensions to reach the new wells. Many economic and business factors out of our control can adversely affect the decision by any producer to explore for and develop new reserves. These factors include relatively low oil and natural gas prices, cost and availability of equipment, capital budget limitations or the lack of available capital. We cannot assure you that additional reserves, if discovered, would be developed in the near future or at all. For example, because of the level to which hydrocarbon prices declined during 1998 and the first quarter of 1999, overall oil and natural gas activity declined in relation to prior years. If hydrocarbon prices decline to those levels again or if capital spending by the energy industry decreases or remains at low levels for prolonged periods, our results of operations and cash flow could suffer.

  OUR STORAGE BUSINESSES DEPEND ON NEIGHBORING PIPELINES TO TRANSPORT NATURAL
  GAS.

     To obtain natural gas, our storage businesses depend on the pipelines to which they have access. Many of these pipelines are owned by parties not affiliated with us. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on our ability (and the ability of our customers) to transport natural gas to and from our facilities and a corresponding material adverse effect on our storage revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from our facilities affect the utilization and value of our storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on our storage revenues.

  WE WILL FACE COMPETITION FROM THIRD PARTIES TO GATHER, TRANSPORT, PROCESS, FRACTIONATE, STORE OR OTHERWISE HANDLE OIL, NATURAL GAS AND OTHER PETROLEUM PRODUCTS.

     Even if reserves exist in the areas accessed by our facilities and are ultimately produced, we cannot assure you that any of these reserves will be gathered, transported, processed, fractionated, stored or otherwise handled by us. We compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

     - geographic proximity to the production;

     - costs of connection;

     - available capacity;

     - rates; and

     - access to markets.

  FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     Oil, natural gas and other petroleum products prices are volatile and could have an adverse effect on a portion of our revenues and cash flow. Although our strategy involves reducing our exposure to the volatility in commodity prices, primarily by focusing on fee-based services, all segments of our operations are somewhat affected by price reductions and some of our segments are significantly affected by price reductions. Price reductions can materially reduce the level of oil and natural gas exploration, pipeline volumes, production and development operations, which provide reserves to replace those that are produced over time. In addition, some of our operations, like production, processing and fractionation, are very sensitive to price declines.

  Pipelines and Platforms -- Price decreases could have an adverse effect on the discovery and development of replacement reserves.

     Currently, the primary consequence of commodity price reductions to our pipeline and platform operations is the risk that less replacement reserves will be discovered and developed as a result of a long-term decline in prices. Although the majority of our pipeline and platform operations involve fee-based arrangements for gathering, transporting and handling reserves that are dedicated to the facilities for the life of the reserves, some of our pipelines can be dramatically affected by a reduction in commodity prices because those pipelines purchase and resell the commodity.

  Natural Gas Storage -- Natural gas price stability could have an adverse effect on revenues and cash flow from our storage assets.

     Prices for natural gas have historically been seasonal and volatile, which has enhanced demand for our storage services. The storage business has benefited from large price swings resulting from seasonal price sensitivity through increased withdrawal charges and demand for non-storage hub services. However, we cannot assure you that the market for natural gas will continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased storage capacity throughout the pipeline grid, increased production capacity or otherwise, the demand for our storage services and, therefore, the prices that we will be able to charge for those services may decline.

  Processing and Fractionation -- The processing and fractionation businesses are cyclical and are dependent in part upon the spreads between prices for natural gas, NGLs and petroleum products.

     Prices for natural gas, NGLs and NGL components can fluctuate in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. Since our processing and fractionation facilities provide fee-based services, for which we receive a fixed fee for each unit of natural gas we process or NGL we fractionate, our processing and fractionation operations are not directly affected by fluctuations in prices for natural gas, NGLs and NGL components. However, if the spread between prices for natural gas, NGLs and NGL components do not provide sufficient profits to natural gas producers, then those producers may decide not to process their natural gas or fractionate their NGLs, or to process less natural gas or fractionate less NGLs. This could decrease the volumes to our processing and fractionation facilities and, accordingly, negatively affect our operational results. In many cases, processing and fractionating is profitable only when the producer can receive more net proceeds by physically separating the natural gas from the NGLs and separating the NGL components from the NGLs and selling those products than it would receive by merely selling the raw natural gas stream. The spread between the prices for natural gas and NGLs is greatest when the demand for NGLs increases for use in petrochemical and refinery feedstock. If, and when, this spread becomes too narrow to justify the costs, producers have the option to sell the raw natural gas stream rather than process and fractionate. In such a case, our processing or fractionation facilities or both will be underutilized. Although our fixed fee-based arrangements limit the direct effects of decreases in commodity prices on our processing and fractionation operations, those arrangements also cause us to forego any benefits we would otherwise experience if commodity prices were to increase.

     Utilization rates in the processing and fractionation industries can fluctuate dramatically from month to month, depending on the needs of producers. The average utilization rate for the Chaco processing plant for the calendar years 2001, 2000 and 1999 was 89%, 91% and 93%. The monthly utilization rate for our fractionation facilities during the 12 months ending December 31, 2001 was as low as 41% and as high as 88%. However, our average annual utilization rate for our fractionation facilities for 2001, 2000 and 1999 were 73%, 90% and 88%.

  Oil and Natural Gas Production -- Price and volume volatility is substantially out of our control and could have an adverse effect on revenues and cash flow from our producing oil and natural gas properties.

     We have exposure to movements in commodity prices relating to our oil and natural gas production, which we partially hedge, from time to time, using financial derivative instruments. Our results of operations and our cash flows could be materially adversely affected by factors we cannot control, including:

     - fluctuations in prices of oil and natural gas;

     - future operating costs; and

     - risks incident to the operation of oil and natural gas wells.

  FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS.

     In addition to our exposure to commodity prices, we also have exposure to movements in interest rates. The interest rates on some of our indebtedness, like our senior subordinated notes, are fixed and the interest rates on some of our other indebtedness, like our revolving credit facility and the credit facilities of our joint ventures, are variable. We partially hedge our interest rate exposure, from time to time, using financial derivative instruments. Our results of operations, and our cash flows, could be materially adversely affected by significant increases or decreases in interest rates.

  OUR USE OF DERIVATIVE FINANCIAL INSTRUMENTS COULD RESULT IN FINANCIAL LOSSES.

     We try to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time, although there are times when we do not have any hedging mechanisms in place. To the extent we hedge our commodity price exposure and interest rate exposure, we forego the benefits we would otherwise experience if commodity prices were to increase or interest rates were to change. In addition, even though our management monitors our hedging activities, we could experience losses resulting from them. Such losses could occur under various circumstances, including if our counterparty does not perform its obligations under the hedge arrangement, our hedge is imperfect, or our hedging policies and procedures are not followed.

  OUR FRACTIONATION FACILITIES ARE DEDICATED, AND OUR CHACO PROCESSING PLANT IS PRIMARILY DEDICATED, TO A SINGLE CUSTOMER, THE LOSS OF WHICH COULD ADVERSELY AFFECT US.

     In connection with our acquisition of our fractionation facilities, we entered into a twenty-year transportation and fractionation agreement with El Paso NGL Marketing, L.P., an affiliate of our general partner. In that agreement, El Paso NGL Marketing agreed to deliver to our fractionation facilities all of the NGLs derived from processing operations at seven natural gas processing plants in south Texas owned by affiliates of El Paso NGL Marketing to our south Texas NGL gathering and fractionation facilities. In exchange, we have dedicated 100% of the capacity of our facilities to El Paso NGL Marketing. For each gallon of NGLs we fractionate, we receive a fee of which approximately 25% is adjusted using an inflation index.

     In addition, in connection with our acquisition of title to and other interests in the Chaco cryogenic natural gas processing plant, we entered into a twenty-year processing agreement with El Paso Field Services, an affiliate of our general partner. In that agreement, El Paso Field Services agreed to deliver all of the natural gas received into the gathering system and certain related facilities owned by El Paso Field Services and its subsidiaries located in the San Juan Basin area of New Mexico to our Chaco natural gas processing plant. We have agreed to use 100% of the capacity of our Chaco plant to process the natural gas delivered by El Paso Field Services, subject to our ability to use our available capacity to process natural gas delivered by third parties at any time that El Paso Field Services does not utilize 100% of our capacity. We receive a fixed fee from El Paso Field Services for each dekatherm of natural gas that the plant processes, and will bear all costs associated with the plant's ownership and operations.

     Our operations are likely to be materially adversely affected if either of these arrangements are terminated or if El Paso NGL Marketing or El Paso Field Services does not deliver enough NGLs or natural gas to us to ensure that we can maintain a profitable utilization rate or does not fully perform its obligations under the agreement.

RISKS INHERENT IN AN INVESTMENT IN OUR SECURITIES

  UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND MAY NOT BE ABLE TO REMOVE OUR GENERAL PARTNER WITHOUT ITS CONSENT.

     Unlike the holder of capital stock in a corporation, unitholders have only limited voting rights on matters affecting our business. Our general partner, whose directors are not elected by our unitholders, manages our day-to-day operations and strategic direction. Unitholders will have no right to elect our general partner or the directors of our general partner or our directors on an annual or any other continuing basis. If our general partner voluntarily withdraws, however, the holders of a majority of our outstanding voting limited partner interests (excluding for purposes of such determination interests owned by the withdrawing general partner and its affiliates) may elect its successor.

     Our general partner may not be removed as our general partner except upon approval by the affirmative vote of the holders of at least 55% of our outstanding voting units (including voting units owned by our general partner and its affiliates), subject to the satisfaction of certain conditions. Any removal of our general partner is not effective until the holders of a majority of our outstanding voting units approve a successor general partner. Before the holders of outstanding voting units may remove our general partner, they must receive an opinion of counsel that:

     - such action will not result in the loss of limited liability of any limited partner or of any member of any of our subsidiaries or cause us or any of our subsidiaries, other than entities organized as corporations, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes; and

     - all required consents by any regulatory authorities have been obtained.

     Our general partner has agreed not to withdraw voluntarily as our general partner on or before December 31, 2002 (with limited exceptions), unless the holders of at least a majority of our outstanding voting units (excluding voting units owned by our general partner and its affiliates) approve the withdrawal. The withdrawal or removal of our general partner as our general partner would effectively result in its concurrent withdrawal or removal as the manager of our subsidiaries.

  WE MAY ISSUE ADDITIONAL SECURITIES, WHICH WILL DILUTE INTERESTS OF UNITHOLDERS AND MAY ADVERSELY EFFECT THEIR VOTING POWER.

     We can issue additional common units, preference units and other capital securities representing limited partner interests, including securities with rights to distributions and allocations or in liquidation equal or superior to the equity securities described in this base prospectus and any prospectus supplement, for any amount and on any terms and conditions established by our general partner. If we issue more limited partner interests, it will reduce each unitholder's proportionate ownership interest in us. This could cause the market price of the unitholders' securities to fall and reduce the cash distributions paid to our limited partners. Further, we have the ability to issue partnership interests with voting rights superior to the unitholders. If we issued any such securities, it could adversely affect each unitholder's voting power.

  OUR GENERAL PARTNER HAS ANTI-DILUTION RIGHTS.

     Whenever we issue equity securities to any person other than our general partner and its affiliates, our general partner and its affiliates have the right to purchase an additional amount of those equity securities on the same terms as they are issued to the other purchasers. This allows our general partner and its affiliates to maintain their percentage partnership interest in us. No other unitholder has a similar right. Therefore, only our general partner may protect itself against dilution caused by the issuance of additional equity securities.

  UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN THE CIRCUMSTANCES DESCRIBED BELOW, INCLUDING POTENTIALLY HAVING LIABILITY FOR THE RETURN OF WRONGFUL DISTRIBUTIONS.

     As of the date of this base prospectus, we conduct business in Texas, Alabama, Louisiana, Mississippi and New Mexico and plan to expand into more states. In some states, the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. To the extent we conduct business in one of those states, a unitholder might be held liable for our obligations as if it was a general partner if:

     - a court or government agency determined that we had not complied with that state's partnership statute; or

     - our unitholders' rights to act together to remove or replace our general partner or take other actions under our partnership agreement were to constitute "control" of our business under that state's partnership statute.

     In addition, under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     A unitholder will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a unitholder may be required to repay to us amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to unitholders if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

  OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE UNITHOLDERS TO SELL THEIR LIMITED PARTNER INTERESTS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time our general partner and its affiliates hold 85% or more of any class or series of our issued and outstanding limited partner interests, our general partner will have the right to purchase all, but not less than all, of the outstanding securities of that class or series held by nonaffiliates. This purchase would take place as of a record date which would be selected by our general partner, on at least 30 but not more than 60 days' notice. Our general partner may assign and transfer this call right to any of its affiliates or to us. If our general partner (or its assignee) exercises this call right, it must purchase the securities at the higher of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest of such class purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before our general partner mails such notice. Accordingly, under certain circumstances unitholders may be required to sell their limited partner interests against their will and the price they receive for those securities may be less than they would like to receive.

  OUR EXISTING UNITS ARE, AND POTENTIALLY ANY LIMITED PARTNER INTERESTS WE ISSUE IN THE FUTURE WILL BE, SUBJECT TO RESTRICTIONS ON TRANSFER.

     All purchasers of our existing units, and potentially any purchasers of limited partner interests we issue in the future, who wish to become holders of record and receive cash distributions must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by our partnership agreement and is eligible to purchase our securities. A person purchasing our existing units, or possibly limited partner interests we issue in the future, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Further, our general partner may request each record holder to furnish certain information, including that holder's nationality, citizenship or other related status. An investor who is not a U.S. resident may not be eligible to become a record holder or one of our limited partners if that investor's ownership would subject us to the risk of cancellation or forfeiture of any of our assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if our general partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of our limited partners, our general partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and we will have the right to redeem those securities held by the record holder.

  FEDERAL AND STATE STATUTES WOULD ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO SUBORDINATE FURTHER OR VOID THE DEBT SECURITIES AND THE GUARANTEES AND REQUIRE HOLDERS OF DEBT SECURITIES TO RETURN PAYMENTS RECEIVED FROM US.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could further subordinate or void the debt securities and the guarantees if, at the time we issued the debt securities and the guarantees, certain facts, circumstances and conditions existed, including that:

     - we received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; or

     - we were insolvent or rendered insolvent by reason of such incurrence; or

     - we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

     - we intended to incur, or believed that we would incur, indebtedness we could not repay at its maturity.

     In such a circumstance, a court could require the holders of the debt securities to return to us or pay to our other creditors amounts we paid under the debt securities. This would entitle other creditors to be paid in full before any payment could be made under the debt securities. We may not have sufficient assets to fully pay the debt securities after the payment to other creditors. The guarantees of the debt securities by our subsidiaries could be challenged on the same grounds as the debt securities. In addition, a creditor may avoid a guarantee based on the level of benefits received by a guarantor compared to the amount of the subsidiary guarantee. The indenture will contain a savings clause, which generally limits the obligations of each guarantor to the maximum amount that is not a fraudulent conveyance. If a subsidiary guarantee is avoided, or limited as a fraudulent conveyance or held unenforceable for any other reason, you would not have any claim against the guarantors and would be only creditors of El Paso Energy Partners and El Paso Finance and any guarantor whose subsidiary guarantee was not avoided or held unenforceable. In such event, claims of holders of debt securities against a guarantor would be subject to the prior payment of all liabilities (including trade payables) of such guarantor. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy claims of holders of debt securities relating to any avoided portions of any of the subsidiary guarantees.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

     - the sum of our indebtedness, including contingent liabilities, were greater than the fair value or fair saleable value of all of our assets;

     - if the present fair value or fair saleable value of our assets were less than the amount that would be required to pay our probable liability on our existing indebtedness, including contingent liabilities, as it becomes absolute and mature; or

     - we could not pay our indebtedness as it becomes due.

     There is a risk of a preferential transfer if:

     - a subsidiary guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

     - a subsidiary guarantee was made in contemplation of insolvency.

     The subsidiary guarantee could be avoided by a court as a preferential transfer. In addition, a court could require holders of debt securities to return any payments made on the debt securities during the 90-day (or one-year) period.

  WE MAY NOT BE ABLE TO REPURCHASE DEBT SECURITIES UPON A CHANGE OF CONTROL.

     Upon a change of control, we will be required to repay the amounts outstanding under our revolving credit facility and to offer to repurchase our outstanding senior subordinated notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. In addition, we may be required to offer to repurchase any outstanding debt securities issued to you. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon the occurrence of a change of control.

  THERE MAY BE NO PRIOR MARKET FOR SOME OF OUR DEBT OR EQUITY SECURITIES, AND WE CANNOT ASSURE YOU THAT AN ACTIVE, LIQUID TRADING MARKET WILL DEVELOP FOR THESE SECURITIES.

     Some of our debt and equity securities will be a new issue of securities with no established trading market and, unless otherwise stated in the applicable prospectus supplement, will not be listed on any securities exchange. The liquidity of the trading market in such securities, and the market price quoted for such securities, may be adversely affected by changes in the overall market for those securities, especially high yield securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for those securities.

  THE RIGHTS OF HOLDERS OF SOME OF OUR DEBT SECURITIES TO RECEIVE PAYMENTS WILL BE UNSECURED AND CONTRACTUALLY SUBORDINATED TO MOST OF OUR EXISTING INDEBTEDNESS AND, POSSIBLY, ANY ADDITIONAL INDEBTEDNESS WE INCUR. FURTHER, THE GUARANTEES OF THE DEBT SECURITIES WILL BE JUNIOR TO ALL THE GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

     Some of our debt securities and the subsidiary guarantees will rank behind most of our and the subsidiary guarantors' existing senior indebtedness (other than trade payables and certain other indebtedness) and possibly all additional senior indebtedness (other than trade payables) we incur unless, and to the extent, that additional indebtedness expressly provides that it ranks equal with, or junior in right of payment to, the debt securities and the guarantees. Further, the debt securities may rank senior to, equal with or subordinate to our existing senior subordinated notes and the guarantees of those notes.

     In addition, all payments on the debt securities and the related guarantees may be blocked in the event of a payment default or in the event of certain non-payment defaults on our significant senior indebtedness.

     In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, any subsidiary guarantors or our property, our assets or the assets of the subsidiary guarantors would be available to pay obligors under the subordinated debt securities only after all payments had been made on our or the guarantors' senior indebtedness. Our creditors and the subsidiary guarantors' creditors holding claims which are not subordinated to any applicable senior indebtedness will in all likelihood be entitled to payments before all of our or the subsidiary guarantors' senior indebtedness has been paid in full. Therefore, holders of the subordinated debt securities will participate with trade creditors and all other holders of our and the guarantors' unsubordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the subordinated debt securities indenture may require that amounts otherwise payable to holders of the subordinated debt securities in a bankruptcy, liquidation, reorganization or similar proceeding be paid to holders of senior indebtedness instead, holders of the subordinated debt securities may receive less, ratably, than holders of trade payables and other creditors in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and, therefore, holders of subordinated debt securities would receive less, ratably, than the holders of senior indebtedness.

  SOME OF OUR DEBT SECURITIES WILL BE EFFECTIVELY SUBORDINATED TO INDEBTEDNESS AND LIABILITIES OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS.

     The debt securities will be effectively subordinated to claims of all creditors of any of our subsidiaries that are not guarantors of the debt securities. If a non-guarantor subsidiary defaults on its debt, the holders of the debt securities would not receive any money from that subsidiary until its debts are repaid in full. For example, we do not expect that Argo, L.L.C., an indirect wholly-owned subsidiary, will guarantee the debt securities. Argo has a $95 million limited recourse loan with $95 million outstanding as of December 31, 2001. If Argo defaults on its payment obligations under its loan, the holders of the debt securities would not receive any money from Argo until the loan is repaid in full. Most of our existing subsidiaries will guarantee the debt securities. See "Description of Debt Securities."

CONFLICTS OF INTEREST RISKS

  EL PASO CORPORATION AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST WITH US AND, ACCORDINGLY, YOU.

     We have potential and existing conflicts of interest with El Paso Corporation and its affiliates in four general areas:

     - we often enter into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - we often share personnel, assets, systems and other resources;

     - from time to time, we compete for business and customers; and

     - from time to time, we both may have an interest in acquiring the same asset, business or other business opportunity.

     We expect to continue to enter into substantial transactions and other activities with El Paso Corporation and its affiliates, because of the businesses and areas in which we and El Paso Corporation currently operate, as well as those in which we plan to operate in the future. Some more recent transactions involving us in which El Paso Corporation and its affiliates had a conflict of interest include:

     - in October 2001, we acquired title to and other interests in the Chaco cryogenic natural gas processing plant in New Mexico from a subsidiary of El Paso Corporation, among others;

     - in October 2001, we purchased the remaining 50% equity interest that we did not already own in Deepwater Holdings, L.L.C. from a subsidiary of El Paso Corporation;

     - in October 2001, we issued 5,627,070 common units, including 1,477,070 common units purchased by our general partner, and used a portion of the proceeds to redeem $50 million of our Series B preference units owned by our general partner;

     - in May 2001, we purchased our general partner's 1.01% non-managing interest owned in twelve of our subsidiaries;

     - in February 2001, we purchased fee-based NGL transportation and fractionation assets located in south Texas from subsidiaries of El Paso Corporation;

     - in January and April 2001, we and Deepwater Holdings sold our interests in several offshore Gulf of Mexico assets as a result of an FTC order related to El Paso Corporation's merger with The Coastal Corporation; and

     - pursuant to a management agreement, subsidiaries of El Paso Corporation provide us administrative and operational services.

     In addition, we and our general partner and its affiliates share and, therefore will compete for, the time and effort of general partner personnel who provide services to us. Officers of the general partner and its affiliates do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these shared officers function as both our representatives and those of our general partner and its affiliates, conflicts of interest could arise between our general partner and its affiliates, on the one hand, and us or you, on the other.

     Some other situations in which an actual or potential conflict of interest arises between us, on the one hand, and our general partner or its affiliates, on the other hand, and there is a benefit to our general partner or its affiliates in which neither we nor you will share include:

     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to the general partner and its affiliates for any services rendered to us or on our behalf;

     - our general partner's determination of which direct and indirect costs we must reimburse;

     - our general partner's determination to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to unitholders.

     Our general partner, which is owned by El Paso Corporation, manages our day-to-day operations and strategic direction. El Paso Corporation elects all of our general partner's directors, who in turn select all of our executive officers and those of the general partner. In addition, El Paso Corporation's beneficial ownership interest in our outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to certain minimum legal requirements,

El Paso Corporation makes the final determination regarding how any particular conflict of interest is resolved.

     We cannot assure you that El Paso Corporation and its affiliates will always act in your best interest, even though doing so may appear to:

     - protect and enhance El Paso Corporation's substantial investment in us;

     - generate substantial cash flows to El Paso Corporation; and

     - provide El Paso Corporation with efficiently priced capital for its planned acquisitions.

     We are a primary vehicle for growth and development of midstream energy assets for El Paso Corporation, and we expect to receive additional transfers in the future. These future transfers from El Paso Corporation and other third-party acquisitions will be selected from time to time, based on our unique cost-of-capital advantage, our ability to integrate these growth assets into El Paso Corporation's significant North American midstream business and our investment profile, which requires accretive transactions based on stable cash flows with growth potential. However, El Paso Corporation is neither contractually nor legally bound to use us as its primary vehicle for growth and development of midstream energy assets, and it may reconsider at any time, without notice. Further, El Paso Corporation is not required to pursue any business strategy that will favor our business opportunities over the business opportunities of El Paso Corporation or any of its affiliates (or any of our other competitors acquired by El Paso Corporation). In fact, El Paso Corporation may have financial motives to favor our competitors. El Paso Corporation and its subsidiaries (many of which are wholly owned) operate in some of the same lines of business and in some of the same geographic areas in which we operate.

  CASH RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF OUR GENERAL PARTNER MAY AFFECT DISTRIBUTIONS TO UNITHOLDERS.

     Our general partner has broad discretion to make cash expenditures and to establish and make additions to cash reserves for any proper partnership purpose, including reserves for the purpose of:

     - providing for future operating and capital expenditures;

     - providing for debt service;

     - providing funds for up to the next four quarterly distributions;

     - providing funds to redeem or otherwise repurchase our outstanding debt or equity;

     - stabilizing distributions of cash to capital security holders;

     - complying with the terms of any agreement or obligation of ours; and

     - providing for a discretionary reserve amount.

     The timing and amount of additions to discretionary reserves could significantly reduce potential distributions that certain unitholders could receive or ultimately affect who gets the distribution. The reduction or elimination of a previously established reserve in a particular quarter will result in a higher level of cash available for distribution than would otherwise be available in such quarter. Depending upon the resulting level of cash available for distribution, our general partner may receive incentive distributions which it would not have otherwise received. Thus, our general partner could have a conflict of interest in determining the amount and timing of any increases or decreases in reserves. Our general partner receives the following compensation:

     - distributions in respect of its general and limited partner interests in us;

     - the incentive distributions described in the section entitled "Description of Limited Partner Interests -- Rights to Cash Distributions" beginning on page 26; and

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

     - reimbursements for reasonable general and administrative expenses, and other reasonable expenses, incurred by our general partner and its affiliates for or on our behalf.

     Our partnership agreement was not, and many of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, were not and may not be the result of arm's-length negotiations.

     In addition, increases to reserves (other than the discretionary reserve amount provided for in the partnership agreement) will reduce our cash from operations, which under certain limited circumstances could result in certain distributions to be attributable to interim capital transactions rather than to cash from operations. If a cash distribution was attributable to an interim capital transaction, (1) 99% of the distribution would be made pro rata to all limited partners, including the Series B preference unitholders, and (2) the distribution would be deemed a return of a portion of an investor's investment in his partnership interest and would reduce each of our general partner's target distribution levels proportionately.

  OUR PARTNERSHIP AGREEMENT PURPORTS TO LIMIT OUR GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO US.

     Although our general partner owes certain fiduciary duties to us and will be liable for all our debts, other than non-recourse debts, to the extent not paid by us, certain provisions of our partnership agreement contain exculpatory language purporting to limit the liability of our general partner to us and unitholders. For example, the partnership agreement provides that:

     - borrowings of money by us, or the approval thereof by our general partner, will not constitute a breach of any duty of our general partner to us or you whether or not the purpose or effect of the borrowing is to permit distributions on our limited partner interests or to result in or increase incentive distributions to our general partner;

     - any action taken by our general partner consistent with the standards of reasonable discretion set forth in certain definitions in our partnership agreement will be deemed not to breach any duty of our general partner to us or to unitholders; and

     - in the absence of bad faith by our general partner, the resolution of conflicts of interest by our general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.

     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which our general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit our general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits our general partner to exercise the discretion and authority granted to it in that agreement in managing us and in conducting its retained operations, so long as its actions are not inconsistent with our interests. Our general partner and its officers and directors may not be liable to us or to unitholders for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires us to indemnify our general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in us indemnifying our general partner for negligent acts. Neither El Paso Corporation nor any of its other affiliates, other than our general partner, owes fiduciary duties to us.

  OUR GENERAL PARTNER AND ITS AFFILIATES MAY SELL UNITS OR OTHER LIMITED PARTNER INTERESTS IN THE TRADING MARKET, WHICH COULD REDUCE THE MARKET PRICE OF UNITHOLDERS' LIMITED PARTNER INTERESTS.

     As of the date of this base prospectus, our general partner and its affiliates own 10,430,834 common units. In the future, they may acquire additional interest or dispose of some or all of their interest. If they were to dispose of a substantial portion of their interest in the trading markets, it could reduce the market
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

price of unitholders' limited partner interests. Our partnership agreement, and other agreements to which we are party, allow our general partner and certain of its affiliates to cause us to register for sale the units held by such persons. These registration rights allow our general partner and its affiliates to request registration of those common units and to include any of those common units in a registration of other capital securities by us.

RISKS RELATED TO OUR LEGAL STRUCTURE

  THE INTERRUPTION OF DISTRIBUTIONS TO US FROM OUR SUBSIDIARIES AND JOINT VENTURES MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON OUR DEBT SECURITIES OR CASH DISTRIBUTIONS TO OUR UNITHOLDERS.

     We are a holding company. As such, our primary assets are the capital stock and other equity interests in our subsidiaries and joint ventures. Consequently, our ability to fund our commitments (including payments on our debt securities) and to make cash distributions depends upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us. Distributions from our joint ventures are subject to the discretion of their respective management committees. In addition, from time to time, our joint ventures and some of our subsidiaries have separate credit arrangements that contain various restrictive covenants. Among other things, those covenants limit or restrict each such company's ability to make distributions to us under certain circumstances. Further, each joint venture's charter documents typically vest in its management committee sole discretion regarding distributions. We cannot assure you that any of our joint ventures or any of our unrestricted subsidiaries will continue to make distributions to us at current levels or at all.

     Moreover, pursuant to some of the joint venture and subsidiary credit arrangements, we have agreed to return a limited amount of the distributions made to us by the applicable company if certain conditions exist.

  WE CANNOT CAUSE OUR JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF OUR JOINT VENTURE PARTICIPANTS AGREE.

     Due to the nature of joint ventures, each participant (including us) in each of our joint ventures has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities. Depending on the particular joint venture, these more significant activities might involve large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, we cannot cause any of our joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or us.

  WE DO NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.

     Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts reserved for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests will decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

  CHANGES OF CONTROL OF OUR GENERAL PARTNER MAY ADVERSELY AFFECT YOU.

     Our results of operations and, thus, our ability to pay amounts due under the debt securities and to make cash distributions could be adversely affected if there is a change of control of our general partner. For example, El Paso Corporation and its affiliates are parties to various credit agreements and other financing arrangements, the obligations of which may be collateralized (directly or indirectly). El Paso Corporation and its affiliates have used, and may use in the future, their interests, which include our general partner interest, common units and Series B preference units as collateral. These arrangements may allow such lenders to foreclose on that collateral in the event of a default. Further, El Paso Corporation could sell our general partner or any of the common units or other limited partner interests it holds. El Paso Corporation's sale of our general partner would constitute a change of control under our existing credit agreement and indentures. In such a circumstance, our indebtedness for borrowed money would effectively become due and payable unless our creditors agreed otherwise, and we might be required to refinance our indebtedness. In addition, El Paso Corporation could sell control of our general partner to another company with less familiarity and experience with our businesses and with different business philosophies and objectives. We cannot assure you that we would be able to refinance our indebtedness or that any such acquiror would continue our current business strategy, or even a business strategy economically compatible with our current business strategy.

TAX RISKS

     For general discussion of the expected federal income tax consequences of owning and disposing of our units or other limited partner interests, see "Income Tax Considerations" beginning on page 38.

  WE HAVE NOT RECEIVED A RULING OR ASSURANCES FROM THE IRS ON ANY MATTERS AFFECTING US.

     We have not requested, and will not request, any ruling from the Internal Revenue Service, or IRS, with respect to our classification, or the classification of any of our subsidiaries which are organized as limited liability companies or partnerships, as a partnership for federal income tax purposes or any other matter affecting us or our subsidiaries. Accordingly, the IRS may propose positions that differ from the conclusions expressed by our counsel in this base prospectus. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of those conclusions, and some or all of those conclusions ultimately may not be sustained. The limited partners and our general partner will bear, directly or indirectly, the costs of any contest with the IRS.

  OUR TAX TREATMENT DEPENDS ON OUR PARTNERSHIP STATUS AND IF THE IRS TREATS US AS A CORPORATION FOR TAX PURPOSES, IT WOULD ADVERSELY AFFECT DISTRIBUTIONS TO OUR UNITHOLDERS AND OUR ABILITY TO MAKE PAYMENTS ON OUR DEBT SECURITIES.

     Based upon the continued accuracy of the representations of our general partner set forth in "Income Tax Considerations -- Partnership Status" on page 39, our counsel believes that under current law and regulations we and our subsidiaries which are limited liability companies or partnerships have been and will be classified as partnerships for federal income tax purposes or will be ignored as separate entities for federal income tax purposes. However, as stated above, we have not requested, and will not request, any ruling from the IRS as to this status, and our counsel's opinion is not binding on the IRS. In addition, you cannot be sure that those representations will continue to be accurate. If the IRS were to challenge our federal income tax status or the status of one of our subsidiaries, such a challenge could result in (1) an audit of each unitholder's entire tax return and (2) adjustments to items on that return that are unrelated to the ownership of units or other limited partner interests. In addition, each unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return. Except as specifically noted, this discussion assumes that we and our subsidiaries which are organized as limited liability companies or partnerships have been and are treated as single member limited liability companies disregarded from their owners or partnerships for federal income tax purposes.

     If we or any of our subsidiaries which are organized as limited liability companies were taxable as a corporation for federal income tax purposes in any taxable year, its income, gain, losses and deductions would be reflected on its tax return rather than being passed through (proportionately) to unitholders, and its net income would be taxed at corporate rates. This would materially and adversely affect our ability to make payments on our debt securities. In addition, some or all of the distributions made to unitholders would be treated as dividend income and would be reduced as a result of the federal, state and local taxes paid by us or our subsidiaries.

  WE MAINTAIN UNIFORMITY OF OUR LIMITED PARTNER INTERESTS THROUGH NONCONFORMING DEPRECIATION CONVENTIONS.

     Since we cannot match transferors and transferees of our limited partner interests, we must maintain uniformity of the economic and tax characteristics of the limited partner interests to their purchasers. To maintain uniformity and for other reasons, we have adopted certain depreciation conventions which may not conform with all aspects of certain Treasury Regulations. The IRS may challenge those conventions and, if such a challenge were sustained, the uniformity or the value of our limited partner interests may be affected. For example, non-uniformity could adversely affect the amount of tax depreciation available to unitholders and could have a negative impact on the value of their limited partner interests.

  UNITHOLDERS CAN ONLY DEDUCT CERTAIN LOSSES.

     Any losses that we generate will be available to offset future income (except certain portfolio net income) that we generate and cannot be used to offset income from any other source, including other passive activities or investments unless the unitholder disposes of its entire interest.

  UNITHOLDERS' PARTNERSHIP TAX INFORMATION MAY BE AUDITED.

     We will furnish each unitholder a substitute Schedule K-1 that sets forth its allocable share of income, gains, losses and deductions. In preparing this schedule, we will use various accounting and reporting conventions and various depreciation and amortization methods we have adopted. We cannot guarantee that this schedule will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, our tax return may be audited, and any such audit could result in an audit of each unitholder's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

  UNITHOLDERS' TAX LIABILITY RESULTING FROM AN INVESTMENT IN OUR LIMITED PARTNER INTERESTS COULD EXCEED ANY CASH UNITHOLDERS RECEIVE AS A DISTRIBUTION FROM US OR THE PROCEEDS FROM DISPOSITIONS OF THOSE SECURITIES.

     A unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on its allocable share of our income, whether or not it receives any cash distributions from us. We cannot guarantee that a unitholder will receive cash distributions equal to its allocable share of taxable income from us. In fact, a unitholder may incur tax liability in excess of the amount of cash distribution we make to it or the cash it receives on the sale of its units or other limited partner interests.

  TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS MAY EXPERIENCE ADVERSE TAX CONSEQUENCES FROM OWNERSHIP OF OUR SECURITIES.

     Investment in our securities by tax-exempt organizations and regulated investment companies raises issues unique to such persons. Virtually all of our income allocated to a tax-exempt organization will be unrelated business taxable income and will be taxable to such tax-exempt organization. Additionally, very little of our income will qualify for purposes of determining whether an investor will qualify as a regulated investment company. Furthermore, an investor who is a nonresident alien, a foreign corporation or other foreign person will be required to file federal income tax returns and to pay taxes on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of units or other limited partnership units. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

  WE ARE REGISTERED AS A TAX SHELTER. ANY IRS AUDIT WHICH ADJUSTS OUR RETURNS WOULD ALSO ADJUST EACH UNITHOLDER'S RETURNS.

     We have been registered with the IRS as a "tax shelter." The tax shelter registration number is 93084000079. As a result, we cannot be sure that we will not be audited by the IRS or that tax adjustments will not be made. The right of a unitholder owning less than a 1% profit interest in us to participate in the income tax audit process is limited. Further, any adjustments in our tax returns will lead to adjustments in each unitholder's returns and may lead to audits of each unitholder's returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return.

  UNITHOLDERS MAY HAVE NEGATIVE TAX CONSEQUENCES IF WE DEFAULT ON OUR DEBT OR SELL ASSETS.

     If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for each unitholder through the realization of taxable income by it without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, each unitholder could have increased taxable income without a corresponding cash distribution.

  WE WILL TREAT EACH PURCHASER OF UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

     Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization positions that do not conform with all aspects of Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns. Please read "Tax Considerations -- Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN OUR UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Further, you may be subject to penalties for failure to comply with those requirements. We own assets and do business in five states. Four of these states currently impose a personal income tax on partners of partnerships doing business in those states but who are not residents of those states. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                   YEAR ENDED DECEMBER 31,
                      NINE MONTHS ENDED    ----------------------------------------
                      SEPTEMBER 30, 2001   2000     1999     1998     1997     1996
                      ------------------   ----     ----     ----     ----     ----
                         2.32              1.53     1.80     1.17     --(1)    3.36

---------------

(1) Earnings were inadequate to cover fixed charges by $5,362,000 for 1997.

     These computations include us and our Restricted Subsidiaries. For these ratios, "earnings" is the aggregate of the following items:

     - pre-tax income from continuing operations before adjustment for

       - minority interests in consolidated subsidiaries and

       - income or loss from equity investees;

     - plus fixed charges;

     - plus distributed income of equity investees;

     - less interest capitalized; and

     - less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

     The term "fixed charges" means the sum of the following:

     - interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and

     - an estimate of the interest within rental expenses.

                                USE OF PROCEEDS

     Unless we specify otherwise in a related prospectus supplement, the net proceeds (after the payment of offering expenses and underwriting discounts or commissions) we receive from the sale of the limited partner interests and debt securities offered by this base prospectus and any prospectus supplement will be used for general partnership purposes, including constructing, purchasing or otherwise acquiring additional assets and repaying indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     Unless we specify otherwise in a related prospectus supplement, our debt securities will have the characteristics described in this section.

     Our debt securities will be:

     - our direct unsecured general obligations; and

     - either senior debt securities or senior subordinated debt securities.

     Senior debt securities will be issued under a "senior indenture" and senior subordinated debt securities will be issued under a "senior subordinated indenture." Together the senior indenture and senior subordinated indenture are called the "indentures." We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939 (together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities, as the "Trustee"). We will identify the Trustee for each series of debt securities in the applicable prospectus supplement. The form of indenture and any supplemental indenture will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the Trustee, or as described under "Where You Can Find More Information." Each indenture will be subject to, and governed by, the Trust Indenture Act. We will execute an indenture or, if applicable, a supplemental indenture if and when we issue any debt securities.

     We summarized the material provisions of the indentures in the following order:

     - those provisions that apply only to the senior indenture;

     - those provisions that apply only to the senior subordinated indenture;
       and

     - those provisions that apply to both indentures.

     We have not restated the indentures in their entirety. You should read the indentures, because they, and not this description, control your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures. In this description, the word "Issuers" refers only to El Paso Energy Partners and El Paso Finance and not to any of their subsidiaries and any reference to "El Paso Energy Partners" or "El Paso Finance" does not include any of their respective subsidiaries.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     A prospectus supplement relating to any series of debt securities being offered will describe the specific terms of those debt securities. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount;

     - the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

     - the maturity date;

     - any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well and the maximum length of the deferral period;

     - the interest rate, if any, and the method for calculating the interest rate;

     - the interest payment dates and the record dates for the interest payments;

     - the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

     - any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - the place where principal and interest will be payable;

     - whether the debt securities will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any special provisions or restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

     - any listing on a securities exchange; and

     - other specific terms, including events of default and covenants provided for with respect to the debt securities.

     Any particular series of debt securities may contain covenants limiting:

     - the incurrence of additional debt (including guarantees) by us and our affiliates;

     - the making of certain payments by us and our affiliates;

     - our business activities and those of our affiliates;

     - the issuance of other securities by our affiliates;

     - asset dispositions;

     - transactions with our affiliates;

     - a change of control;

     - the incurrence of liens; and

     - certain mergers and consolidations involving us and our affiliates.

PROVISIONS ONLY IN THE SENIOR INDENTURE

     The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt. The senior debt securities will be effectively subordinated to all of our secured debt. We will disclose the amount of our secured debt in the prospectus supplement.

PROVISIONS ONLY IN THE SENIOR SUBORDINATED INDENTURE

  SUBORDINATION TO SENIOR DEBT

     The senior subordinated debt securities will rank junior in right of payment to all of our senior debt. "Senior debt" will be defined to include all notes or other evidences of debt, including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any other of our debt.

  PAYMENT BLOCKAGES

     The senior subordinated indenture will generally provide that we may not make any payment or distribution in respect of the senior subordinated debt securities if:

     - a default in the payment of principal, premium or interest (and other obligations in the case of credit facilities) on any senior debt permitted under the indenture the principal amount of which exceeds the amount specified in the senior subordinated indenture and that has been designated by El Paso Energy Partners as "Designated Senior Debt" occurs and is continuing; or

     - any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default from us or the holders of any Designated Senior Debt.

PROVISIONS IN BOTH INDENTURES

  GUARANTY OF DEBT SECURITIES BY SUBSIDIARIES

     We are a holding company that conducts all of our operations through our subsidiaries. Each indenture will require that our Restricted Subsidiaries (other than El Paso Finance) jointly and severally guarantee, as "Subsidiary Guarantors," the Issuers' payment obligations under these debt securities. Each guarantee and the related obligations will be subordinated to the prior payment in full of all Senior Debt of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

     Any Restricted Subsidiary that guarantees indebtedness of either of the Issuers or any other Restricted Subsidiary at a time when it is not a Subsidiary Guarantor shall execute a guarantee. In addition, if El Paso Energy Partners or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the indenture that guarantees any indebtedness of either of the Issuers, then that newly acquired or created Restricted Subsidiary must become a Subsidiary Guarantor.

     The indentures will describe the terms and conditions relating to the designation of a subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary. Initially, we expect that the Subsidiary Guarantors will be Argo II, L.L.C., Crystal Holding, L.L.C., Crystal Properties and Trading Company, L.L.C., Delos Offshore Company, L.L.C., East Breaks Gathering Company, L.L.C., El Paso Energy Partners Deepwater, L.L.C., El Paso Energy Partners Oil Transport, L.L.C., El Paso Energy Partners Operating Company, L.L.C., First Reserve Gas, L.L.C., Flextrend Development Company, L.L.C., Green Canyon Pipe Line Company, L.P., Hattiesburg Gas Storage Company, Hattiesburg Industrial Gas Sales Company, L.L.C., High Island Offshore System, L.L.C., Manta Ray Gathering Company, L.L.C., Petal Gas Storage Company, L.L.C., Poseidon Pipeline Company, L.L.C., VK Deepwater Gathering Company, L.L.C. and VK-Main Pass Gathering Company, L.L.C. The obligations of each Subsidiary Guarantor with respect to the debt securities under its guarantee will be subordinated to its Senior Debt on the same basis as those debt securities are subordinated to Senior Debt.

  SUBORDINATION TO INDEBTEDNESS OF NON-GUARANTOR SUBSIDIARIES

     The debt securities will be effectively subordinated to claims of all creditors of any of our subsidiaries that are not guarantors of the notes, such as Argo I, L.L.C. and Argo, L.L.C. If a non-guarantor subsidiary defaults on its debt, the holders of the debt securities would not receive any money from that subsidiary until its debts are repaid in full. Most of our existing subsidiaries will guarantee the notes.

  MODIFICATION OF INDENTURES

     Under the indentures, generally we and the Trustee will be able to modify our rights and obligations and the rights of the holders with the consent of the holders of a specified percentage of the outstanding holders of each series of debt affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent. In addition, we and the Trustee will be able to amend the indentures without the consent of any holder of the debt securities to make technical changes.

  NO LIMIT ON AMOUNT OF DEBT SECURITIES

     Neither of the indentures will limit the amount of debt securities that the Issuers may issue. Each indenture allows the Issuers to issue additional debt securities under the indenture up to the principal amount that we authorize.

  REGISTRATION OF DEBT SECURITIES

     The Issuers may issue debt securities of a series in registered, bearer, coupon or global form.

  MINIMUM DENOMINATIONS

     Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

  NO PERSONAL LIABILITY OF OUR GENERAL PARTNER

     Our general partner and its directors, officers, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. By accepting a debt security, you waive and release these parties from this liability. Your waiver and release are part of the consideration for the issuance of the debt securities.

  PAYMENT AND TRANSFER

     If a holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal, any premium, and interest on the debt securities in accordance with those instructions. All other payments on these debt securities will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

     A holder may transfer or exchange debt securities in accordance with the indentures. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indentures. The Issuers are not required to transfer or exchange any debt security selected for redemption or repurchase (except in the case of a debt security to be redeemed or repurchased in part, the portion not to be redeemed or repurchased).

  DISCHARGING OUR OBLIGATIONS

     The Issuers may elect to discharge their obligations with respect to the outstanding debt securities and have all obligations of the Subsidiary Guarantors discharged with respect to their guarantees except for:

     - the rights of holders of outstanding debt securities to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due (except as set forth in the indentures) from the list referred to below;

     - the Issuers' obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

     - the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith;

     - the legal defeasance provisions of the indentures; and

     - the Issuers' rights of optional redemption.

     In addition, El Paso Energy Partners may elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the indentures and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the debt securities. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer constitute an event of default with respect to the debt securities.

     The Issuers may discharge their obligations with respect to the outstanding debt securities and have all obligations of the Subsidiary Guarantors discharged with respect to their guarantees or release the Issuers' obligations and the Subsidiary Guarantors from covenant restrictions only if we meet certain requirements as described in the indentures.

  BOOK ENTRY, DELIVERY AND FORM

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, the debt securities will be represented by one permanent global registered debt security in global form, without interest coupons. The global debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. This means that the Issuers will not issue certificates to each holder. One global debt security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate debt security, a global debt security may not be transferred, except that the DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

     Beneficial interest in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Payments in respect of the principal of premium, if any, and interest on global debt securities registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under each indenture. Consequently, none of the Issuers, the Trustee nor any agent of El Paso Energy Partners or the Trustee has or will have any responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

     DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the debt securities is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or the Issuers.

     Debt securities represented by a global debt security will be exchangeable for certificate debt securities with the same terms in authorized denominations only if:

     - DTC notifies the Issuers that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - the Issuers determine not to require all of the debt securities of a series to be represented by a global debt security and notify the Trustee of our decision; or

     - a default or event of default has occurred and is continuing with respect to the debt securities.

  THE TRUSTEE

     Resignation or Removal of Trustee. Under the provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured event of default with respect to any series of debt securities will force the Trustee to resign as trustee under the indentures. Any resignation or removal of the Trustee will require the appointment of a successor trustee in accordance with the terms of the indentures.

     The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

     Limitation on Trustee if it is Our Creditor. If the Trustee becomes a creditor of El Paso Energy Partners or any Subsidiary Guarantor, the indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in aspect of any such claim as security or otherwise.

     Annual Trustee Report to Holders of Debt Securities. The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

     Certificates and Opinions to be Furnished to Trustee. Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us or any Subsidiary Guarantor for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                    DESCRIPTION OF LIMITED PARTNER INTERESTS

     As of December 31, 2001, we had 39,738,974 common units representing limited partner interests and 125,392 Series B preference units representing limited partner interests outstanding. On that date, the public owned 29,308,140 common units, or 74% of our outstanding common units, and El Paso Corporation, through its subsidiaries, owned 10,430,834 common units, or 26% of our outstanding common units, 125,392 Series B preference units (with a liquidation value of $143 million) and our 1% general partner interest.

     The following description sets forth certain general terms and provisions of capital securities representing limited partner interests we are authorized by our partnership agreement to issue. You should refer to the applicable provisions of our partnership agreement, and the documents we have incorporated by reference, for a complete statement of the terms and rights of the securities we are authorized to issue.

     The board of directors of our general partner can, without limited partner approval, issue from time to time one or more series or classes of limited partner interest or other capital securities, including capital securities with rights to distributions and allocations or in liquidation equal or superior to the units currently outstanding. The board of directors can also determine the voting powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of any series or class and the number of units or other limited partner interests constituting any series or class of capital securities representing limited partner interests.

     If we offer a new series or class of capital securities representing limited partner interests, the particular terms of such securities will be described in a prospectus supplement.

RIGHTS TO CASH DISTRIBUTIONS

     General. Our limited partner interests (common, preference or other units) are capital securities entitled (1) to participate in distributions of available cash that may be made from time to time and (2) in the event we liquidate or wind-up, to share in any of our assets remaining after satisfaction of our liabilities. Except to the extent our general partner has earned the right to receive any incentive distributions, we will distribute our available cash constituting cash from operations 1% to our general partner and 99% to our limited partners, which amounts will be allocated among our limited partners based on the type and number of units held. Our general partner will become entitled, as an incentive, to a greater share of the distributions of available cash constituting cash from operations to the extent that available cash exceeds specified target levels that are above $0.325 per unit per quarter, as further described below.

     Our partnership agreement requires us to distribute all of our "available cash," as such term is defined in our partnership agreement. Generally, "available cash" means, for the applicable quarter, all cash receipts for such quarter and any reductions in reserves established in prior quarters less all cash disbursements made in such quarter and additions to reserves, as determined by our general partner. Our partnership agreement characterizes available cash into two categories -- "cash from operations" and "cash from interim capital contributions." This distinction affects the amounts distributed to the unitholders relative to our general partner and the priority of distributions to preference unitholders relative to common unitholders. "Cash from operations," which is determined on a cumulative basis, generally refers to all cash generated by the operations of our business (excluding any cash from interim capital transactions), after deducting related cash operating expenditures, cash debt service payments, cash capital expenditures, reserves and certain other items. "Cash from interim capital transactions" will, generally, be generated only by (1) borrowings and sales of debt securities by us (other than for working capital purposes and other than for goods or services purchased on open account in the ordinary course of business), (2) sales of equity interests in us for cash and (3) sales or other voluntary or involuntary dispositions of any of our assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

     Amounts of cash distributed by us on any date from any source will be treated as a distribution of cash from operations, until the sum of all amounts so distributed to the unitholders and to our general partner (including any incentive distributions) equals the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution. Any amount of such cash (irrespective of its source) distributed on such date which, together with prior distributions of cash from operations, is in excess of the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution will be deemed to constitute cash from interim capital transactions and will be distributed accordingly. If cash that is deemed to constitute cash from interim capital transactions is distributed in respect of each unit in an aggregate amount per such unit equal to the unrecovered capital with respect thereto, the distinction between cash from operations and cash from interim capital transactions will cease, and all cash will be distributed as cash from operations.

     Capital expenditures that our general partner determines are necessary or desirable to maintain our facilities and operations (as distinguished from capital expenditures made to expand the capacity of such facilities or make strategic acquisitions) will reduce the amount of cash from operations. Therefore, if our general partner were to determine that substantial capital expenditures were necessary or desirable to maintain our facilities, the amount of cash distributions that are deemed to constitute cash from operations would decrease and, if such expenditures were subsequently refinanced and all or a portion of the proceeds distributed to unitholders, the amount of cash distributions deemed to constitute cash from interim capital transactions might increase.

     Quarterly Distributions of Available Cash. Our partnership agreement requires us to distribute available cash for each calendar quarter within 45 days after the end of such quarter.

     Participation in Distributions. The holders of our common units are entitled to fully participate in quarterly distributions of available cash constituting cash from operations, subject to the right of our general partner to receive the incentive distributions described below, the rights of holders of our Series B preference units described below in "-- Relationship to Series B Preference Units", and the right of holders of any capital securities we issue in the future to receive any priority distributions attributable to such securities. The holders of our Series B preference units do not have the right to fully participate in distributions of available cash constituting cash from operations. They do not participate in such distributions in excess of their liquidation value plus any accretions.

     Seniority. Prior to October 1, 2010, the Series B preference units do not participate in distributions except and to the extent we decide, in our sole discretion, to make distributions on those preference units. On and after October 1, 2010, the Series B preference unit distribution rights are senior to the common unit distribution rights, and we will not be permitted to make any distributions in respect of any of our units until we have paid aggregate distributions in respect of each of our Series B preference units equal to the liquidation value plus accretions through the date of the last distribution. Such rights are cumulative, and arrearages will accrue. Our common units do not have cumulative distribution participation rights, and no arrearages will accrue.

     Holders of our common units are entitled to fully participate in quarterly distributions of available cash, subject to the right of our general partner to receive the incentive distributions described below, the rights of Series B preference units described below in "-- Relationship to Series B Preference Units," and the rights of holders of any capital securities we may issue in the future.

     In the future, we may issue unlimited amounts of additional capital securities that would participate in, or have preferences with respect to, distributions of available cash constituting cash from operations, whether up to or in excess of the minimum quarterly distribution amount.

     The minimum quarterly distribution and the specified target levels relating to incentive distributions may be adjusted under certain circumstances in accordance with our partnership agreement.

     Distribution of Cash from Operations, up to the Minimum Quarterly Distribution, on all Common Units. Available cash constituting cash from operations in respect of any calendar quarter will be distributed in the following manner until October 1, 2010:

     - first, to the extent that our general partner has decided (in its sole discretion) to make a distribution in respect of the Series B preference units, 99% will be distributed to the Series B preference unitholders, pro rata, and 1% will be distributed to our general partner until there has been distributed in respect of each Series B preference unit an amount equal to such discretionary distribution amount for such quarter;

     - second, 99% will be distributed to the common unitholders, pro rata, and 1% will be distributed to our general partner until there has been distributed in respect of each common unit an amount equal to the minimum quarterly distribution for such quarter; and

     - thereafter, in the manner described under "-- Incentive Distributions" below.

Notwithstanding the foregoing, the minimum quarterly distribution is subject to adjustment as described below.

     Incentive Distributions. Subject to the payment of incentive distributions to our general partner if certain target levels of distributions of available cash constituting cash from operations to preference and common unitholders are achieved, distributions of available cash are made 99% to the limited partners and 1% to our general partner. For any calendar quarter with respect to which available cash constituting cash from operations is distributed in respect of our common units in an amount equal to the minimum quarterly distribution of $0.275 per unit, any additional available cash constituting cash from operations will be allocated between our general partner and the common unitholders at differing percentage rates, which increase the share of such additional available cash allocable to our general partner. As an incentive, in respect of its 1% interest, our general partner's share of such quarterly cash distributions in excess of $0.325 per common unit will increase depending on the relevant target distribution level achieved.

     The following table illustrates the percentage allocation of distributions of available cash among the unitholders and our general partner up to the various target distribution levels.

                                                                        PERCENT OF MARGINAL
                                                                          AVAILABLE CASH
                                                         QUARTERLY        DISTRIBUTED TO
                                                        DISTRIBUTION   ---------------------
                                                         AMOUNT PER      COMMON      GENERAL
                                                         UNIT UP TO    UNITHOLDERS   PARTNER
                                                        ------------   -----------   -------
Minimum Quarterly Distribution........................     $0.275          99%          1%
First Target Distribution.............................     $0.325          99%          1%
Second Target Distribution............................     $0.375          86%         14%
Third Target Distribution.............................     $0.425          76%         24%
Thereafter............................................     $0.425          51%         49%

     In August 2000, we issued $170 million of Series B preference units to an affiliate of El Paso Corporation in exchange for our Crystal natural gas storage businesses. These Series B preference units have rights to income allocations on a cumulative basis, compounded semi-annually at an annual rate of 10%. We are not obligated to pay cash distributions on these Series B preference units until 2010, when the rate will increase to 12%. On and after October 1, 2010, the common unitholders will not be entitled to any distributions unless and until the Series B preference unitholders have received cash distributions equal to the accumulated income through that date. In October 2001, we redeemed 44,608 Series B preference units at their liquidation value of $50 million. As of December 31, 2001, we had 125,392 Series B preference units outstanding (with a liquidation value of $143 million).

     Distributions of Cash from Interim Capital Transactions. Distributions on any date by us of available cash constituting cash from interim capital transactions will be distributed 99% to unitholders and 1% to our general partner until a hypothetical holder of each type of our units has received with respect to such units distributions of available cash constituting cash from interim capital transactions in an amount equal to such unit's unrecovered capital (being $10.25 for a common unit and the liquidation value plus accretions for a Series B preference unit). Thereafter, distributions of available cash that constitute cash from interim capital transactions will be distributed as if they were cash from operations, and because the minimum quarterly distribution and first, second and third target distribution levels will have been reduced to zero as described below, our general partner's share of distributions of available cash will increase, in general, to 49% of all distributions of available cash.

     Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels. The minimum quarterly distribution, unrecovered capital per unit and the first, second and third target distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units (whether effected by a distribution payable in units or otherwise) but not by reason of the issuance of additional units for cash or property. For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), then the minimum quarterly distribution, unrecovered capital for a unit and the first, second and third target distribution levels would each be reduced to 49% of its initial level. In addition, if unrecovered capital is reduced as a result of a distribution of available cash constituting cash from interim capital transactions, the minimum quarterly distribution and the first, second and third target distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered capital immediately after giving effect to such distribution and the denominator of which is the unrecovered capital immediately prior to such distribution. With respect to our common units, "unrecovered capital" means, generally, the amount by which $10.25 per common unit exceeds the aggregate distributions of cash from interim capital transactions with respect to such common unit, as adjusted. For example, the initial unrecovered capital is $10.25 per common unit (which was the initial public offering price per unit, as adjusted for a two-for-one split); if cash from interim capital transactions of $7.50 per common unit is distributed to common unitholders (assuming no prior adjustments), then the amount of the minimum quarterly distribution, and of each of the target distribution levels, would be reduced to 26% of its initial level. If and when the unrecovered capital is zero, the minimum quarterly distribution and the first, second and third target distribution levels each will have been reduced to zero, and our general partner's share of distributions of available cash will increase, in general, to 49% of all distributions of available cash.

     The minimum quarterly distribution may also be adjusted if legislation is enacted or the interpretation or existing legislation is modified which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In such event, the minimum quarterly distribution and the first, second and third target distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (1) each of the minimum quarterly distribution and the first, second and third target distribution levels multiplied by (2) one minus the sum of (a) the estimated effective federal income tax rate to which we are subject as an entity plus (b) the estimated effective overall state and local income tax rate to which we are subject as an entity for the taxable year in which such quarter occurs. For example, if we were to become taxable as an entity for federal income tax purposes and we became subject to a combined estimated effective federal, state and local income tax rate of 38%, then the minimum quarterly distribution, and each of the target distribution levels, would be reduced to 62% of the amount thereof immediately prior to such adjustment.

     Distributions of cash from interim capital transactions will not reduce the minimum quarterly distribution in the quarter in which they are distributed.

     Distribution of Cash upon Liquidation. Following the commencement of our liquidation, our assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and thereafter, be distributed to the unitholders and our general partner in accordance with their respective capital account balances, as so adjusted.

     Partners are entitled to liquidation distributions in accordance with capital account balances. The allocations of gain or loss at the time of liquidation are intended to entitle the holders of outstanding Series B preference units to a preference over the holders of outstanding common units upon our liquidation, to the extent of their liquidation value. However, you cannot be sure that gain or loss will be sufficient to achieve this result. Series B preference unitholders will not be entitled to share with our general partner and common unitholders in our assets in excess of their liquidation value. The manner of such adjustment is as provided in the partnership agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

     - first, to our general partner and the holders of units which have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

     - second, 99% to the Series B preference unitholders and 1% to our general partner, until the capital account for each Series B preference unit is equal to its liquidation value;

     - third, 99% to the common unitholders and 1% to our general partner until the capital account for each common unit is equal to the unrecovered capital in respect of such common unit;

     - fourth, 99% to all common unitholders and 1% to our general partner until there has been allocated under this clause fourth an amount per unit equal to (a) the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the minimum quarterly distribution per unit which was distributed 99% to the common unitholders and 1% to our general partner for any quarter of our existence;

     - fifth, 86% to all common unitholders and 14% to our general partner until there has been allocated under this clause fifth an amount per unit equal to (a) the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per unit which was distributed 86% to the common unitholders and 14% to our general partner for any quarter of our existence;

     - sixth, 76% to all common unitholders and 24% to our general partner until there has been allocated under this clause sixth an amount per unit equal to (a) the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit which was distributed 76% to the common unitholders and 24% to our general partner for any quarter of our existence; and

     - thereafter, 51% to all common unitholders and 49% to our general partner.

     Any loss or unrealized loss will be allocated to the partners as follows:

     - first, to the Series B preference units in proportion to the positive balances of the Series B preference unitholders' capital accounts until the Series B preference unitholders' capital account balances are reduced to the amount of their liquidation value;

     - second, 1% to our general partner and 99% to all common unitholders in proportion to the positive balances in their respective capital accounts until all such capital accounts are reduced to zero;

     - third, to the Series B preference unitholders in proportion to, and to the extent of, the positive balances in their capital accounts until their capital accounts are reduced to zero; and

     - thereafter, the balance, if any, 100% to our general partner.

LIMITED CALL RIGHT

     If, at any time, nonaffiliates of our general partner own 15% or less of the issued and outstanding units or other limited partner interests of any class (including common units), then our general partner may call, or assign to us or its affiliates our right to call, such remaining publicly-held units or other limited partner interests at a purchase price equal to the greater of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest of such class purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before our general partner mails such notice.

VOTING RIGHTS

     Our general partner manages our day-to-day operations and strategic direction. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except pursuant to the vote of the holders of at least 55% of our voting units, including common units owned by our general partner and its affiliates but excluding our Series B preference units. And to the extent our limited partners do have the right to vote on a particular matter, our general partner and its affiliates will be able to exert influence over such vote because of their 26% ownership interest in our common units as of the date of this base prospectus. Our voting unitholders are entitled to vote only on the following matters:

     - a merger or consolidation involving us;

     - the sale, exchange or other disposition of all or substantially all of our assets;

     - our conversion into a corporation for tax purposes;

     - the transfer of all of our general partner interest (but not the sale of our general partner);

     - the election of any successor general partner upon the current general partner's withdrawal;

     - the removal of our general partner;

     - our continuation upon an event of dissolution; and

     - certain amendments to our partnership agreement.

     In addition, voting unitholders of record will be entitled to notice of, and to vote at, meetings of our voting unitholders and to act with respect to matters as to which approvals may be solicited. The partnership agreement provides that voting units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

     Except to the extent required by law, holders of our Series B preference units do not have the right to vote.

PREEMPTIVE AND DISSENTER'S APPRAISAL RIGHTS

     Holders of limited partner interests do not have preemptive rights and do not have dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation involving us or a sale of substantially all of our assets.

TRANSFER AGENT AND REGISTRAR

     Duties. Mellon Investor Services acts as the registrar and transfer agent for our listed units and receives a fee from us for serving in such capacities. All fees charged by the transfer agent for transfers and withdrawals of units are borne by us and not by the limited partners, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a limited partner and other similar fees or charges are borne by the affected limited partner. There is no charge to limited partners for disbursements of our distributions of available cash. We indemnify the transfer agent and its agents from certain liabilities.

     Resignation or Removal. The transfer agent may at any time resign, by notice to us, or be removed by us. Such resignation or removal will become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and has accepted such appointment with 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF LIMITED PARTNER INTERESTS

     Until a unit or other limited partner interest has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such unit or other limited partner interest, except as otherwise required by law. Any transfer of a unit or other limited partner interest will not be recorded by the transfer agent or recognized by us unless certificates representing those units or other limited partner interests are surrendered. When acquiring units or other limited partner interests, the transferee of such units or other limited partner interests units:

     - is an assignee until admitted as a substituted limited partner;

     - automatically requests admission as a substituted limited partner;

     - agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

     - represents that such transferee has the capacity and authority to enter into our partnership agreement;

     - grants powers of attorney to our general partner and any liquidator of us;

     - makes the consents and waivers contained in our partnership agreement;
       and

     - certifies that such transferee is an eligible U.S. citizen as required by the FERC.

     An assignee will become a limited partner in respect of the transferred units or other limited partner interests upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Our units or other limited partner interests are securities and are transferable according to the laws governing transfers of securities.

     In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in respect of the transferred units or other limited partner interests. A purchaser or transferee of units or other limited partner interests who does not become a limited partner obtains only (1) the right to assign the units or other limited partner interests to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred units or other limited partner interests. Thus, a purchaser or transferee of units or other limited partner interests who does not meet the requirements of limited partner admission will not be the record holder of such units or other limited partner interests, will not receive cash distributions unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has ensured that such transferee satisfies such requirements of admission with respect to such units or other limited partner interests and may not receive certain federal income tax information or reports furnished to holders of record.

FURTHER ASSESSMENTS

     Generally, limited partners will not be liable for assessments in addition to their initial capital investment in their units or other limited partner interests. Under certain circumstances, however, limited partners may be required to repay us amounts wrongfully returned or distributed to such limited partners. Under Delaware law, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     If it were determined under Delaware law that certain actions which the limited partners may take under our partnership agreement constituted "control" of our business, then our limited partners could be held personally liable for our obligations to the same extent as our general partner.

RELATIONSHIP TO SERIES B PREFERENCE UNITS

     As of December 31, 2001, there were 125,392 Series B preference units outstanding (all of which were held by an affiliate of our general partner with a liquidation value of $143 million), which have certain rights that are superior to those of common units. These rights include:

     - an initial per unit liquidation preference (as of August 30, 2000) of $1,000, which liquidation preference increases semi-annually at an annual rate of 10% until October 1, 2010 and 12% thereafter; and

     - after October 1, 2010, the right to receive distributions equal to their liquidation preference before any further distributions are made in respect of any other limited partner interests.

                 CERTAIN OTHER PARTNERSHIP AGREEMENT PROVISIONS

     The following paragraphs are a summary of certain provisions of our partnership agreement as in effect on the date of this base prospectus. The following discussion is qualified in its entirety by reference to our partnership agreement.

PURPOSE

     Our stated purposes under our partnership agreement are to serve as the managing member of our subsidiaries and to engage in any business activity permitted under Delaware law. Our general partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue until December 31, 2043, unless sooner dissolved pursuant to the terms of our partnership agreement.

AUTHORITY OF OUR GENERAL PARTNER

     Our general partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our partnership agreement. However, our partnership agreement limits the authority of our general partner as follows:

     - Without the prior approval of at least a majority in interest of our limited partners, our general partner may not, among other things, (1) sell or exchange all or substantially all of our assets (whether in a single transaction or a series of related transactions) or (2) approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets; however, our general partner may approve our mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval;

     - With certain exceptions generally described below under "-- Amendment of Partnership Agreement," an amendment to a provision of our partnership agreement generally requires the approval of the holders of at least
       66 2/3% of the outstanding limited partner interests;

     - With certain exceptions described below, any amendment that would materially and adversely affect the rights and preference of any type or class of partnership interests in relation to other types or classes of partnership interests will require the approval of the holders of at least a majority of such type or class of partnership interest (excluding those held by our general partner and its affiliates); and

     - In general, our general partner may not take any action, or refuse to take any reasonable action, the effect of which would be to cause us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, without the consent of the holders of at least 66 2/3% of the outstanding voting units, including common units owned by our general partner and its affiliates but excluding our Series B preference units.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

     Our general partner has agreed not to voluntarily withdraw as general partner on or prior to December 31, 2002 (with limited exceptions described below) without the approval of at least a majority of the remaining outstanding voting units and an opinion of counsel that (following the selection of a successor) its withdrawal would not result in the loss of limited liability or cause us to be taxed as a corporation or other entity for federal income tax purposes.

     After December 31, 2002, our general partner may withdraw by giving 90 days' written notice. If an appropriate opinion of counsel cannot be obtained, we would be dissolved as a result of such withdrawal.

     Our general partner may not be removed, with or without cause, as general partner except upon approval by the affirmative vote of the holders of not less than 55% of the outstanding voting units, subject to the satisfaction of certain conditions.

     In the event of withdrawal of our general partner where such withdrawal violates our partnership agreement or removal of our general partner for "cause," a successor general partner will have the option to acquire the general partner interest of the departing general partner (the "Departing Partner") and, if requested by the Departing Partner, its nonmanaging member interests in our subsidiaries, for a fair market value cash payment. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the Departing Partner will have the option to require the successor general partner to acquire the general partner and nonmanaging member interests of the Departing Partner for a fair market value cash payment.

     Our general partner may transfer all, but not less than all, of its general partner interest and its nonmanaging interests in our subsidiaries without the approval of our voting unitholders (1) to an affiliate of our general partner or
(2) upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity. In the case of any other transfer, in addition to the foregoing requirements, the approval of the holders of at least a majority of the outstanding voting units is required, excluding for purposes of such determination voting units held by our general partner and its affiliates. However, no approval of the voting unitholders is required for transfers of the stock or other securities representing equity interest in our general partner.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to our partnership agreement may be proposed only by our general partner. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3% of the outstanding voting units, except (1) that any amendment that would have a disproportionate material adverse effect on a class of units or other limited partner interests will require the approval of the holders of at least a majority of the outstanding limited partner interests (excluding those held by our general partner and its affiliates) of the class so affected or (2) as otherwise provided in our partnership agreement. No provision of our partnership agreement that establishes a percentage of outstanding limited partner interests required to take any action may be amended or otherwise modified to reduce such voting requirement without the approval of the holders of that percentage of outstanding limited partner interests constituting the voting requirement sought to be amended.

     In general, amendments which would enlarge the obligations of any type or class of our limited partners or our general partner require the consent of such limited partners or general partner, as applicable. Notwithstanding the foregoing, our partnership agreement permits our general partner to make certain amendments to our partnership agreement without the approval of any limited partner, including, subject to certain limitations, (1) an amendment that in the sole discretion of our general partner is necessary or desirable in connection with the authorization of additional preference units or other capital securities, (2) any amendment made, the effect of which is to separate into a separate security, separate and apart from the units, the right of preference unitholders to receive any arrearage, and (3) several other amendments expressly permitted in our partnership agreement to be made by our general partner acting alone.

     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if such amendments do not adversely affect the limited partners in any material respect, or are required by law or by our partnership agreement.

     No other amendments to our partnership agreement will become effective without the approval of at least 95% of the voting units unless we obtain an opinion of counsel to the effect that such amendment will not cause us to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and will not affect the limited liability of any limited partner or any member of our subsidiaries.

MEETINGS; VOTING

     Record holders of voting units on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of voting unitholders. Meetings of our voting unitholders may only be called by our general partner or, with respect to meetings called to remove our general partner, by voting unitholders owning 55% or more of the outstanding voting units, including common units owned by our general partner and its affiliates but excluding our Series B preference units.

     Representation in person or by proxy of two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding voting units will constitute a quorum at a meeting of voting unitholders. Except for (1) a proposal for removal or withdrawal of our general partner, (2) the sale of all or substantially all of our assets or (3) certain amendments to our partnership agreement described above, substantially all matters submitted for a vote are determined by the affirmative vote, in person or by proxy, of holders of at least a majority of the outstanding voting units.

     Except for holders of our Series B preference units, each record holder of a limited partner interest has one vote per unit or other limited partner interest, according to his percentage interest in us. However, our partnership agreement does not restrict our general partner from issuing limited partner interests having special or superior voting rights. Our Series B preference units do not have voting rights.

INDEMNIFICATION

     Our partnership agreement provides that we:

     - will indemnify our general partner, any Departing Partner and any person who is or was an officer, director or other representative of our general partner, any Departing Partner or us, to the fullest extent permitted by law, and

     - may indemnify, to the fullest extent permitted by law, (1) any person who is or was an affiliate of our general partner, any Departing Partner or us, (2) any person who is or was an employee, partner, agent or trustee of our general partner, any Departing Partner, us or any such affiliate, or (3) any person who is or was serving at our request as an officer, director, employee, partner, member, agent or other representative of another corporation, partnership, joint venture, trust, committee or other enterprise;

(each, as well as any employee, partner, agent or other representative of our general partner, any Departing Partner, us or any of their affiliates, an "Indemnitee") from and against any and all claims, damages, expenses and fines, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (1) our general partner, Departing Partner, us or an affiliate of either, (2) an officer, director, employee, partner, agent, trustee or other representative of our general partner, any Departing Partner, us or any of their affiliates or (3) a person serving at our request in any other entity in a similar capacity. Indemnification will be conditioned on the determination that, in each case, the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

     The above provisions may result in indemnification of Indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of our assets. We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described above.

GENERAL PARTNER EXPENSES

     Our general partner will be reimbursed for its direct and indirect expenses incurred on our behalf on a monthly or other appropriate basis as provided for in our partnership agreement, including, without limitation, expenses allocated to our general partner by its affiliates and payments made by our general partner to El Paso Corporation and its affiliates pursuant to the management agreement.

REDEMPTION OF SERIES B PREFERENCE UNITS

     We have the right, at any time, to redeem any or all of the outstanding Series B preference units for an amount equal to the face value ($1,000) of each Series B preference unit redeemed, plus all unpaid accretions in respect of each Series B preference unit redeemed through the date of redemption.

     In addition, if our general partner and its affiliates own more than 85% of the outstanding Series B preference units, our general partner will have the right to acquire all of the outstanding Series B preference units for the fair value of those Series B preference units, as determined reasonably and in good faith by the board of directors of our general partner.

LIMITED LIABILITY

     Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under Delaware

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

law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets.

TERMINATION, DISSOLUTION AND LIQUIDATION

     Our partnership existence will continue until December 31, 2043, unless sooner terminated pursuant to our partnership agreement. We will be dissolved upon any of the following:

     - our general partner's election to dissolve us, if approved by the holders of at least 66 2/3% of the outstanding voting units;

     - the sale, exchange or other disposition of all or substantially all of our assets and properties;

     - bankruptcy or dissolution of our general partner; or

     - withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of transfer in accordance with our partnership agreement or withdrawal or removal following approval of a successor).

Notwithstanding the foregoing, we will not be dissolved if within 90 days after such event our partners agree in writing to continue our business and to the appointment, effective as of the date of such event, of a successor general partner.

     Upon a dissolution pursuant to the third or fourth bullet above, the holders of at least 66 2/3% of the outstanding voting units may also elect, within certain time limitations, to reconstitute and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as a general partner an entity approved by the holders of at least 66 2/3% of the outstanding voting units, subject to our receipt of an opinion of counsel that such reconstitution, continuation and approval will not result in the loss of the limited liability of our limited partners or cause us, the reconstituted limited partnership or our subsidiaries to be taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

     Upon our dissolution, unless we are reconstituted and continue as a new limited partnership, a liquidator will liquidate our assets and apply the proceeds of the liquidation in the order of priority set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets and/or distribute assets to partners in kind if it determines that a sale or other disposition of our assets would be unsuitable.

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

                           INCOME TAX CONSIDERATIONS

     The tax consequences to you of an investment in our limited partner interests will depend in part on your own tax circumstances. You should therefore consult your own tax advisor about the federal, state, local and foreign tax consequences to you of an investment in our limited partner interests.

     This section is a summary of material tax considerations that may be relevant to you and, to the extent set forth below under "-- Legal Opinions and Advice," expresses the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to us and our general partner, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or unitholders. Moreover, the discussion focuses on limited partners who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, non-resident aliens or other limited partners subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to you of the ownership or disposition of units or other limited partner interests.

LEGAL OPINIONS AND ADVICE

     Our counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (1) we will be treated as a partnership, and (2) owners of units or other limited partner interests (with certain exceptions, as described in "-- Limited Partner Status" below) will be treated as our partners. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of our counsel.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, with respect to the foregoing issues or any other matter affecting us or unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that, if contested by the IRS, a court would agree with the opinions and statements set forth herein. Any such contest with the IRS may materially and adversely impact the market for our units or other limited partner interests and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the limited partners and our general partner. Furthermore, no assurance can be given that our treatment or the treatment of an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

     For the reasons hereinafter described, our counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a holder of units or other limited partner interests whose securities are loaned to a short seller to cover a short sale of those securities (see "-- Tax Treatment of Operations -- Treatment of Short Sales"),

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "-- Disposition of Limited Partner Interests -- Allocations Between Transferors and Transferees"), and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (see "-- Tax Treatment of Operations -- Section 754 Election").

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

TAX RATES

     The current maximum statutory income tax rate for individuals for 2002 is 38.6%. In general, net capital gains of an individual are subject to a maximum 20% tax rate if the asset giving rise to gain was held for more than 12 months at the time of disposition.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest immediately before the distribution.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, as to our status as a partnership for federal income tax purposes. Instead we have relied on the opinion of our counsel that, based upon the Code, the Treasury Regulations thereunder, published revenue rulings and court decisions, we will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, our counsel has relied on certain factual representations made by us and our general partner. Such factual matters are as follows:

     - We will not elect to be treated as an association or corporation;

     - We will be operated in accordance with (1) all applicable partnership statutes, (2) our partnership agreement, and (3) the description thereof in this base prospectus;

     - For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or may opine is "qualifying income" within the meaning of Section 7704(d) of the Code;

     - Prior to January 1, 1997 our general partner had at all times while acting as our general partner either (1) in the aggregate as a general and limited partner at least a 20% interest in the capital and 19% of our outstanding units and was acting for its own account and not as a mere agent of the limited partners, or (2) assets (excluding any interest in, or notes or receivables due from, us or our operating subsidiaries), the fair market value of which exceed their liabilities by the amount of at least 5% of the fair market value of all partnership interests outstanding immediately after the initial public offering of preference units, plus 5% of any additional net capital contributions to us made after the initial public offering;

     - Prior to January 1, 1992, except as otherwise required by Section 704 of the Code, our general partner had an interest in each material item of our and our operating subsidiaries' income, gain, loss, deduction and credit equal to at least 1% at all times during our existence and the existence of our operating companies; and

     - Prior to January 1, 1992, our general partner acted independently of our limited partners.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing, processing, production and development of, and exploration for, natural gas and crude oil, among other activities. Other types of qualifying income include interest (from other than a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Based upon our representations and the representations of our general partner and a review of the applicable legal authorities, our counsel is of the opinion that at least 90% of our gross income will constitute qualifying income. We estimate that less than 10% of our gross income for each taxable year will not constitute qualifying income.

     If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and unitholders, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the limited partners, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a limited partner would be treated as either taxable dividend income to the extent of our current or accumulated earnings and profits or in the absence of earnings and profits a nontaxable return of capital to the extent of the limited partner's tax basis in his units or other limited partner interests or taxable capital gain after the limited partner's tax basis in his units or other limited partner interests is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a limited partner's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units or other limited partner interests.

     The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Holders of our capital securities who have become our limited partners will be treated as our partners for federal income tax purposes. Our counsel is also of the opinion that (1) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (2) holders whose units or other limited partner interests are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units or other limited partner interests will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of units or other limited partner interests who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, our counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units or other limited partner interests who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of units or other limited partner interests unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such units or other limited partner interests.

     A beneficial owner of units or other limited partner interests whose securities have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units or other limited partner interests for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a holder who is not a partner for federal income tax purposes, and any cash distributions received by such a holder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

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

TAX CONSEQUENCES OF LIMITED PARTNER INTEREST OWNERSHIP

  FLOW-THROUGH OF TAXABLE INCOME

     We will pay no federal income tax. Instead, each limited partner will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a limited partner even if he has not received a cash distribution. Each limited partner will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within the taxable year of the limited partner.

  TREATMENT OF PARTNERSHIP DISTRIBUTIONS

     Our distributions to a limited partner generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units or other limited partner interests immediately before the distribution.

     Cash distributions in excess of a limited partner's tax basis generally will be considered to be gain from the sale or exchange of the units or other limited partner interests, taxable in accordance with the rules described under "-- Disposition of Limited Partner Interests" below. Any reduction in a limited partner's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that limited partner. To the extent that our distributions cause a limited partner's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

     A decrease in a limited partner's percentage interest in us because of our issuance of additional units or other limited partner interests will decrease his share of our nonrecourse liabilities resulting in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a limited partner, regardless of his tax basis in his units or other limited partner interests, if the distribution reduces his share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items" both as defined in Section 751 of the Code (collectively, "Section 751 Assets"). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the limited partner's realization of ordinary income under
Section 751(b) of the Code. This income will equal the excess of (1) the non-pro rata portion of the distribution over (2) the limited partner's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

  BASIS OF UNITS

     A limited partner's initial tax basis for his units or other limited partner interests will be the amount he paid for the units or other limited partner interests plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from us to him, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

  LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

     The deduction by a limited partner of his share of our losses will be limited to the tax basis in his units or other limited partner interests and, in the case of an individual limited partner or a corporate limited partner (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the limited partner is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A limited partner must recapture losses deducted in previous years to the extent that our distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a limited partner or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit or other limited partner interests, any gain recognized by a limited partner can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a limited partner will be at risk to the extent of the tax basis of his units or other limited partner interests, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units or other limited partner interests if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to units or other limited partner interests for repayment. A limited partner's at risk amount will increase or decrease as the tax basis of his units or other limited partner interests increases or decreases other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset future income generated by us and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a limited partner's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A limited partner's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a limited partner's net passive income from us will be treated as investment income for this purpose. In addition, a limited partner's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a limited partner's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit or other limited partner interest. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among our general partner and the limited partners in accordance with their respective percentage interests in us. At any time that distributions are made to the preference units and not to the common units or other limited partner interests, or that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of such distribution. If we have a net loss, items of income, gain, loss and deduction will generally be allocated first, to our general partner and the limited partners in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the partnership agreement) and, second, to our general partner.

     Specified items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or others, referred to in this discussion as "Contributed Property". The effect of these allocations to a limited partner will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some limited partners. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Treasury Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner's "book" capital account credited with the fair market value of Contributed Property and "tax" capital account credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

     Our counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Common Units -- Allocations between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a limited partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

  ACCOUNTING METHOD AND TAXABLE YEAR

     We use the year ending December 31 as our taxable year and have adopted the accrual method of accounting for federal income tax purposes. Each limited partner will be required to include in income his allocable share of partnership income, gain, loss and deduction for our taxable year ending within or with the taxable year of the limited partner. In addition, a limited partner who has a taxable year ending on a date other than December 31 and who disposes of all of his units or other limited partner interests following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of our
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

income, gain, loss and deduction. See "-- Disposition of Limited Partner Interests -- Allocations Between Transferors and Transferees."

  INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

     The tax basis of our various assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Our assets initially have an aggregate tax basis equal to the consideration we paid for such assets or, with respect to assets we acquired upon our formation or by contribution, the tax basis of the assets in the possession of our general partner or other contributor immediately prior to our formation. The federal income tax burden associated with the difference between the fair market value of property contributed by our general partner or other contributor and the tax basis established for such property will be borne by our general partner or other contributor. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depletion, depreciation and cost recovery methods that will result in the largest deductions in our early years. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain determined by reference to the amount of depreciation previously deducted and the nature of the property may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture such deductions as ordinary income upon a sale of his units or other limited partner interests. See
"-- Allocation of Partnership Income, Gain, Loss and Deduction" and
"-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

     The costs incurred in promoting the issuance of units or other limited partner interests (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under Treasury Regulations, underwriting discounts and commissions would be treated as a syndication costs.

  SECTION 754 ELECTION

     We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit or other limited partner interest purchaser's (other than a unit or other limited partner interest purchaser that purchases units or other limited partner interests directly from us) tax basis in our assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     If a partnership elects the remedial allocation method with respect to an item of partnership property (which we may do with respect to certain assets), Treasury regulations under Section 743 of the Code require that the portion of any Section 743(b) adjustment that is attributable to Section 704(c) built in gain must be depreciated over the remaining Section 168 cost recovery period for the Section 704(c) built in gain. Recently finalized Treasury Regulations under
Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built in gain. These Regulations apply only to partnerships that have adopted the remedial allocation method with respect to an item of partnership property, which we may adopt with respect to certain assets. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under
Section 168 or amortization under Section 197 must be taken into account as if it were newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the method adopted under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the regulations under Section 743 likely eliminated many of the problems, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to our partnership agreement, we are authorized to adopt a convention to preserve the uniformity of units or other limited partner interests even if that convention is not consistent with Treasury Regulation Section 1.167(c)-1(a)(6). See "-- Uniformity of Limited Partner Interests."

     Although our counsel is unable to opine as to the validity of this approach, we depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized 704(c) built in gain using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property that preserves the uniformity of common units, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method of amortizing and depreciating the Section 743(b) adjustment may be inconsistent with the Treasury Regulations. To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized 704(c) built in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This might affect the uniformity of common units. As a result, this aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "-- Uniformity of Limited Partner Interests."

     The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than some of our tangible assets.

     A Section 754 election is advantageous if the transferee's tax basis in his units or other limited partner interests is higher than such securities' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such units or other limited partner interests is lower than such security's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units or other limited partner interests may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by us on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of units or other limited partner interests may be allocated more income than he would have been allocated had the election not been revoked.

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

  ALTERNATIVE MINIMUM TAX

     Each limited partner will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective limited partners should consult with their tax advisors as to the impact of an investment in units or other limited partner interests on their liability for the alternative minimum tax.

  VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

     The federal income tax consequences of the ownership and disposition of units or other limited partner interests will depend in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by us. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by limited partners might change, and limited partners might be required to adjust their tax liability for prior years.

  TREATMENT OF SHORT SALES

     A limited partner whose units or other limited partner interests are loaned to a "short seller" to cover a short sale of units or other limited partner interests may be considered as having disposed of ownership of those securities. If so, he would no longer be a partner with respect to those securities during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those securities would not be reportable by the limited partner, any cash distributions received by the limited partner with respect to those securities would be fully taxable and all of such distributions would appear to be treated as ordinary income. Limited partners desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units or other limited partner interests. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

DISPOSITION OF LIMITED PARTNER INTERESTS

  RECOGNITION OF GAIN OR LOSS

     Gain or loss will be recognized on a sale of units or other limited partner interests equal to the difference between the amount realized and the limited partner's tax basis for the units or other limited partner interests sold. A limited partner's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a limited partner's share of our nonrecourse liabilities, the gain recognized on the sale of units or other limited partner interests could result in a tax liability in excess of any cash received from such sale.

     Prior distributions by us in excess of cumulative net taxable income in respect of a unit or other limited partner interest which decreased a limited partner's tax basis in such unit or other limited partner interest will, in effect, become taxable income if the unit or other limited partner interest is sold at a price greater than the limited partner's tax basis in such unit or other limited partner interest, even if the price is less than his original cost.

     Should the IRS successfully contest the convention used by us to amortize only a portion of the Section 743(b) adjustment (described under "-- Tax Treatment of Operations -- Section 754 Election") attributable to an amortizable
Section 197 intangible after a sale by our general partner of units or other limited partner interests, a limited partner could realize additional gain from the sale of units or other limited partner interests than had such convention been respected. In that case, the limited partner may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Our counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other limited partners.

     Except as noted below, gain or loss recognized by a limited partner, other than a "dealer" in units or other limited partner interests, on the sale or exchange of a unit or other limited partner interest held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of units or other limited partner interests held for more than 12 months will generally be taxed at a maximum rate of 20%. The Treasury Regulations under Section 1(h) of the Code generally provide that a portion of the capital gain that a limited partner realizes upon the sale or exchange of a unit or other limited partner interest may be subject to a maximum tax rate of 25% (instead of 20%) to the extent attributable to prior depreciation claimed on real property. This depreciation is referred to as "unrecaptured Section 1250 gain." A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit or other limited partner interest and may be recognized even if there is a net taxable loss realized on the sale of the unit or other limited partner interest. Thus, a limited partner may recognize both ordinary income and a capital loss upon a disposition of units or other limited partner interests. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which is based upon the relative fair market values of the interest sold and the interest retained. Although the ruling is unclear as to how the holding period of the interests is to be determined once they are combined, recently finalized Treasury Regulations make it clear that this ruling applies to publicly traded partnerships such as us, but allow a selling limited partner who can identify common units transferred with an identifiable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a limited partner will be unable to select high or low basis units or other limited partner interests to sell as would be the case with corporate stock, but, according to the Treasury Regulations under Section 1223 of the Code, may designate specific common units sold for purposes of determining the holding period of units transferred. A limited partner electing to use the actual holding period of common units transferred must use that identification method for all subsequent sales or exchanges of common units. A limited partner considering the purchase of additional units or other limited partner interests or a sale of units or other limited partner interests purchased in separate transactions should consult his own tax advisor as to the possible consequences of this ruling and the application of the Treasury Regulations.

     Some provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into

     - a short sale,

     - an offsetting notional principal contract, or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.
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

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

     In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the limited partners in proportion to the number of units or other limited partner interests owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the limited partners on the Allocation Date in the month in which that gain or loss is recognized. As a result, a limited partner transferring units or other limited partner interests may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, our counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units or other limited partner interests. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the limited partner's interest, our taxable income or losses might be reallocated among the limited partners. We are authorized to revise our method of allocation between transferors and transferees as well as among partners whose interests otherwise vary during a taxable period to conform to a method permitted under future Treasury Regulations.

     A limited partner who owns units or other limited partner interests at any time during a quarter and who disposes of those securities prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

  NOTIFICATION REQUIREMENTS

     A limited partner who sells or exchanges units or other limited partner interests is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit or other limited partner interest will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the unit or other limited partner interest that is allocated to goodwill or going concern value of ours. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  CONSTRUCTIVE TERMINATION

     We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will result in the closing of our taxable year for all limited partners. In the case of a limited partner reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months' taxable income or the inability to include our results in his taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

  ENTITY-LEVEL COLLECTIONS

     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any limited partner or our general partner or any former limited partner, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current limited partners. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units or other limited partner interests and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF LIMITED PARTNER INTERESTS

     Because we cannot match transferors and transferees of units or other limited partner interests, we must maintain uniformity of the economic and tax characteristics of the units or other limited partner interests to a purchaser of such securities. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units or other limited partner interests. See "-- Tax Treatment of Operations -- Section 754 Election."

     Consistent with Treasury Regulations promulgated under Section 743 of the Internal Revenue Code, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the newly adopted regulations under Section 743 but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets). See "-- Tax Treatment of Operations -- Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in our property. If this aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain limited partners and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. We will not adopt this convention if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the limited partners. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units or other limited partner interests that would not have a material adverse effect on the limited partners. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of units or other limited partner interests might be affected, and the gain from the sale of units or other limited partner interests might be increased without the benefit of additional deductions. See "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

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

TAX EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Ownership of units or other limited partner interests by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit or other limited partner interest will be unrelated business taxable income and thus will be taxable to such a limited partner.

     A regulated investment partnership or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. We do not anticipate that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold units or other limited partner interests will be considered to be engaged in business in the U.S. on account of ownership of units or other limited partner interests. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to deduct withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a U.S. trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes at the highest marginal rate applicable to individuals at the time of distribution (currently at the rate of 38.6%) on actual cash distributions made quarterly to foreign limited partners. Each foreign limited partner must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent on a Form W-8BEN in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

     Because a foreign corporation which owns units or other limited partner interests will be treated as engaged in a U.S. trade or business, such a corporation may be subject to U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country with respect to which the foreign corporate limited partner is a "qualified resident." In addition, such a limited partner is subject to special information reporting requirements under Section 6038C of the Code.

     The IRS has ruled that a foreign limited partner who sells or otherwise disposes of a unit or other limited partner interest will be subject to federal income tax on gain realized on the disposition of the unit or other limited partner interest to the extent that the gain is effectively connected with a U.S. trade or business of the foreign limited partner. Apart from the application of that ruling, a foreign limited partner will not be taxed or subject to withholding upon the disposition of a unit or other limited partner interest if that foreign limited partner has held less than 5% in value of the units or other limited partner interests during the five-year period ending on the date of the disposition and if the units or other limited partner interests are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

  PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

     We intend to furnish to each limited partner, within 90 days after the close of each calendar year, certain tax information, including a substitute Schedule K-1, which sets forth each limited partner's share

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

of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the limited partner's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. We cannot assure prospective limited partners that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units or other limited partner interests.

     The federal income tax information returns filed by us may be audited by the IRS. Adjustments resulting from any such audit may require each limited partner to adjust a prior year's tax liability, and possibly may result in an audit of the limited partner's own return. Any audit of a limited partner's return could result in adjustments of non-partnership as well as partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

     The Tax Matters Partner has made and will make certain elections on our behalf and on behalf of the limited partners and can extend the statute of limitations for assessment of tax deficiencies against limited partners with respect to our items. The Tax Matters Partner may bind a limited partner with less than a 1% profits interest in us to a settlement with the IRS unless that limited partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the limited partners are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any limited partner having at least a 1% interest in our profits and by the limited partners having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each limited partner with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.

     A limited partner must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a limited partner to substantial penalties. However, if we elect to be treated as a large partnership, our partners would be required to treat all of our items in a manner consistent with our return.

  NOMINEE REPORTING

     Persons who hold an interest in us as a nominee for another person are required to furnish to us (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (c) the amount and description of units or other limited partner interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units or other limited partner interests they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the units or other limited partner interests with the information furnished to us.

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

  REGISTRATION AS A TAX SHELTER

     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, our general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The IRS has issued the following shelter registration number to us: 93084000079. We must furnish the registration number to the limited partners, and a limited partner who sells or otherwise transfers a unit or other limited partner interest in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit or other limited partner interest to furnish the registration number to the transferee is $100 for each such failure. The limited partners must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or income of ours is included. A limited partner who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

  ACCURACY-RELATED PENALTIES

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return

     - with respect to which there is, or was, "substantial authority" or

     - as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of limited partners might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for limited partners to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

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

  STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, limited partners will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective limited partner should consider their potential impact on his investment in our units or other limited partner interests. We will own property and conduct business in Texas, Alabama, Louisiana, Mississippi and New Mexico; among other places. Of those, only Texas does not currently impose a personal income tax. A limited partner will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a limited partner who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular limited partner's income tax liability to the state, generally does not relieve the non-resident limited partner from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to limited partners for purposes of determining the amounts distributed by us. See "-- Disposition of Limited Partner Interests -- Entity-Level Collections." Based on current law and its estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each limited partner to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in our units or other limited partner interests. Accordingly, each prospective limited partner should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each limited partner to file all state and local, as well as U.S. federal, tax returns that may be required of such limited partner. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our units or other limited partner interests.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

                      INVESTMENT BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to certain additional considerations because persons with discretionary control of assets of such plans (a "fiduciary") are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and transactions are subject to restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts ("IRAs") established or maintained for employees by an employer or employee organization. Among other things, consideration should be given to (1) whether such investment is prudent under Section 404(a)(1)(B) of ERISA, (2) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA, and
(3) whether such investment will result in recognition of unrelated business taxable income by such plan. See "Income Tax Considerations -- Tax Exempt Organizations and Certain Other Investors." Fiduciaries should determine whether an investment in us is authorized by the appropriate governing instrument and is an appropriate investment for such plan.

     In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our assets would be considered "plan assets," our general partner would be considered a fiduciary of such plan and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code. Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan; i.e., IRAs established or maintained by individuals other than an employer or employee organization) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. If our assets were deemed to be "plan assets" and our general partner was thus considered a fiduciary of a plan, any decisions involving our assets would be subject to the prudency and diversification standard set forth in the preceding paragraph, as well as the trust requirements of ERISA.

     Under Department of Labor regulations the assets of an entity in which employee benefit plans acquire equity interests would not be deemed "plan assets" if, among other things, (1) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities law, (2) the entity is an "operating company" -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital, or (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, and by IRAs and other employee benefit plans not subject to ERISA (such as governmental or church plans). Our assets are not expected to be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and may also satisfy the requirements in (2) and (3).

                              PLAN OF DISTRIBUTION

     We may sell the capital securities representing limited partner interests and debt securities described in this base prospectus and any prospectus supplement to one or more underwriters for public offering and sale, or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of these securities will be named in the applicable prospectus supplement.

BY UNDERWRITERS

     Underwriters may offer and sell these securities at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell these securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of these securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

DIRECT SALES

     These securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

BY AGENTS

     These securities may also be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

GENERAL INFORMATION

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of these securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of these securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase these securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of these securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (1) the purchase by an institution of the securities shall not be prohibited under the applicable laws of any jurisdiction in the United States and (2) if these securities are being sold to underwriters, we shall have sold to such underwriters the total number of such securities less the number thereof covered by such arrangements. Agents, dealers or underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

     Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the capital securities representing limited partner interests and debt securities being offered and certain tax matters will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of El Paso Energy Partners, L.P., Deepwater Holdings, L.L.C., Neptune Pipeline Company, L.L.C., VK -- Deepwater Gathering Company, L.L.C. and Crystal Holding, L.L.C., and the financial statements of Manta Ray Gathering Company, L.L.C., Ewing Bank Gathering Company, L.L.C., El Paso Energy Partners Operating Company, L.L.C., VK -- Main Pass Gathering Company, L.L.C., El Paso Energy Partners Deepwater, L.L.C., Delos Offshore Company, L.L.C., Flextrend Development Company, L.L.C., El Paso Energy Partners Oil Transport, L.L.C., Poseidon Pipeline Company, L.L.C. and Green Canyon Pipeline Company, L.P., each of which is incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, and the consolidated balance sheet of El Paso Energy Partners Company and the financial statements of El Paso Energy Partners Finance Corporation, each of which is incorporated in this prospectus by reference to our Current Report on Form 8-K filed on August 28, 2001, have all been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Poseidon Oil Pipeline Company, L.L.C., incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, has been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to our estimated oil and natural gas reserves incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

PROSPECTUS

                     (GULFTERRA ENERGY PARTNERS, L.P. LOGO)

                        GULFTERRA ENERGY PARTNERS, L.P.

                             2,000,000 COMMON UNITS

                     REPRESENTING LIMITED PARTNER INTERESTS

                             ---------------------

     This prospectus relates to 2,000,000 of our common units that may be offered from time to time by one or more of the selling unitholders identified in this prospectus or in any supplement to this prospectus. See the section of the prospectus entitled "Selling Unitholders."

     The common units are being registered to permit the selling unitholders to sell the common units from time to time in the public market. The selling unitholders may sell the common units through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution," including through sales to underwriters or dealers (in which case this prospectus will be accompanied by a prospectus supplement listing any underwriters, the compensation to be received by the underwriters, and the total amount of money that the selling unitholders will receive in such sale after expenses of the offering are paid).

     Each selling unitholder may elect to sell all, a portion, or none of the common units it offers hereby. Each selling unitholder will determine the prices and terms of the sales at the time of each offering made by it, and will be responsible for any commissions or discounts due to brokers, dealers or agents. We will pay all of the other offering expenses. We will not receive any of the proceeds from any sale of the common units sold pursuant to this prospectus.

     Our common units are listed for trading on the New York Stock Exchange under the symbol "GTM".

     INVESTING IN OUR COMMON UNITS INVOLVES CERTAIN RISKS. LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 25, 2003

                               TABLE OF CONTENTS

About This Prospectus.......................................   ii
Where You Can Find More Information.........................   ii
Forward-Looking Statements and Other Information............   ii
Incorporation of Documents by Reference.....................  iii
GulfTerra Energy Partners, L.P..............................    1
Risk Factors................................................    2
  Risks related to our business.............................    2
  Conflicts of interest risks...............................   11
  Risk inherent in an investment in our securities..........   14
  Risks related to our legal structure......................   17
  Tax risks.................................................   19
Use of Proceeds.............................................   22
Selling Unitholders.........................................   22
Determination of Offering Price.............................   22
Description of the Common Units.............................   22
Certain Other Partnership Agreement Provisions..............   29
Income Tax Considerations...................................   33
Investment by Employee Benefit Plans........................   48
Plan of Distribution........................................   52
Legal Matters...............................................   54
Experts.....................................................   54

                             ---------------------

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus.

     You should rely only on the information contained in this prospectus or any applicable prospectus supplement and any information incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in or incorporated by reference in this prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this "prospectus," we are referring to this prospectus and (if applicable) the relevant prospectus supplement.

     You should not assume that the information in this prospectus or any applicable supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     We include cross references in this prospectus to captions in these materials where you can find further related discussions. The above table of contents tells you where to find these captions.

                             ---------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933 using a "shelf" registration or continuous offering process. Under this shelf registration process, the selling unitholders described in this prospectus (or in any supplement to this prospectus) may offer from time to time up to 2,000,000 common units representing limited partner interests. A selling unitholder may sell none, some or all of the common units offered by this prospectus. We cannot predict when or in what amounts a selling unitholder may sell any of the common units offered by this prospectus. The information in this prospectus is accurate as of July 25, 2003. Prospectus supplements may add, update or change information contained in this prospectus. If the description of the offering varies between the prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Therefore, you should carefully read this prospectus, any prospectus supplements and all additional information described under the heading "Where You Can Find More Information" below.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, and other information with the SEC. You can inspect and/or copy these reports and other information at offices maintained by the SEC, including:

     - the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - the SEC's regional offices in Chicago, Illinois and New York, New York;
       and

     - the SEC's website at http://www.sec.gov.

     You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Further, you can inspect similar information at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

                FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

     This prospectus and any prospectus supplement includes, or may include, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus and in any prospectus supplement are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

     This prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate," "could," "intend," "may," "plan," "predict," "project," "will" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

     - the amount and nature of future capital expenditures;

     - business strategy and measures to carry out strategy;

     - competitive strengths;

     - goals and plans;

     - expansion and growth of our business and operations;

     - references to intentions as to future matters; and

     - other similar matters.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

     You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information we have filed with it. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus, and later information that we file under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, and which is deemed "filed," with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     - Annual Report on Form 10-K for the year ended December 31, 2002;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

     - Current Reports on Form 8-K and 8-K/A dated January 2, 2003; March 19, 2003; April 7, 2003; April 8, 2003; April 10, 2003; April 11, 2003; May
       1, 2003; May 8, 2003; May 14, 2003; May 16, 2003; June 6, 2003; July 1,
       2003; and July 14, 2003.

     You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                        GulfTerra Energy Partners, L.P.
                                4 Greenway Plaza
                              Houston, Texas 77046
                                 (832) 676-4853
                         Attention: Investor Relations

     We also make available, free of charge, on our internet website at http://www.gulfterra.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

                        GULFTERRA ENERGY PARTNERS, L.P.

     Formed in 1993, GulfTerra Energy Partners, L.P. (NYSE:GTM), formerly known as El Paso Energy Partners, L.P., is one of the largest publicly-traded master limited partnerships, or MLPs, in terms of market capitalization. Since El Paso Corporation's initial acquisition of an interest in us in 1998, we have diversified our asset base, stabilized our cash flow and decreased our financial leverage as a percentage of total capital. We have accomplished this through a series of acquisitions and development projects, as well as seven public offerings of our common units. We manage a balanced, diversified portfolio of interests and assets relating to the midstream energy sector, which involves gathering, transporting, separating, handling, processing, fractionating and storing natural gas, oil and natural gas liquids, or NGL. This portfolio, which we consider to be balanced due to its diversity of geographic locations, business segments, customers and product lines, includes:

     - offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

     - onshore natural gas pipelines and processing facilities in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas;

     - onshore NGL pipelines and fractionation facilities in Texas; and

     - onshore natural gas and NGL storage facilities in Louisiana, Mississippi and Texas.

     We are one of the largest natural gas gatherers, based on miles of pipeline, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and the San Juan Basin, which envelops a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, especially the deeper water regions of the Gulf of Mexico, one of the United States' fastest growing oil and natural gas producing regions, offer us significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure. In 2002, the Gulf of Mexico accounted for approximately 25 percent of all natural gas production in the United States and the supply regions accessed by our pipelines in Texas and the San Juan Basin accounted for approximately 33 percent.

OFFICES

     Our principal executive offices are located at 4 Greenway Plaza, Houston, TX 77046, and the phone number at this address is (832) 676-4853.

     For purposes of this prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," we are describing ourselves, GulfTerra Energy Partners, L.P., together with our subsidiaries.

                                  RISK FACTORS

     Investing in our securities involves risks. In addition, limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the same business. You should carefully consider the following risk factors as well as the section entitled "Risk Factors and Cautionary Statement" included in our Annual Report on Form 10-K for the year ended December 31, 2002, and the information we have incorporated by reference into this prospectus or any prospectus supplement, before investing in our common units. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected, the trading price of our common units could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

  OUR INDEBTEDNESS COULD ADVERSELY RESTRICT OUR ABILITY TO OPERATE, AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR DEBT SECURITIES.

     We have a significant amount of indebtedness and the ability to incur substantially more indebtedness. As of March 31, 2003, we had approximately $791 million outstanding of senior secured indebtedness, approximately $202 million outstanding of accounts payable and $1.16 billion outstanding under indentures related to our senior subordinated notes.

     From time to time, our joint ventures also incur indebtedness. As of March 31, 2003, Poseidon Oil Pipeline Company, L.L.C., in which we own a 36 percent interest, had $127 million outstanding under its revolving credit facility and Deepwater Gateway, L.L.C., in which we own a 50 percent interest, had $67 million outstanding under its project finance loan. If Deepwater Gateway defaults on its payment obligations, we would be required to pay to the lenders all distributions we or any of our subsidiaries have received from Deepwater Gateway up to $22.5 million. Our obligation to make such a payment is collateralized by substantially all of our assets on the same basis as our obligations under our credit facility.

     We and all of our subsidiaries, except for our unrestricted subsidiaries, must comply with various affirmative and negative covenants contained in the indentures related to our senior notes and our senior subordinated notes and our credit facilities. Among other things, these covenants limit the ability of us and our subsidiaries, except for our unrestricted subsidiaries, to:

     - incur additional indebtedness or liens;

     - make payments in respect of or redeem or acquire any debt or equity issued by us;

     - sell assets;

     - make loans or investments;

     - acquire or be acquired by other companies; and

     - amend some of our contracts.

     We do not have the right to prepay the balance outstanding under our senior notes and our senior subordinated notes without incurring substantial economic penalties. The restrictions under our indebtedness may prevent us from engaging in certain transactions which might otherwise be considered beneficial to us and could have other important consequences to you. For example, they could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures and other general partnership requirements, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

     - place us at a competitive disadvantage as compared to our competitors that have less debt.

     We may incur additional indebtedness (public or private) in the future, either under our existing credit facilities, by issuing debt securities, under new credit agreements, under joint venture credit agreements, under capital leases or synthetic leases, on a project finance or other basis, or a combination of any of these. If we incur additional indebtedness in the future, it would be under our existing credit facility or under arrangements which may have terms and conditions at least as restrictive as those contained in our existing credit facilities and the indentures relating to our senior subordinated notes and our senior notes. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness. If an event of default occurs under our joint ventures' credit facilities, we may be required to repay amounts previously distributed to us and our subsidiaries. In addition, if El Paso Corporation and its subsidiaries no longer own more than 50 percent of our general partner, that would (1) be an event of default, unless our creditors agreed otherwise, under our credit facilities and (2) require us to offer to repurchase all of our senior subordinated notes, and possibly all of our senior notes, at 101 percent of their par value. Any such event could limit our ability to fulfill our obligations under our debt securities, which could adversely affect the market price of our securities.

  WE MAY NOT BE ABLE TO FULLY EXECUTE OUR GROWTH STRATEGY IF WE ENCOUNTER TIGHT CAPITAL MARKETS OR INCREASED COMPETITION FOR QUALIFIED ASSETS.

     Our strategy contemplates substantial growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively, diversify our asset portfolio and, thereby, provide more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating, additional potential joint ventures, stand-alone projects and other transactions that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business and increase our market position.

     We will need new capital to finance the future development and acquisition of assets and businesses. Limitations on our access to capital will impair our ability to execute this strategy. Expensive capital will limit our ability to develop or acquire accretive assets. Although we intend to continue to expand our business, this strategy may require substantial capital, and we may not be able to raise the necessary funds on satisfactory terms, if at all. For example, if our common unitholders do not approve the conversion of our outstanding Series C units into common units when requested and, accordingly, our Series C units receive a preferential distribution rate, issuance of common units would become a more expensive method of raising capital for us in the future.

     In addition, we are experiencing increased competition for the assets we purchase or contemplate purchasing. Increased competition for a limited pool of assets could result in our not being the successful bidder more often or our acquiring assets at a higher relative price than that which we have paid historically. Either occurrence would limit our ability to fully execute our growth strategy. Our ability to execute our growth strategy may impact the market price of our securities.

  OUR GROWTH STRATEGY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS IF WE DO NOT SUCCESSFULLY INTEGRATE THE BUSINESSES THAT WE ACQUIRE OR IF WE SUBSTANTIALLY INCREASE OUR INDEBTEDNESS AND CONTINGENT LIABILITIES TO MAKE ACQUISITIONS.

     We may be unable to integrate successfully businesses we acquire. We may incur substantial expenses, delays or other problems in connection with our growth strategy that could negatively impact our results of operations. Moreover, acquisitions and business expansions involve numerous risks, including:

     - difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

     - inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including unfamiliarity with their markets; and

     - diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

     If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. A substantial increase in our indebtedness and contingent liabilities could have a material adverse effect on our business, as discussed above.

  OUR ACTUAL CONSTRUCTION, DEVELOPMENT AND ACQUISITION COSTS COULD EXCEED OUR FORECAST, AND OUR CASH FLOW FROM CONSTRUCTION AND DEVELOPMENT PROJECTS MAY NOT BE IMMEDIATE.

     Our forecast contemplates significant expenditures for the development, construction or other acquisition of energy infrastructure assets, including some construction and development projects with significant technological challenges. For example, underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk and if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. We may not be able to complete our projects, whether in deep water or otherwise, at the costs currently estimated. If we experience material cost overruns, we will have to finance these overruns using one or more of the following methods:

     - using cash from operations;

     - delaying other planned projects;

     - incurring additional indebtedness; or

     - issuing additional debt or equity.

     Any or all of these methods may not be available when needed or may adversely affect our future results of operations.

     Our revenues and cash flow may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline or platform or expand an existing facility, the design, construction, development and installation may occur over an extended period of time and we may not receive any material increase in revenue or cash flow from that project until after it is placed in service and customers enter into binding arrangements. If our revenues and cash flow do not increase at projected levels because of substantial unanticipated delays, we may not meet our obligations as they become due.

  THE FUTURE PERFORMANCE OF OUR ENERGY INFRASTRUCTURE OPERATIONS, AND THUS OUR ABILITY TO SATISFY OUR DEBT REQUIREMENTS AND MAINTAIN CASH DISTRIBUTIONS, DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT OF ADDITIONAL OIL AND NATURAL GAS RESERVES BY OTHERS.

     The oil, natural gas and other products available to our energy infrastructure assets are derived from reserves produced from existing wells, which reserves naturally decline over time. In order to offset this natural decline, our energy infrastructure assets must access additional reserves. Additionally, some of the projects we have planned or recently completed, including our Falcon Nest platform, our Deepwater Gateway joint venture and our Cameron Highway project, are dependent on reserves that we expect to be produced from newly discovered properties that producers are currently developing.

     Finding and developing new oil and natural gas reserves is very expensive, especially offshore. The flextrend (water depths of 600 to 1,500 feet) and deepwater (water depths greater than 1,500 feet) areas of the Gulf of Mexico in particular will require large capital expenditures by producers for exploration and development drilling, installing production facilities and constructing pipeline extensions to reach the new wells. Many economic and business factors out of our control can adversely affect the decision by any producer to explore for and develop new reserves. These factors include relatively low oil and natural gas prices, cost and availability of equipment, regulatory changes, capital budget limitations or the lack of available capital. Additional reserves, if discovered, may not be developed in the near future or at all. For example, because of the level to which hydrocarbon prices declined during 1998 and the first quarter of 1999, overall oil and natural gas activity declined in relation to prior years. If hydrocarbon prices decline to those levels again or if capital spending by the energy industry decreases or remains at low levels for prolonged periods, our results of operations and cash flow could suffer.

  WE WILL BE ADVERSELY AFFECTED IF WE CANNOT NEGOTIATE AN EXTENSION OR REPLACEMENT ON COMMERCIALLY REASONABLE TERMS OF THREE MATERIAL CONTRACTS WHICH ACCOUNTED FOR APPROXIMATELY 70 PERCENT OF THE VOLUME ATTRIBUTABLE TO THE SAN JUAN GATHERING SYSTEM DURING 2002 AND WHICH EXPIRE BETWEEN 2006 AND 2008.

     For the year ended December 31, 2002, approximately 70 percent of the volume attributable to the San Juan gathering system is derived from contracts with three major customers: Burlington Resources, Conoco and BP. These contracts expire in 2008, 2006 and 2006. If we are not able to successfully negotiate replacement contracts, or if the replacement contracts are on less favorable terms, the effect on us will be adverse. The following table indicates the percentage revenue generated by each contract in relation to the indicated denominator for the twelve months ended December 31, 2002:

                                                    BURLINGTON
                   BASE REVENUE                     RESOURCES    CONOCO    BP     TOTAL
                   ------------                     ----------   ------   -----   -----
San Juan gathering revenue(1).....................    30.6%      20.9%    14.5%   66.0%
Total revenue of GulfTerra Energy Partners,
  L.P.............................................     6.9%       4.7%     3.3%   14.9%

---------------

(1) We have assumed twelve months of San Juan gathering system revenues in our calculation of the percentage revenue generated by each customer in order to more accurately reflect annual results. The revenue reflected in our statement of income includes San Juan gathering system only as of the acquisition date of the San Juan assets.

  WE WILL BE ADVERSELY AFFECTED IF WE CANNOT NEGOTIATE AN EXTENSION OR A REPLACEMENT ON COMMERCIALLY REASONABLE TERMS OF APPROXIMATELY 900 MILES OF RIGHTS-OF-WAY UNDERLYING THE SAN JUAN GATHERING SYSTEM.

     Approximately 900 miles of the San Juan gathering system benefits from rights-of-way granted over Native American lands. The rights-of-way expire in 2005. Although the rights-of-way have been renewed in the past, these rights-of-way may not continue to be renewed on commercially reasonable terms, or on any terms. If these rights-of-way are not renewed or if the fees for these rights-of-way increase substantially, the effect on us will be adverse.

  FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS.

     In addition to our exposure to commodity prices, we also have exposure to movements in interest rates. The interest rates on some of our indebtedness, like our senior notes and our senior subordinated notes, are fixed and the interest rates on some of our other indebtedness, like our credit facility and the credit facilities of our joint ventures, are variable. Our results of operations and our cash flow, as well as our access to future capital and our ability to fund our growth strategy, could be adversely affected by significant increases or decreases in interest rates.

  NATURAL GAS PIPELINES, PLANTS AND PLATFORMS -- PRICE DECREASES COULD HAVE AN ADVERSE EFFECT ON THE DISCOVERY AND DEVELOPMENT OF REPLACEMENT RESERVES AND ON THE RESULTS OF OPERATIONS OF OUR SAN JUAN NATURAL GAS GATHERING SYSTEM, OUR CHACO PLANT AND OUR INDIAN BASIN PLANT.

     Currently, the primary consequence of commodity price reductions to our pipeline and platform operations is the risk that less replacement reserves will be discovered and developed as a result of a long-term decline in prices. Although the majority of our pipeline and platform operations involve fee-based arrangements for gathering, transporting and handling reserves that are dedicated to the facilities for the life of the reserves, some of our pipelines can be dramatically affected by a reduction in commodity prices because those pipelines purchase and resell the commodity.

     The financial results from our San Juan natural gas gathering system, our Chaco plant and our Indian Basin Plant can be dramatically affected by a reduction in, or the volatility of, commodity prices. For example, over 95 percent of the volumes handled by the San Juan gathering system are fee-based arrangements, 80 percent of which are calculated as a percentage of a regional natural gas price index. In addition, the San Juan gathering system provides aggregating and bundling services -- in which it purchases gas at the wellhead and resells gas in the open market -- for some smaller producers, which account for less than five percent of the volumes on that system.

     Prices for natural gas, NGL and NGL components can fluctuate in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. Contemporaneously with the November 2002 San Juan assets acquisition, our tolling arrangement with a subsidiary of El Paso Corporation relating to the Chaco plant was terminated. Accordingly, a substantial portion of our Chaco plant processing arrangements are now exposed to commodity price risk -- specifically prices for NGL. Substantially all of our revenues for natural gas processing services at the Chaco plant and Indian Basin plant will fluctuate directly with the monthly price of NGL.

     Utilization rates in the processing industry can fluctuate dramatically from month to month, depending on the needs of producers. The average utilization rate for the Chaco processing plant for the calendar years 2002, 2001, and 2000 was 90 percent, 89 percent and 91 percent. The average utilization rate for the Indian Basin processing plant for the calendar years 2002, 2001 and 2000 was 93 percent, 93 percent and 82 percent.

  NATURAL GAS STORAGE -- NATURAL GAS PRICE STABILITY COULD HAVE AN ADVERSE EFFECT ON REVENUE AND CASH FLOW FROM OUR STORAGE ASSETS.

     Prices for natural gas have historically been seasonal and volatile, which has enhanced demand for our storage services. The storage business has benefited from large price swings resulting from seasonal price sensitivity through increased withdrawal charges and demand for non-storage hub services. However, the market for natural gas may not continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased storage capacity throughout the pipeline grid, increased production capacity or otherwise, the demand for our storage services and, therefore, the prices that we will be able to charge for those services may decline.

  OIL AND NGL LOGISTICS -- THE FRACTIONATION BUSINESS IS CYCLICAL AND IS DEPENDENT IN PART UPON THE SPREADS BETWEEN PRICES FOR NATURAL GAS, NGL AND PETROLEUM PRODUCTS.

     Since our fractionation facilities provide fee-based services, for which we receive a fixed fee for each unit of NGL we fractionate, our fractionation operations are not directly affected by fluctuations in prices for natural gas, NGL and NGL components. However, if the spread between prices for natural gas, NGL and NGL components do not provide sufficient profits to natural gas producers, then those producers may decide not to process their natural gas or fractionate their NGL, or to process less natural gas or fractionate less NGL. This could decrease the volumes to our processing and fractionation facilities and, accordingly, negatively affect our operational results. In many cases, processing and fractionating is profitable only when the producer can receive more net proceeds by physically separating the natural gas from the NGL and separating the NGL components from the NGL and selling those products than it would receive by merely selling the raw natural gas stream. The spread between the prices for natural gas and NGL is greatest when the demand for NGL increases for use in petrochemical and refinery feedstock. If, and when, this spread becomes too narrow to justify the costs, producers have the option to sell the raw natural gas stream rather than process and fractionate. In such a case, our processing or fractionation facilities or both will be underutilized. Although our fixed fee-based arrangements limit the direct effects of decreases in commodity prices on our fractionation operations, those arrangements also cause us to forego any benefits we would otherwise experience if commodity prices were to increase.

     Utilization rates in the fractionation industry can fluctuate dramatically from month to month depending on the needs of producers. The monthly utilization rate for our fractionation facilities during the 12 months ending December 31, 2002 was as low as 58 percent and as high as 82 percent. However, our average annual utilization rate for our fractionation facilities for the calendar years 2002, 2001 and 2000 were 74 percent, 73 percent and 89 percent.

  OIL AND NATURAL GAS PRODUCTION -- PRICE AND VOLUME VOLATILITY IS SUBSTANTIALLY OUT OF OUR CONTROL AND COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM OUR PRODUCING OIL AND NATURAL GAS PROPERTIES.

     We have exposure to movements in commodity prices relating to our oil and natural gas production, which we partially hedge from time to time using financial derivative instruments. Our results of operations and our cash flow could be materially adversely affected by factors we cannot control, including:

     - fluctuations in prices of oil and natural gas;

     - future operating costs; and

     - risks incident to the operation of oil and natural gas wells.

  OUR EPN TEXAS FRACTIONATION FACILITIES ARE DEDICATED TO A SINGLE CUSTOMER, THE LOSS OF WHICH COULD ADVERSELY AFFECT US.

     In connection with our acquisition of our EPN Texas fractionation facilities, we entered into a 20-year fee-based transportation and fractionation agreement and have dedicated 100 percent of the capacity of our fractionation facilities to El Paso Field Services, L.P., a subsidiary of El Paso Corporation. In that agreement, all of the NGL derived from processing operations at seven natural gas processing plants in south Texas owned by subsidiaries of El Paso Corporation are delivered to our NGL transportation and fractionation facilities. Effectively, we will receive a fixed fee for each barrel of NGL transported and fractionated by our facilities. Approximately 25 percent of our per barrel fee is escalated annually for increases in inflation. El Paso Field Services will bear substantially all of the risks and rewards associated with changes in the commodity prices for NGL produced at the EPN Texas fractionation facilities.

     Our operations are likely to be adversely affected if this arrangement is terminated or if El Paso Field Services does not deliver enough NGL to us to ensure that we can maintain a profitable utilization rate or does not fully perform its obligations under the agreement.

  FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     Oil, natural gas and other petroleum products prices are volatile and could have an adverse effect on a portion of our revenues and cash flow. Although our strategy involves mitigating our exposure to the volatility in commodity prices, primarily by focusing on fee-based services, all segments of our operations are somewhat affected by price reductions and some of our segments are significantly affected by price reductions. Price reductions can materially reduce the level of oil and natural gas exploration, pipeline volumes, production and development operations, which provide reserves to replace those that are produced over time. In addition, some of our operations, like production, processing and fractionation, are very sensitive to price declines.

  ENVIRONMENTAL COSTS AND LIABILITIES AND CHANGING ENVIRONMENTAL REGULATION COULD AFFECT OUR CASH FLOW.

     Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. We will make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of our operations, including the handling, manufacture, use, emission or disposal of substances and wastes. Moreover, as with other companies engaged in similar or related businesses, our operations always have some risk of environmental costs and liabilities because we handle petroleum products.

  OUR USE OF DERIVATIVE FINANCIAL INSTRUMENTS COULD RESULT IN FINANCIAL LOSSES.

     We use financial derivative instruments and other hedging mechanisms from time to time to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates, although there are times when we do not have any hedging mechanisms in place. To the extent we hedge our commodity price exposure and interest rate exposure, we forego the benefits we would otherwise experience if commodity prices were to increase or interest rates were to decrease. In addition, we could experience losses resulting from our hedging and other derivative positions. Such losses could occur under various circumstances, including if our counterparty does not perform its obligations under the hedge arrangement, our hedge is imperfect, or our hedging policies and procedures are not followed.

  WE WILL FACE COMPETITION FROM THIRD PARTIES TO GATHER, TRANSPORT, PROCESS, FRACTIONATE, STORE OR OTHERWISE HANDLE OIL, NATURAL GAS AND OTHER PETROLEUM PRODUCTS.

     Even if reserves exist in the areas accessed by our facilities and are ultimately produced, we may not be chosen by the producers to gather, transport, process, fractionate, store or otherwise handle any of these reserves. We compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

     - geographic proximity to the production;

     - costs of connection;

     - available capacity;

     - rates; and

     - access to markets.

  FERC REGULATION AND A CHANGING REGULATORY ENVIRONMENT COULD AFFECT OUR CASH FLOW.

     The FERC extensively regulates certain of our energy infrastructure assets. This regulation extends to such matters as:

     - rate structures;

     - rates of return on equity;

     - recovery of costs;

     - the services that our regulated assets are permitted to perform;

     - the acquisition, construction and disposition of assets; and

     - to an extent, the level of competition in that regulated industry.

     In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR) that proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since our HIOS natural gas pipeline and Petal natural gas storage facilities are interstate facilities as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how HIOS and Petal conduct business and interact with all energy affiliates of El Paso Corporation and us. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held in May 2002, providing an opportunity to comment further on the NOPR. Following the conference, additional comments were filed by us. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in the form proposed would, at a minimum, place additional administrative and operational burdens on us.

     If the standards of conduct NOPR is adopted by the FERC, we will be required to functionally separate our HIOS and Petal interstate facilities from our other entities. Under the proposed rule, we would be required to dedicate employees to manage and operate our interstate facilities independently from our other non-jurisdictional facilities. This employee group would be required to function independently and would be prohibited from communicating non-public transportation information to affiliates. Separate office facilities and systems would be necessary because of the requirement to restrict affiliate access to interstate transportation information. The NOPR also limits the sharing of employees and offices with non-regulated entities. Because of the loss of synergies and shared employee restrictions, a disposition of the interstate facilities may be necessary for us to effectively comply with the rule.

     In July 2002, the FERC issued a Notice of Inquiry (NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. The FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost of service based rate) continues to safeguard against a pipeline exercising market power, as well as other issues related to negotiated rate programs. At this time, we cannot predict the outcome of this NOI.

     In August 2002, the FERC issued a NOPR requiring that all arrangements concerning the cash management or money pool between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires certain specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposes that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity must maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent must maintain investment grade credit ratings.

     In addition in August 2002, FERC's Chief Accountant issued an Accounting Release, to be effective immediately, providing guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, the Accounting Release did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed in August 2002. The FERC has not yet acted on rehearing requests.


     In June 2003, the FERC issued an Interim Rule rejecting the NOPR's proposal that prescribed limitations on entry into or participation in cash management programs. The FERC determined that these prerequisites were too rigid and inflexible. Nevertheless, the Interim Rule imposes documentation and proposes reporting requirements for FERC-regulated entities that participate in cash management programs. The Interim Rule requires natural gas companies to maintain current and up-to-date copies of the documentation authorizing the establishment of the cash management program in which they participate. The Interim Rule also requires natural gas companies participating in a cash management program to maintain certain supporting documentation for all deposits into, borrowings from, interest income from, and interest expense to such program.


     The Interim Rule seeks comments on a new reporting requirement that mandates FERC-regulated entities to file the cash management agreements with the FERC and changes to the agreement within ten days. The Interim Rule proposes that a FERC-regulated entity participating in a cash management program notify the Commission within 5 days when its proprietary capital ratio falls below 30 percent (or conversely, its long-term debt rises above 70 percent) and when it subsequently returns to or exceeds 30 percent. Comments on the Interim Rule are due on August 7, 2003.

     If the cash management NOPR is adopted by the FERC, our HIOS and Petal interstate facilities may no longer be permitted to participate in a money pool or cash management program. As a result, more frequent distributions or equity contributions may be needed in anticipation of monthly cash flow requirements for those interstate facilities. Also, separate credit facilities and resources may be required to support the capital and day-to-day activities for the interstate facilities separate from other of our subsidiaries and our primary bank accounts.

     On May 19, 2003, the FERC issued a Final Rule that amends its regulations to enable natural gas interstate pipeline companies, in emergency situations, to replace facilities when immediate action is required to restore service in an emergency due to a sudden unanticipated loss of natural gas or capacity for the protection of life or health or for the maintenance of physical property. Specifically, the Final Rule permits a pipeline to replace mainline facilities using a route other than an existing right-of-way, to commence construction without being subject to a 45-day waiting period, and to undertake projects that exceed the existing blanket cost constraints. Lastly, the Final Rule requires that landowners be notified of potential construction but provides for a possible waiver of the 30-day waiting period.

     In January 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. Comments on this NOPR were due in April 2003. At this time we cannot predict the outcome of this NOPR.

     In June 2003, the FERC issued a NOPR that proposes to establish quarterly financial reporting requirements, which are similar to the current Annual Report but will required the addition of Management's Discussion and Analysis. Additionally, the FERC proposes to revise the Annual Report to include Management's Discussion and Analysis, analysis of fourth quarter results, revised officer certifications and electronic filing of auditor's reports. The deadlines of these reports will be accelerated each year through 2006. Comments are due on this NOPR on August 6, 2003. At this time, we cannot predict the outcome of this NOPR.

     Given the extent of this regulation, the extensive changes in FERC policy over the last several years, the evolving nature of regulation and the possibility for additional changes, the current regulatory regime may change and affect our financial position, results of operations or cash flows.

  A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT INVOLVING US COULD RESULT IN SEVERE PERSONAL INJURY, PROPERTY DAMAGE AND ENVIRONMENTAL DAMAGE, WHICH COULD CURTAIL OUR OPERATIONS AND OTHERWISE ADVERSELY AFFECT OUR ASSETS AND CASH FLOW.

     Some of our operations involve higher risks of severe personal injury, property damage and environmental damage, any of which could curtail our operations and otherwise expose us to liability and adversely affect our cash flow. For example, our natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. We also operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of our operations are exposed to the elements, including hurricanes, tornadoes, storms, floods and earthquakes.

     If one or more facilities that are owned by us or that deliver oil, natural gas or other products to us is damaged or otherwise affected by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of our storage contracts obligate us to indemnify our customers for any damage or injury occurring during the period in which the customers' natural gas is in our possession. Any event that interrupts the fees generated by our energy infrastructure assets, or which causes us to make significant expenditures not covered by insurance, could reduce our cash available for paying our interest obligations as well as unitholder distributions and, accordingly, adversely impact the market price of our securities. Additionally, the proceeds of any property and business interruption insurance maintained by us may not be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur, and we may not be able to renew it or obtain other desirable insurance on commercially reasonable terms, if at all.

  ARTHUR ANDERSEN LLP, THE PUBLIC ACCOUNTANTS THAT AUDITED THE 2000 FINANCIAL STATEMENTS OF OUR JOINT VENTURE POSEIDON OIL PIPELINE COMPANY, L.L.C., HAS BEEN CONVICTED OF A FELONY, WHICH MAY ADVERSELY AFFECT THE ABILITY OF ARTHUR ANDERSEN LLP TO SATISFY ANY CLAIMS THAT MAY ARISE OUT OF ARTHUR ANDERSEN LLP'S AUDIT OF POSEIDON'S FINANCIAL STATEMENTS. IN ADDITION, ARTHUR ANDERSEN LLP HAS NOT CONSENTED TO THE USE OF THEIR OPINION IN THIS OFFERING. BECAUSE OF THIS, YOUR ABILITY TO EVER CLAIM AGAINST ARTHUR ANDERSEN LLP MAY BE LIMITED.

     Arthur Andersen LLP is the independent public accountant that audited the financial statements of our Poseidon joint venture for the year ended December 31, 2000. Arthur Andersen LLP was convicted in June 2002 of obstruction of justice in connection with the U.S. government's investigation of Enron Corp. Events arising out of this conviction may adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP's audits of Poseidon's financial statements. Additionally, because the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP, we have not received Arthur Andersen LLP's consent with respect to the inclusion of those financial statements and the related audit report; accordingly, if those financial statements are inaccurate, your ability to make a claim against Arthur Andersen LLP may be limited or prohibited.

CONFLICTS OF INTEREST RISKS

  EL PASO CORPORATION AND ITS SUBSIDIARIES HAVE CONFLICTS OF INTEREST WITH US AND, ACCORDINGLY, YOU.

     We have potential and existing conflicts of interest with El Paso Corporation and its affiliates in four general areas:

     - we have historically entered into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - we share personnel, assets, systems and other resources;

     - from time to time, we compete for business and customers; and

     - from time to time, we both may have an interest in acquiring the same asset, business or other business opportunity.

     We expect to continue to enter into substantial transactions and other activities with El Paso Corporation and its subsidiaries because of the businesses and areas in which we and El Paso Corporation currently operate, as well as those in which we plan to operate in the future. Some more recent transactions in which we, on the one hand, and El Paso Corporation and its subsidiaries, on the other hand, had a conflict of interest include:

     - in November 2002, we acquired the San Juan assets from El Paso Corporation for approximately $782 million, net $766 million after adjustments for capital expenditures and actual working capital acquired;

     - in April 2002, we acquired the EPN Holding assets from El Paso Corporation for approximately $750 million, net $752 million after adjustments for capital expenditures and actual working capital acquired; and

     - pursuant to a general and administrative services agreement, subsidiaries of El Paso Corporation provide us administrative, operational and other services.

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

     In addition, we and El Paso Corporation and its subsidiaries share and, therefore will compete for, the time and effort of El Paso Corporation personnel who provide services to us, including directors, officers and other personnel. Personnel of the general partner and its affiliates do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these shared officers and directors function as both our representatives and those of El Paso Corporation and its subsidiaries, conflicts of interest could arise between El Paso Corporation and its subsidiaries, on the one hand, and us and our unitholders, on the other. Additionally, some of these directors, officers and other personnel own and are awarded from time to time financial shares, or options to purchase shares, of El Paso Corporation; accordingly, their financial interests may not always be aligned completely with ours or those of our common unit holders.

     Some other situations in which an actual or potential conflict of interest arises between us, on the one hand, and our general partner or its affiliates (including El Paso Corporation), on the other hand, and there is a benefit to our general partner or its affiliates in which neither us nor our limited partners will share include:

     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to the general partner and its affiliates for any services rendered to us or on our behalf;

     - our general partner's determination of which direct and indirect costs we must reimburse; and

     - our general partner's determination to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to unitholders.

     In addition, El Paso Corporation's beneficial ownership interest in our outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to legal requirements, El Paso Corporation makes the final determination regarding how any particular conflict of interest is resolved.

     The interests of El Paso Corporation and its subsidiaries may not always be aligned with our interest, and, accordingly, they may not always act in your best interest. El Paso Corporation is neither contractually nor legally bound to use us as its primary vehicle for growth and development of midstream energy assets, and may reconsider at any time, without notice. Further, El Paso Corporation is not required to pursue any business strategy that will favor our business opportunities over the business opportunities of El Paso Corporation or any of its affiliates (or any of its other competitors acquired by El Paso Corporation). In fact, El Paso Corporation may have financial motives to favor our competitors. El Paso Corporation and its subsidiaries (many of which are wholly-owned) operate in some of the same lines of business and in some of the same geographic areas in which we operate.

  BECAUSE WE DEPEND UPON EL PASO CORPORATION AND ITS SUBSIDIARIES FOR EMPLOYEES TO MANAGE OUR BUSINESS AND AFFAIRS, A DECREASE IN THE AVAILABILITY OF EMPLOYEES FROM EL PASO CORPORATION AND ITS SUBSIDIARIES COULD ADVERSELY AFFECT US.

     We have no employees. In managing our business and affairs, our general partner relies on employees of El Paso Corporation and its affiliates under a general and administrative services agreement between our general partner, on one hand, and subsidiaries of El Paso Corporation, on the other hand. Those employees will act on behalf of and as agents for us. A decrease in the availability of employees from El Paso Corporation and its affiliates could adversely affect us.

  DUE TO OUR SIGNIFICANT RELATIONSHIPS WITH EL PASO CORPORATION, ADVERSE DEVELOPMENTS CONCERNING EL PASO CORPORATION COULD ADVERSELY AFFECT US, EVEN IF WE HAVE NOT SUFFERED ANY SIMILAR DEVELOPMENTS.

     Through its subsidiaries, El Paso Corporation owns 100 percent of our general partner and has historically, with its affiliates, employed the personnel who operate our businesses. El Paso Corporation is a significant stakeholder in our limited partner interests, and as with many other large energy companies, is a significant customer of ours. The outstanding senior unsecured indebtedness of El Paso Corporation has been downgraded to below investment grade, at least in part, as a result of the outlook for the consolidated business of El Paso Corporation and its need for liquidity. In the event that El Paso Corporation's liquidity needs are not satisfied, El Paso Corporation could be forced to seek protection from its creditors in bankruptcy. Although we are making efforts to implement new procedures and other mechanisms to better balance the risks and rewards of our significant relationships with El Paso Corporation and its affiliates, if El Paso Corporation continues to suffer financial stress, we may be adversely affected, even if we have not suffered any similar developments.

  OUR GENERAL PARTNER AND ITS AFFILIATES MAY SELL UNITS OR OTHER LIMITED PARTNER INTERESTS IN THE TRADING MARKET, WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON UNITS.

     As of the date of this prospectus, our general partner and its affiliates own 11,674,275 common units (2,000,000 of which are being offered hereby) and 10,937,500 Series C units that may ultimately be converted into common units. In the future, they may acquire additional interest or dispose of some or all of their interest. If they were to dispose of a substantial portion of their interest in the trading markets, it could reduce the market price of common units. Our partnership agreement, and other agreements to which we are party, allow our general partner and certain of its subsidiaries to cause us to register for sale the partnership interests held by such persons, including common units. These registration rights allow our general partner and its subsidiaries to request registration of those partnership interests and to include any of those securities in a registration of other capital securities by us.

  OUR PARTNERSHIP AGREEMENT PURPORTS TO LIMIT OUR GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO US.

     Although our general partner owes certain fiduciary duties to us and will be liable for all our debts, other than non-recourse debts, to the extent not paid by us, certain provisions of our partnership agreement contain exculpatory language purporting to limit the liability of our general partner to us and unitholders. For example, the partnership agreement provides that:

     - borrowings of money by us, or the approval thereof by our general partner, will not constitute a breach of any duty of our general partner to us or you whether or not the purpose or effect of the borrowing is to permit distributions on our limited partner interests or to result in or increase incentive distributions to our general partner;

     - any action taken by our general partner consistent with the standards of reasonable discretion set forth in certain definitions in our partnership agreement will be deemed not to breach any duty of our general partner to us or to unitholders; and

     - in the absence of bad faith by our general partner, the resolution of conflicts of interest by our general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.

     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which our general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit our general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits our general partner to exercise the discretion and authority granted to it in that agreement in managing us and in conducting its retained operations, so long as its actions are not inconsistent with our interests. Our general partner and its officers and directors may not be liable to us or to unitholders for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires us to indemnify our general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in us indemnifying our general partner for negligent acts. Neither El Paso Corporation nor any of its other subsidiaries, other than our general partner, owes fiduciary duties to us.

  CASH RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF OUR GENERAL PARTNER MAY AFFECT DISTRIBUTIONS TO UNITHOLDERS.

     Our general partner has broad discretion to make cash expenditures and to establish and make additions to cash reserves for any proper partnership purpose, including reserves for the purpose of:

     - providing for debt service;

     - providing for future operating and capital expenditures;

     - providing funds for up to the next four quarterly distributions;

     - providing funds to redeem or otherwise repurchase our outstanding debt or equity;

     - stabilizing distributions of cash to capital security holders;

     - complying with the terms of any agreement or obligation of ours; and

     - providing for a discretionary reserve amount.

     The timing and amount of additions to discretionary reserves could significantly reduce potential distributions that certain unitholders could receive or ultimately affect who gets the distribution. The reduction or elimination of a previously established reserve in a particular quarter will result in a higher level of cash available for distribution than would otherwise be available in such quarter. Depending upon the resulting level of cash available for distribution, our general partner may receive incentive distributions which it would not have otherwise received. Thus, our general partner could have a conflict of interest in determining the amount and timing of any increases or decreases in reserves. Our general partner receives the following compensation:

     - distributions in respect of its general and limited partner interests in us;

     - incentive distributions to the extent that available cash exceeds specified target levels that are over $0.325 per unit per quarter; and

     - reimbursements for reasonable general and administrative expenses, and other reasonable expenses, incurred by our general partner and its subsidiaries for or on our behalf.

     Our partnership agreement was not, and many of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its subsidiaries, on the other hand, were not and may not be the result of arm's-length negotiations and, as a result, those agreements may not be as profitable or advantageous to us and may produce a lower distribution for our unitholders than those negotiated at arm's-length.

     In addition, increases to reserves (other than the discretionary reserve amount provided for in the partnership agreement) will reduce our cash from operations, which under certain limited circumstances could result in certain distributions to be attributable to interim capital transactions rather than to cash from operations. If a cash distribution was attributable to an interim capital transaction, (i) 99 percent of the distribution would be made pro rata to all limited partners, including the Series B preference unitholders and Series C unitholders, and (ii) the distribution would be deemed a return of a portion of an investor's investment in his partnership interest and would reduce each of our general partner's target distribution levels proportionately.

RISK INHERENT IN AN INVESTMENT IN OUR SECURITIES

  UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND DO NOT CONTROL OUR GENERAL PARTNER.

     Unlike the holder of capital stock in a corporation, unitholders have limited voting rights on matters affecting our business. Our general partner, whose directors unitholders do not elect, manages our activities. Our unitholders will have no right to elect our general partner on an annual or any other continuing basis. If our general partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing general partner and its affiliates) may elect its successor.

     Our general partner may not be removed as our general partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of our outstanding limited partner interests (excluding limited partner interests owned by our general partner and its affiliates), subject to the satisfaction of certain conditions. Any removal of our general partner is not effective until the holders of a majority of our outstanding limited partner interests approve a successor general partner. Before the holders of outstanding limited partner interests may remove our general partner, they must receive an opinion of counsel that:

     - such action will not result in the loss of limited liability of any limited partner or of any member of any of our subsidiaries or cause us or any of our subsidiaries to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes; and

     - all required consents by any regulatory authorities have been obtained.

     If our general partner were to withdraw or be removed as our general partner, that would effectively result in its concurrent withdrawal or removal as the manager of our subsidiaries.

  WE MAY ISSUE ADDITIONAL SECURITIES, WHICH WILL DILUTE INTERESTS OF UNITHOLDERS AND MAY ADVERSELY AFFECT THEIR VOTING POWER.

     We can issue additional common units, preference units and other capital securities representing limited partner interests, including securities with rights to distributions and allocations or in liquidation equal or superior to the equity securities held by existing unitholders, for any amount and on any terms and conditions established by our general partner. For example, in 2003, we have issued 5,718,881 additional common units and 80 Series F convertible units, which may ultimately convert into common units. If we issue more limited partner interests, it will reduce each common unitholder's proportionate ownership interest in us. This could cause the market price of the common units to fall and reduce the cash distributions paid to our limited partners. Further, we have the ability to issue partnership interests with voting rights superior to the unitholders. If we issue any such securities, it could adversely affect the voting power of the common units.

  OUR GENERAL PARTNER HAS ANTI-DILUTION RIGHTS.

     Whenever we issue equity securities to any person other than our general partner and its affiliates, our general partner and its affiliates have the right to purchase an additional amount of those equity securities on the same terms as they are issued to the other purchasers. This allows our general partner and its affiliates to maintain their percentage partnership interest in us. No other unitholder has a similar right. Therefore, only our general partner may protect itself against dilution caused by the issuance of additional equity securities.

  UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES, INCLUDING POTENTIALLY HAVING LIABILITY FOR THE RETURN OF WRONGFUL DISTRIBUTIONS.

     We operate businesses in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas and plan to expand into more states. In some states (but not any of the states in which we currently do business), the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. To the extent we conduct business in one of those states, a unitholder might be held liable for our obligations as if it was a general partner if:

     - a court or government agency determined that we had not complied with that state's partnership statute; or

     - our unitholders' rights to act together to remove or replace our general partner or take other actions under our partnership agreement were to constitute "control" of our business under that state's partnership statute.

     A unitholder will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a unitholder may be required to repay to us any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to unitholders if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

  OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE UNITHOLDERS TO SELL THEIR LIMITED PARTNER INTERESTS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time our general partner and its affiliates hold 85 percent or more of any class or series of our issued and outstanding limited partner interests, our general partner will have the right to purchase all, but not less than all, of the outstanding securities of that class or series held by nonaffiliates. This purchase would take place as of a record date which would be selected by our general partner, on at least 30 but not more than 60 days' notice. Our general partner may assign and transfer this call right to any of its affiliates or to us. If our general partner (or its assignee) exercises this call right, it must purchase the securities at the higher of (i) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest of such class purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (ii) the average of the last reported sales price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before our general partner mails such notice. Accordingly, under certain circumstances unitholders may be required to sell their limited partner interests against their will and the price they receive for those securities may be less than they would like to receive.

  OUR EXISTING UNITS ARE, AND POTENTIALLY ANY LIMITED PARTNER INTERESTS WE ISSUE IN THE FUTURE WILL BE, SUBJECT TO RESTRICTIONS ON TRANSFER.

     All purchasers of our existing units, and potentially any purchasers of limited partner interests we issue in the future, who wish to become holders of record and receive cash distributions must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by our partnership agreement and is eligible to purchase our securities. A person purchasing our existing units, or possibly limited partner interests we issue in the future, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Further, our general partner may request each record holder to furnish certain information, including that holder's nationality, citizenship or other related status. An investor who is not a U.S. resident may not be eligible to become a record holder or one of our limited partners if that investor's ownership would subject us to the risk of cancellation or forfeiture of any of our assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if our general partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of our limited partners, our general partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and we will have the right to redeem those securities held by the record holder.

  WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATION TO REPURCHASE DEBT SECURITIES UPON A CHANGE OF CONTROL.

     Upon a change of control (among other things, the acquisition of 50 percent or more of El Paso Corporation's voting stock, or if El Paso Corporation and its subsidiaries no longer own more than 50 percent of our general partner, or the sale of all or substantially all of our assets), unless our creditors agreed otherwise, we would be required to repay the amounts outstanding under our credit facilities and to offer to repurchase our outstanding senior subordinated notes and possibly our outstanding senior notes at 101 percent of the principal amount, plus accrued and unpaid interest to the date of repurchase. We may not have sufficient funds available or be permitted by our other debt instruments to fulfill these obligations upon the occurrence of a change of control. We have publicly disclosed our efforts to further distinguish ourselves from El Paso Corporation. As a result of this announcement, and investors' perception that general partner investments are trading at lower than historical valuations, various parties have expressed an interest in purchasing all or a portion of our general partner. We have been entrusted by the owner of our general partner to meet with a limited number of such investors to gauge the level of their interest and will report back to El Paso Corporation on the outcomes of these meetings. El Paso Corporation has the sole responsibility of determining the ultimate ownership status of the general partner interest. We acknowledge that we are meeting with parties interested in acquiring an equity stake in the general partner but cannot confirm that such interest will result in firm proposals or, if such firm proposals are received, that El Paso Corporation will pursue such proposals.

  THE ISSUANCE OF THE SERIES F CONVERTIBLE UNITS COULD DEPRESS THE MARKET PRICE OF OUR COMMON UNITS.

     The terms on which we are able to obtain additional capital may be adversely affected while our Series F convertible units (and other securities convertible into or exercisable for common units) are outstanding because of the uncertainty and potential dilutive effect related to conversion or exercise of our Series F convertible units and other derivative securities.

  THE COMMON UNITS AND SERIES F CONVERTIBLE UNITS WILL INITIALLY BE ACQUIRED BY A SINGLE INVESTOR WHICH WILL RESULT IN CONCENTRATED OWNERSHIP AND COULD DEPRESS THE MARKET PRICE OF OUR COMMON UNITS.

     All of our Series F convertible units were acquired by one investor, and assuming that investor retains a substantial portion of the Series F convertible units and converts them to common units, that investor could own more than 19 percent of our outstanding common units. In the future, that investor may acquire additional common units or dispose of some or all of its common units. If that investor were to dispose of a substantial portion of its common units in the trading markets, it could reduce the market price of our common units.

  RECENT TAX LEGISLATION MAY AFFECT THE MARKET VALUE OF OUR UNITS.

     The recently enacted "Jobs and Growth Tax Reconciliation Act of 2003" significantly alters the treatment of dividends and long term capital gains of individuals. Under this Act, corporate dividends received by individuals in taxable years beginning after 2002 and prior to 2009, and long term capital gains on sales and exchanges (and payments received) after May 6, 2003 and before January 1, 2009, are taxed at a maximum rate of 15%. Certain individuals with taxable income below specified thresholds are taxed at a maximum rate of 5% (0% in 2008). Finally, to the extent that a redemption of corporate shares is treated as a dividend, and the dividends paid on such corporate shares (or amounts treated as dividends for tax purposes) (x) in any 85 day period exceed 10%, or (y) in any 365 day period, exceed 20% of the taxpayer's basis (or, in certain cases, the fair market value of such shares), then any subsequent loss on the sale or exchange of such corporate shares shall be treated, to the extent, as long term capital loss. These changes, to the extent applicable to corporate shares, may make corporate equity securities more attractive relative to our common units. As of the date of this prospectus supplement, we cannot predict the effect that this legislation will have on an investment in our common units. In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If certain states were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

RISKS RELATED TO OUR LEGAL STRUCTURE

  THE INTERRUPTION OF DISTRIBUTIONS TO US FROM OUR SUBSIDIARIES AND JOINT VENTURES MAY AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO OUR UNITHOLDERS.

     We are a holding company. As such, our primary assets are the capital stock and other equity interests in our subsidiaries and joint ventures. Consequently, our ability to fund our commitments (including payments on our debt securities) depends upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us. Distributions from our joint ventures are subject to the discretion of their respective management committees. In addition, from time to time, our joint ventures and some of our subsidiaries have separate credit arrangements that contain various restrictive covenants. Among other things, those covenants limit or restrict each such company's ability to make distributions to us under certain circumstances. Further, each joint venture's charter documents typically vest in its management committee sole discretion regarding distributions. Accordingly, our joint ventures and our unrestricted subsidiaries may not continue to make distributions to us at current levels or at all.

     Moreover, pursuant to Deepwater Gateway's credit arrangements, we have agreed to return a limited amount of the distributions made to us by Deepwater Gateway if certain conditions exist.

  WE CANNOT CAUSE OUR JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF OUR JOINT VENTURE PARTICIPANTS AGREE.

     Due to the nature of joint ventures, each participant (including us) in each of our joint ventures, including Poseidon, Deepwater Gateway, Cameron Highway Oil Pipeline Company and Coyote Gas Treating, LLC, has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100 percent) to authorize more significant activities. Examples of these more significant activities are large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, we cannot cause any of our joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or us. As of March 31, 2003, our aggregate investments in Deepwater Gateway, Coyote Gas Treating, LLC and Poseidon totaled $33 million, $0.6 million and $39 million. As of June 23, 2003 we had spent approximately $102 million on our Cameron Highway project (approximately 50 percent of which was repaid to us by Valero Energy Corporation, our joint venture partner, upon formation of the joint venture).

  WE DO NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.

     Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts reserved for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests will decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

  CHANGES OF CONTROL OF OUR GENERAL PARTNER MAY ADVERSELY AFFECT YOU.

     Our results of operations and, thus, our ability to pay amounts due under the debt securities could be adversely affected if there is a change of control of our general partner. For example, El Paso Corporation and its subsidiaries are parties to various credit agreements and other financing arrangements, the obligations of which may be collateralized (directly or indirectly). El Paso Corporation and its subsidiaries have used, and may use in the future, their interests, which include our general partner interest, common units, Series C units and Series B preference units as collateral. These arrangements may allow such lenders to foreclose on that collateral in the event of a default. Further, El Paso Corporation could sell our general partner or any of the common units or other limited partner interests it holds. El Paso Corporation's sale of 50 percent or more of our general partner would constitute a change of control under our existing credit agreement, our senior subordinated notes indentures and possibly the indenture relating to the notes. In such a circumstance, much of our indebtedness for borrowed money would effectively become due and payable unless our creditors agreed otherwise, and we might be required to refinance our indebtedness, potentially on less advantageous terms. In addition, El Paso Corporation could sell control of our general partner to another company with less familiarity and experience with our businesses and with different business philosophies and objectives. In such a situation, we may not be able to refinance our indebtedness. Any such acquirer also may not continue our current business strategy, or even a business strategy economically compatible with our current business strategy.

TAX RISKS

  WE HAVE NOT RECEIVED A RULING OR ASSURANCES FROM THE IRS WITH RESPECT TO OUR CLASSIFICATION AS A PARTNERSHIP.

     We have not requested any ruling from the Internal Revenue Service (IRS) with respect to our classification, or the classification of any of our subsidiaries which are organized as limited liability companies or partnerships, as a partnership for federal income tax purposes. Accordingly, the IRS may propose positions that differ from the conclusions expressed by us. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of those conclusions, and some or all of those conclusions ultimately may not be sustained. The limited partners and our general partner will bear, directly or indirectly, the costs of any contest with the IRS.

  OUR TAX TREATMENT DEPENDS ON OUR PARTNERSHIP STATUS AND IF THE IRS TREATS US AS A CORPORATION FOR TAX PURPOSES, IT WOULD ADVERSELY AFFECT DISTRIBUTIONS TO OUR UNITHOLDERS.

     Based upon the continued accuracy of the representations of our general partner, we believe that under current law and regulations we and our subsidiaries which are limited liability companies or partnerships have been and will continue to be classified as partnerships for federal income tax purposes or will be ignored as separate entities for federal income tax purposes. However, as stated above, we have not requested, and will not request, any ruling from the IRS as to this status. In addition, you cannot be sure that those representations will continue to be accurate. If the IRS were to challenge our federal income tax status or the status of one of our subsidiaries, such a challenge could result in (i) an audit of each unitholder's entire tax return and (ii) adjustments to items on that return that are unrelated to the ownership of units or other limited partner interests. In addition, each unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return. Except as specifically noted, this discussion assumes that we and our subsidiaries which are organized as limited liability companies or partnerships have been and are treated as single member limited liability companies disregarded from their owners or partnerships for federal income tax purposes.

     If we or any of our subsidiaries which are organized as limited liability companies, limited partnerships or general partnerships were taxable as a corporation for federal income tax purposes in any taxable year, its income, gains, losses and deductions would be reflected on its tax return rather than being passed through (proportionately) to unitholders, and its net income would be taxed at corporate rates. This would materially and adversely affect our ability to make payments on our debt securities. In addition, some or all of the distributions made to unitholders would be treated as dividend income and would be reduced as a result of the federal, state and local taxes paid by us or our subsidiaries.

  WE MAINTAIN UNIFORMITY OF OUR LIMITED PARTNER INTERESTS THROUGH NONCONFORMING DEPRECIATION CONVENTIONS.

     Since we cannot match transferors and transferees of our limited partner interests, we must maintain uniformity of the economic and tax characteristics of the limited partner interests to their purchasers. To maintain uniformity and for other reasons, we have adopted certain depreciation conventions. The IRS may challenge those conventions and, if such a challenge were sustained, the uniformity or the value of our limited partner interests may be affected. For example, non-uniformity could adversely affect the amount of tax depreciation available to unitholders and could have a negative impact on the value of their limited partner interests.

  UNITHOLDERS CAN ONLY DEDUCT CERTAIN LOSSES.

     Any losses that we generate will be available to offset future income (except certain portfolio net income) that we generate and cannot be used to offset income from any other source, including other passive activities or investments unless the unitholder disposes of its entire interest.

  UNITHOLDERS' PARTNERSHIP TAX INFORMATION MAY BE AUDITED.

     We will furnish each unitholder a Schedule K-1 that sets forth its allocable share of income, gains, losses and deductions. In preparing this schedule, we will use various accounting and reporting conventions and various depreciation and amortization methods we have adopted. We cannot guarantee that this schedule will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, our tax return may be audited, and any such audit could result in an audit of each unitholder's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

  UNITHOLDERS' TAX LIABILITY RESULTING FROM AN INVESTMENT IN OUR LIMITED PARTNER INTERESTS COULD EXCEED ANY CASH UNITHOLDERS RECEIVE AS A DISTRIBUTION FROM US OR THE PROCEEDS FROM DISPOSITIONS OF THOSE SECURITIES.

     A unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on its allocable share of our income, whether or not it receives any cash distributions from us. A unitholder may not receive cash distributions equal to its allocable share of taxable income from us. In fact, a unitholder may incur tax liability in excess of the amount of cash distribution we make to it or the cash it receives on the sale of its units or other limited partner interests.

  TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS MAY EXPERIENCE ADVERSE TAX CONSEQUENCES FROM OWNERSHIP OF OUR SECURITIES.

     Investment in our securities by tax-exempt organizations and regulated investment companies raises issues unique to such persons. Virtually all of our income allocated to a tax-exempt organization will be unrelated business taxable income and will be taxable to such tax-exempt organization. Additionally, very little of our income will qualify for purposes of determining whether an investor will qualify as a regulated investment company. Furthermore, an investor who is a nonresident alien, a foreign corporation or other foreign person will be required to file federal income tax returns and to pay taxes on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of units or other limited partnership units. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

  WE ARE REGISTERED AS A TAX SHELTER. ANY IRS AUDIT WHICH ADJUSTS OUR RETURNS WOULD ALSO ADJUST EACH UNITHOLDER'S RETURNS.

     We have been registered with the IRS as a "tax shelter." The tax shelter registration number is 93084000079. As a result, we may be audited by the IRS and tax adjustments may be made. The right of a unitholder owning less than a one percent profit interest in us to participate in the income tax audit process is limited. Further, any adjustments in our tax returns will lead to adjustments in each unitholder's returns and may lead to audits of each unitholder's returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return.

  UNITHOLDERS MAY HAVE NEGATIVE TAX CONSEQUENCES IF WE DEFAULT ON OUR DEBT OR SELL ASSETS.

     If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for each unitholder through the realization of taxable income by it without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, each unitholder could have increased taxable income without a corresponding cash distribution.

  WE WILL TREAT EACH INVESTOR IN THE UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

     Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization positions that could be challenged. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN OUR UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Further, you may be subject to penalties for failure to comply with those requirements. We own assets and do business in six states. Four of these states currently impose a personal income tax on partners of partnerships doing business in those states but who are not residents of those states. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

     The proceeds from any sale by any selling unitholder of common units offered by this prospectus and any prospectus supplement will be solely for its account; we will not receive any of the proceeds from any sale of the units offered hereby. The selling unitholders will be responsible for any commissions or discounts due to brokers, dealers or agents. We will pay all of the other offering expenses.

                              SELLING UNITHOLDERS

     This prospectus relates to 2,000,000 common units that are owned of record by Sabine River Investors I, L.L.C. 100 percent of the membership interest in Sabine I is owned by El Paso Energy Partners Company, L.L.C., 100 percent of which is owned by DeepTech International Inc., 100 percent of which is owned by El Paso Corporation. The common units may be sold from time to time by Sabine I, one or more of its affiliates, or by pledgees, donees, distributes, transferees or other successors in interest.

     As of June 23, 2003, El Paso Corporation owns through subsidiaries (including the 2,000,000 common units offered hereby) 11,674,245 common units, or 23.4 percent of our outstanding common units; all 124,014 of our Series B preference units; all 10,937,500 of our Series C units; and our 1 percent general partner interest. In addition, El Paso Corporation and its subsidiaries have other significant relationships with us, which are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Under our partnership agreement and other registration rights agreements, our general partner and its affiliates have the right to cause us to file a registration statement offering their partnership securities at our sole cost (excluding underwriting commissions and discounts, if any).

     On the date of this prospectus, El Paso Corporation owned through subsidiaries 11,674,245 of our common units, including 8,852,902 owned by Sabine
I. If all 2,000,000 common units contemplated to be offered hereby are sold, El Paso Corporation would own through subsidiaries 9,674,245 common units, or 19.4 percent of our outstanding common units (assuming that no additional common units are issued prior to the completion of such sale), including 6,852,902 owned by Sabine I.

                        DETERMINATION OF OFFERING PRICE

     Any offering and sale under this prospectus may be made on one or more exchanges or in the over-the-counter market, or otherwise a prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. If there is a material disparity between any such offering price and the market price of the common units at the time of such offering, the various factors considered in determining such offering price will be described in the prospectus supplement relating to such offering.

                        DESCRIPTION OF THE COMMON UNITS

     As of June 23, 2003, we had 49,786,921 common units, 124,014 Series B preference units, 10,937,500 Series C units, and 80 Series F convertible units outstanding. As of June 23, 2003, the public owned 38,112,676 common units, or
76.6 percent of our outstanding common units, and El Paso Corporation, through its subsidiaries, owned 11,674,245 common units, or 23.4 percent of our outstanding common units; all 124,014 Series B preference units (with a liquidation value at March 31, 2003, of $161 million); all 10,937,500 of our Series C units; and our 1 percent general partner interest.

     Below is a description of the general terms and rights of our common units. You should refer to the applicable provisions of our partnership agreement, and the documents we have incorporated by reference, for a complete statement of the terms and rights of our common units.

     The board of directors of our general partner can, without limited partner approval, issue from time to time one or more series or classes of limited partner interest or other capital securities, including capital securities with rights to distributions and allocations or in liquidation equal or superior to the units currently outstanding. The board of directors of our general partner can also determine the voting powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of any series or class and the number of units or other limited partner interests constituting any series or class of capital securities representing limited partner interests.

RIGHTS TO CASH DISTRIBUTIONS

     General. Our common units are capital securities entitled (1) to participate in distributions of available cash that may be made from time to time and (2) in the event we liquidate or wind-up, to share in any of our assets remaining after satisfaction of our liabilities. Except to the extent our general partner has earned the right to receive any incentive distributions, we will distribute our available cash constituting cash from operations 1 percent to our general partner and 99 percent to our limited partners, which amounts will be allocated among our limited partners based on the type and number of units held. Our general partner will become entitled, as an incentive, to a greater share of the distributions of available cash constituting cash from operations to the extent that available cash exceeds specified target levels that are above $0.325 per unit per quarter, as further described below.

     Our partnership agreement requires us to distribute all of our "available cash," as such term is defined in our partnership agreement. Generally, "available cash" means, for the applicable quarter, all cash receipts for such quarter and any reductions in reserves established in prior quarters less all cash disbursements made in such quarter and additions to reserves, as determined by our general partner. Our partnership agreement characterizes available cash into two categories -- "cash from operations" and "cash from interim capital contributions." This distinction affects the amounts distributed to the unitholders relative to our general partner and the priority of distributions to preference unitholders relative to common unitholders. "Cash from operations," which is determined on a cumulative basis, generally refers to all cash generated by the operations of our business (excluding any cash from interim capital transactions), after deducting related cash operating expenditures, cash debt service payments, cash capital expenditures, reserves and certain other items. "Cash from interim capital transactions" generally will be generated only by (1) borrowings and sales of debt securities by us (other than for working capital purposes and other than for goods or services purchased on open account in the ordinary course of business), (2) sales of equity interests in us for cash and (3) sales or other voluntary or involuntary dispositions of any of our assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

     Amounts of cash distributed by us on any date from any source will be treated as a distribution of cash from operations, until the sum of all amounts so distributed to the unitholders and to our general partner (including any incentive distributions) equals the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution. Any amount of such cash (irrespective of its source) distributed on such date which, together with prior distributions of cash from operations, is in excess of the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution will be deemed to constitute cash from interim capital transactions and will be distributed accordingly. If cash that is deemed to constitute cash from interim capital transactions is distributed in respect of each unit in an aggregate amount per such unit equal to the unrecovered capital with respect thereto, the distinction between cash from operations and cash from interim capital transactions will cease, and all cash will be distributed as cash from operations.

     Capital expenditures that our general partner determines are necessary or desirable to maintain our facilities and operations (as distinguished from capital expenditures made to expand the capacity of such facilities or make strategic acquisitions) will reduce the amount of cash from operations. Therefore, if our general partner were to determine that substantial capital expenditures were necessary or desirable to maintain our facilities, the amount of cash distributions that are deemed to constitute cash from operations would decrease and, if such expenditures were subsequently refinanced and all or a portion of the proceeds distributed to unitholders, the amount of cash distributions deemed to constitute cash from interim capital transactions might increase.

     Quarterly Distributions of Available Cash. Our partnership agreement requires us to distribute available cash for each calendar quarter within 45 days after the end of such quarter.

     Participation in Distributions. The holders of our common units are entitled to fully participate in quarterly distributions of available cash constituting cash from operations, subject to:

     - the right of our general partner to receive the incentive distributions described below,

     - the rights of holders of our Series B preference units described below in "-- Relationship to Series B Preference Units",

     - the rights of Series C units described below in "-- Relationship to Series C Units,"

     - the rights of Series F convertible units described below in "-- Relationship to Series F Convertible Units" and

     - the right of holders of any capital securities we issue in the future to receive any priority distributions attributable to such securities.

The holders of our Series B preference units do not have the right to fully participate in distributions of available cash constituting cash from operations. They do not participate in such distributions in excess of their liquidation value plus any accretions.

     Seniority. Prior to October 1, 2010, the Series B preference units do not participate in distributions except and to the extent we decide, in our sole discretion, to make distributions on those preference units. On and after October 1, 2010, the Series B preference unit distribution rights are senior to the common unit distribution rights, and we will not be permitted to make any distributions in respect of any of our units if we are in arrears with respect to any accretions on the Series B preference units that relate to any calendar quarter after October 1, 2010. Such rights are cumulative, and arrearages will accrue. Our common units do not have cumulative distribution participation rights, and no arrearages will accrue.

     The Series C preference units currently have a distribution rate equal to that of common units. The holder of Series C units has the right at any time to cause us to propose a vote of our common unitholders as to whether the Series C units may be converted into common units. If our common unitholders approve the conversion, then each Series C unit will convert into one common unit. If our common unitholders do not approve the conversion within 120 days after the vote is requested, then the distribution rate for the Series C unit will increase to 105 percent of the common unit distribution rate in effect from time to time. Thereafter, the Series C unit distribution rate will increase on April 30, 2004 to 110 percent of the common unit distribution rate and on April 30, 2005 to 115 percent of the common unit distribution rate.

     In the future, we may issue unlimited amounts of additional capital securities that would participate in, or have preferences with respect to, distributions of available cash constituting cash from operations, whether up to or in excess of the minimum quarterly distribution amount.

     The minimum quarterly distribution and the specified target levels relating to incentive distributions may be adjusted under certain circumstances in accordance with our partnership agreement.

     Distribution of Cash from Operations, up to the Minimum Quarterly Distribution, on all Common Units. Generally, available cash constituting cash from operations in respect of any calendar quarter will be distributed in the following manner until October 1, 2010:

     - first, to the extent that our general partner has decided (in its sole discretion) to make a distribution in respect of the Series B preference units, 99 percent will be distributed to the Series B preference unitholders, pro rata, and 1 percent will be distributed to our general partner until there has been distributed in respect of each Series B preference unit an amount equal to such discretionary distribution amount for such quarter;

     - second, 99 percent will be distributed to the common unitholders and Series C unitholders, pro rata, and 1 percent will be distributed to our general partner until there has been distributed in respect of each common unit an amount equal to the minimum quarterly distribution ($0.275 per unit) for such quarter; and

     - thereafter, in the manner described under "-- Incentive Distributions" below.

The minimum quarterly distribution is subject to adjustment as described below, in "-- Relationship to Series B preference units" and in "-- Relationship to Series C units."

     Incentive Distributions. Subject to the payment of incentive distributions to our general partner if certain target levels of distributions of available cash constituting cash from operations to preference and common unitholders are achieved, distributions of available cash are made 99 percent to the limited partners and 1 percent to our general partner. For any calendar quarter with respect to which available cash constituting cash from operations is distributed in respect of our common units in an amount equal to the minimum quarterly distribution of $0.275 per unit, any additional available cash constituting cash from operations will be allocated between our general partner and the common unitholders at differing percentage rates, which increase the share of such additional available cash allocable to our general partner. As an incentive, in respect of its 1 percent interest, our general partner's share of such quarterly cash distributions in excess of $0.325 per common unit will increase depending on the relevant target distribution level achieved.

     The following table illustrates the percentage allocation of distributions of available cash among the unitholders and our general partner up to the various target distribution levels.

                                                                       PERCENT OF MARGINAL
                                                                          AVAILABLE CASH
                                                       QUARTERLY          DISTRIBUTED TO
                                                      DISTRIBUTION   ------------------------
                                                       AMOUNT PER        COMMON       GENERAL
                                                       UNIT UP TO    UNITHOLDERS(1)   PARTNER
                                                      ------------   --------------   -------
Minimum Quarterly Distribution......................     $0.275           99%            1%
First Target Distribution...........................     $0.325           99%            1%
Second Target Distribution..........................     $0.375           86%           14%
Third Target Distribution...........................     $0.425           76%           24%
Thereafter..........................................     $0.425           51%           49%

---------------

(1) Including holders of Series C units.

     Distributions of Cash from Interim Capital Transactions. Distributions on any date by us of available cash constituting cash from interim capital transactions will be distributed 99 percent to limited partners and 1 percent to our general partner until a hypothetical holder of each type of our units has received with respect to such units distributions of available cash constituting cash from interim capital transactions in an amount equal to such unit's unrecovered capital (being $10.25 for a common unit, $32 for a Series C unit and the liquidation value plus accretions for a Series B preference unit). Thereafter, distributions of available cash that constitute cash from interim capital transactions will be distributed as if they were cash from operations, and because the minimum quarterly distribution and first, second and third target distribution levels will have been reduced to zero as described below, our general partner's share of distributions of available cash will increase, in general, to 49 percent of all distributions of available cash.

     Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels. The minimum quarterly distribution, unrecovered capital per unit and the first, second and third target distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units (whether effected by a distribution payable in units or otherwise) but not by reason of the issuance of additional units for cash or property. For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), then the minimum quarterly distribution, unrecovered capital for a unit and the first, second and third target distribution levels would each be reduced to 49 percent of its initial level. In addition, if unrecovered capital is reduced as a result of a distribution of available cash constituting cash from interim capital transactions, the minimum quarterly distribution and the first, second and third target distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered capital immediately after giving effect to such distribution and the denominator of which is the unrecovered capital immediately prior to such distribution. With respect to our common units, "unrecovered capital" means, generally, the amount by which $10.25 per common unit exceeds the aggregate distributions of cash from interim capital transactions with respect to such common unit, as adjusted. For example, the initial unrecovered capital is $10.25 per common unit (which was the initial public offering price per unit, as adjusted for a two-for-one split); if cash from interim capital transactions of $7.50 per common unit is distributed to common unitholders (assuming no prior adjustments), then the amount of the minimum quarterly distribution, and of each of the target distribution levels, would be reduced to 26 percent of its initial level. If and when the unrecovered capital is zero, the minimum quarterly distribution and the first, second and third target distribution levels each will have been reduced to zero, and our general partner's share of distributions of available cash will increase, in general, to 49 percent of all distributions of available cash.

     The minimum quarterly distribution may also be adjusted if legislation is enacted or the interpretation or existing legislation is modified which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In such event, the minimum quarterly distribution and the first, second and third target distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (1) each of the minimum quarterly distribution and the first, second and third target distribution levels multiplied by (2) one minus the sum of (a) the estimated effective federal income tax rate to which we are subject as an entity plus (b) the estimated effective overall state and local income tax rate to which we are subject as an entity for the taxable year in which such quarter occurs. For example, if we were to become taxable as an entity for federal income tax purposes and we became subject to a combined estimated effective federal, state and local income tax rate of 38 percent, then the minimum quarterly distribution, and each of the target distribution levels, would be reduced to 62 percent of the amount thereof immediately prior to such adjustment.

     Distributions of cash from interim capital transactions will not reduce the minimum quarterly distribution in the quarter in which they are distributed.

     Distribution of Cash Upon Liquidation. Following the commencement of our liquidation, our assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and thereafter, be distributed to the unitholders and our general partner in accordance with their respective capital account balances, as so adjusted.

     Partners are entitled to liquidation distributions in accordance with capital account balances. The allocations of gain or loss at the time of liquidation are intended to entitle the holders of outstanding Series B preference units to a preference over the holders of outstanding common units upon our liquidation, to the extent of their liquidation value. However, you cannot be sure that gain or loss will be sufficient to achieve this result. Series B preference unitholders will not be entitled to share with our general partner, common unitholders and Series C unitholders in our assets in excess of their liquidation value. The manner of such adjustment is as provided in the partnership agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

     - first, to our general partner and the holders of units which have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

     - second, 99 percent to the Series B preference unitholders and 1 percent to our general partner, until the capital account for each Series B preference unit is equal to its liquidation value;

     - third, 99 percent to the common unitholders and Series C unitholders and 1 percent to our general partner until the capital account for each common unit and Series C unit is equal to the unrecovered capital in respect of such common unit and Series C unit;

     - fourth, 99 percent to all common unitholders and Series C unitholders and 1 percent to our general partner until there has been allocated under this fourth clause an amount per common unit equal to

       (a) the excess of the first target distribution per common unit over the minimum quarterly distribution per common unit for each quarter of our existence, less (b) the amount per common unit of any distributions of available cash constituting cash from operations in excess of the minimum quarterly distribution per unit which was distributed 99 percent to the common unitholders and Series C unitholders and 1 percent to our general partner for any quarter of our existence;

     - fifth, 86 percent to all common unitholders and Series C unitholders and 14 percent to our general partner until there has been allocated under this fifth clause an amount per common unit equal to (a) the excess of the second target distribution per common unit over the first target distribution per common unit for each quarter of our existence, less (b) the amount per common unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per common unit which was distributed 86 percent to the common unitholders and Series C unitholders and 14 percent to our general partner for any quarter of our existence;

     - sixth, 76 percent to all common unitholders and Series C unitholders and 24 percent to our general partner until there has been allocated under this sixth clause an amount per common unit equal to (a) the excess of the third target distribution per common unit over the second target distribution per common unit for each quarter of our existence, less (b) the amount per common unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit which was distributed 76 percent to the common unitholders and Series C unitholders and 24 percent to our general partner for any quarter of our existence; and

     - thereafter, 51 percent to all common unitholders and Series C unitholders and 49 percent to our general partner.

     Any loss or unrealized loss will be allocated to the partners as follows:

     - first, to the Series B preference units in proportion to the positive balances of the Series B preference unitholders' capital accounts until the Series B preference unitholders' capital account balances are reduced to the amount of their liquidation value;

     - second, 1 percent to our general partner and 99 percent to all common unitholders and Series C unitholders in proportion to the positive balances in their respective capital accounts until all such capital accounts are reduced to zero;

     - third, to the Series B preference unitholders in proportion to, and to the extent of, the positive balances in their capital accounts until their capital accounts are reduced to zero; and

     - the balance, if any, 100 percent to our general partner.

LIMITED CALL RIGHT

     If, at any time, nonaffiliates of our general partner own 15 percent or less of the issued and outstanding units or other limited partner interests of any class (including common units), then our general partner may call, or assign to us or its affiliates our right to call, such remaining publicly-held units or other limited partner interests at a purchase price equal to the greater of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest of such class purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest of such class over the 20 trading days preceding the date five days before our general partner mails such notice.

VOTING RIGHTS

     Our general partner manages our day-to-day operations and strategic direction. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except pursuant to the vote of the holders of at least 66 2/3 percent of our voting units, excluding common units owned by our general partner and its affiliates, our Series B preference units, our Series C units and our Series F convertible units. And to the extent our limited partners do have the right to vote on a particular matter, our general partner and its affiliates will be able to exert influence over any vote in which they are entitled to participate because of their approximate 23.4 percent ownership interest in our common units and 100 percent ownership interest in our Series B preference units and Series C units as of the date of this prospectus. Our voting unitholders are entitled to vote only on the following matters:

     - a merger or consolidation involving us;

     - the sale, exchange or other disposition of all or substantially all of our assets;

     - our conversion into a corporation for tax purposes;

     - the transfer of all of our general partner interest (but not the sale of our general partner);

     - the election of any successor general partner upon the current general partner's withdrawal;

     - the removal of our general partner;

     - our continuation upon an event of dissolution; and

     - certain amendments to our partnership agreement.

     In addition, voting unitholders of record will be entitled to notice of, and to vote at, meetings of our voting unitholders and to act with respect to matters as to which approvals may be solicited. The partnership agreement provides that voting units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

     Except to the extent required by law, holders of our Series B preference units, Series C units and Series F convertible units do not have the right to vote.

PREEMPTIVE AND DISSENTER'S APPRAISAL RIGHTS

     Holders of limited partner interests do not have preemptive rights and do not have dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation involving us or a sale of substantially all of our assets.

TRANSFER AGENT AND REGISTRAR

     Duties. Mellon Investor Services acts as the registrar and transfer agent for our common units and receives a fee from us for serving in such capacities. All fees charged by the transfer agent for transfers and withdrawals of units are borne by us and not by the limited partners, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a limited partner and other similar fees or charges are borne by the affected limited partner. There is no charge to limited partners for disbursements of our distributions of available cash. We indemnify the transfer agent and its agents from certain liabilities.

     Resignation or Removal. The transfer agent may at any time resign, by notice to us, or be removed by us. Such resignation or removal will become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and has accepted such appointment with 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

     Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such common unit, except as otherwise required by law. Any transfer of common units will not be recorded by the transfer agent or recognized by us unless

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

certificate(s) representing those common units are surrendered. When acquiring common units, the transferee of such common units:

     - is an assignee until admitted as a substituted limited partner;

     - automatically requests admission as a substituted limited partner;

     - agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

     - represents that such transferee has the capacity and authority to enter into our partnership agreement;

     - grants powers of attorney to our general partner and any liquidator of us;

     - makes the consents and waivers contained in our partnership agreement;
       and

     - certifies that such transferee is an eligible U.S. citizen as required by the FERC.

     An assignee will become a limited partner in respect of the transferred common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Our common units are securities and are transferable according to the laws governing transfers of securities.

     In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in respect of the transferred common units. A purchaser or transferee of common units who does not become a limited partner obtains only (1) the right to assign the common units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred common units. Thus, a purchaser or transferee of common units who does not meet the requirements of limited partner admission will not be the record holder of such common units, will not receive cash distributions unless the common units are held in a nominee or street name account and the nominee or broker has ensured that such transferee satisfies such requirements of admission with respect to such common units and may not receive certain federal income tax information or reports furnished to holders of record.

FURTHER ASSESSMENTS

     Generally, limited partners will not be liable for assessments in addition to their initial capital investment in their common units. Under certain circumstances, however, limited partners may be required to repay us amounts wrongfully returned or distributed to such limited partners. Under Delaware law, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) exceed the fair value of the assets of the limited partnership. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     If it were determined under Delaware law that certain actions which the limited partners may take under our partnership agreement constituted "control" of our business, then our limited partners could be held personally liable for our obligations to the same extent as our general partner.

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

RELATIONSHIP TO SERIES B PREFERENCE UNITS

     As of June 23, 2003, there were 124,014 Series B preference units outstanding (all of which were held by an affiliate of our general partner with a liquidation value at March 31, 2003 of $161 million), which have certain rights that are superior to those of common units. These rights include:

     - a per unit liquidation preference (as of March 31, 2003) of $1,298, which liquidation preference increases semi-annually at an annual rate of 10% until October 1, 2010 and 12% thereafter; and

     - after October 1, 2010, the right to receive distributions equal to any amounts accrued but unpaid for calendar quarters after October 1, 2010 before any further distributions are made in respect of any other limited partner interests.

RELATIONSHIP TO SERIES C UNITS

     As of June 23, 2003, there were 10,937,500 Series C units outstanding (all of which are held by a subsidiary of El Paso Corporation). At any time, the holder of the Series C units has the right to cause us to propose a vote of our common unitholders as to whether the Series C units should be converted into common units. If common unitholders do not approve the conversion of the Series C units to common units within 120 days after the voted is requested, then:

     - the distribution rate for the Series C unit will increase to 105 percent of the common unit distribution rate in effect from time to time; and

     - thereafter, the Series C unit distribution rate can increase on April 30, 2004 to 110 percent of the common unit distribution rate and on April 30, 2005 to 115 percent of the common unit distribution rate.

RELATIONSHIP TO SERIES F CONVERTIBLE UNITS

     As of June 23, 2003, there were 80 Series F convertible units outstanding (all of which are held by an unaffiliated third party investor). Our Series F convertible units, which are not listed on any securities exchange or market, are convertible into common units at a price per common unit that floats based, among other things, on changes in the market price of our common units. Our Series F convertible units are comprised of two classes, the Series F1 convertible units and the Series F2 convertible units. Initially, our Series F1 convertible units will be convertible any time after August 12, 2003 and until March 29, 2004. If, prior to March 29, 2004, holders of our Series F1 convertible units convert at least $40 million of our Series F1 convertible units, our Series F2 convertible units will then be convertible until March 30, 2005. However, if at least $40 million of our Series F1 convertible units are not converted prior to March 29, 2004 (which may be extended under certain circumstances), the Series F2 convertible units will terminate. The Series F1 convertible units and the Series F2 convertible units are convertible into a maximum of 8,329,679 common units, in the aggregate. If specified conditions occur, the right to convert Series F convertible units into common units will be extended past March 29, 2004 with respect to the Series F1 convertible units and March 30, 2005 with respect to the Series F2 convertible units.

                 CERTAIN OTHER PARTNERSHIP AGREEMENT PROVISIONS

     The following paragraphs are a summary of certain provisions of our partnership agreement as in effect on the date of this prospectus. The following discussion is qualified in its entirety by reference to our partnership agreement.

PURPOSE

     Our stated purposes under our partnership agreement are to serve as the managing member of our subsidiaries and to engage in any business activity permitted under Delaware law. Our general partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue until December 31, 2043, unless sooner dissolved pursuant to the terms of our partnership agreement.

AUTHORITY OF OUR GENERAL PARTNER

     Our general partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our partnership agreement. However, our partnership agreement limits the authority of our general partner as follows:

     - Without the prior approval of at least a majority in interest of our limited partners, our general partner may not, among other things, (1) sell or exchange all or substantially all of our assets (whether in a single transaction or a series of related transactions) or (2) approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets; however, our general partner may approve our mortgage, pledge, hypothecate or grant of a security interest in all or substantially all of our assets without such approval;

     - With certain exceptions generally described below under "-- Amendment of Partnership Agreement," an amendment to a provision of our partnership agreement generally requires the approval of the holders of at least
       66 2/3 percent of the outstanding limited partner interests;

     - With certain exceptions described below, any amendment that would materially and adversely affect the rights and preference of any type or class of partnership interests in relation to other types or classes of partnership interests will require the approval of the holders of at least a majority of such type or class of partnership interest (excluding those held by our general partner and its affiliates); and

     - In general, our general partner may not take any action, or refuse to take any reasonable action, the effect of which would be to cause us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, without the consent of the holders of at least 66 2/3 percent of the outstanding voting units, including common units owned by our general partner and its affiliates but excluding our Series B preference units.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

     Under our partnership agreement, our general partner had agreed not to voluntarily withdraw as general partner on or prior to December 31, 2002. Now that this obligation of the general partner has expired, our general partner can withdraw by giving 90 days' written notice. If an appropriate opinion of counsel cannot be obtained, we would be dissolved as a result of such withdrawal. Furthermore, we have no employees today, a condition that is common among MLPs. Although this arrangement has worked well for us in the past and continues to work well for us, we are evaluating the direct employment of the personnel who manage the day-to-day operations of our assets.

     Our general partner may not be removed, with or without cause, as general partner except upon approval by the affirmative vote of the holders of not less than 66 2/3 percent of the outstanding voting units (excluding voting units owned by our general partner and its affiliates), subject to the satisfaction of certain conditions.

     In the event of withdrawal of our general partner where such withdrawal violates our partnership agreement or removal of our general partner for "cause," a successor general partner will have the option to acquire the general partner interest of the departing general partner for a fair market value cash payment. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the departing general partner will have the option to require the successor general partner to acquire the general partner interests of the departing general partner for a fair market value cash payment.

     Our general partner may transfer all, but not less than all, of its general partner interest without the approval of our voting unitholders (1) to an affiliate of our general partner or (2) upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity. In the case of any other transfer, in addition to the foregoing requirements, the approval of the holders of at least a majority of the outstanding voting units is required, excluding for purposes of such determination voting units held by our general partner and its affiliates. However, no approval of the voting unitholders is required for transfers of the membership interests or other securities representing equity interest in our general partner.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to our partnership agreement may be proposed only by our general partner. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3 percent of the outstanding voting units, except
(1) that any amendment that would have a disproportionate material adverse effect on a class of units or other limited partner interests will require the approval of the holders of at least a majority of the outstanding limited partner interests (excluding those held by our general partner and its affiliates) of the class so affected or (2) as otherwise provided in our partnership agreement. No provision of our partnership agreement that establishes a percentage of outstanding limited partner interests required to take any action may be amended or otherwise modified to reduce such voting requirement without the approval of the holders of that percentage of outstanding limited partner interests constituting the voting requirement sought to be amended.

     In general, amendments which would enlarge the obligations of any type or class of our limited partners or our general partner require the consent of such limited partners or general partner, as applicable. Notwithstanding the foregoing, our partnership agreement permits our general partner to make certain amendments to our partnership agreement without the approval of any limited partner, including, subject to certain limitations, (1) an amendment that in the sole discretion of our general partner is necessary or desirable in connection with the authorization of additional preference units or other capital securities, (2) any amendment made, the effect of which is to separate into a separate security, separate and apart from the units, the right of preference unitholders to receive any arrearage, and (3) several other amendments expressly permitted in our partnership agreement to be made by our general partner acting alone.

     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if such amendments do not adversely affect the limited partners in any material respect, or are required by law or by our partnership agreement.

     No other amendments to our partnership agreement will become effective without the approval of at least 95 percent of the voting units unless we obtain an opinion of counsel to the effect that such amendment will not cause us to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and will not affect the limited liability of any limited partner or any member of our subsidiaries.

MEETINGS; VOTING

     Record holders of voting units on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of voting unitholders. Meetings of our voting unitholders may only be called by our general partner or, with respect to meetings called to remove our general partner, by voting unitholders owning 66 2/3 percent or more of the outstanding voting units, excluding units owned by our general partner and its affiliates.

     Representation in person or by proxy of two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding voting units will constitute a quorum at a meeting of voting unitholders. Except for (1) a proposal for removal or withdrawal of our general partner, (2) the sale of all or substantially all of our assets or (3) certain amendments to our partnership agreement described above, substantially all matters submitted for a vote are determined by the affirmative vote, in person or by proxy, of holders of at least a majority of the outstanding voting units.

     Except for holders of our Series B preference units, Series C units and Series F convertible units, each record holder of a limited partner interest has one vote per unit or other limited partner interest, according to his percentage interest in us. However, our partnership agreement does not restrict our general partner from issuing limited partner interests having special or superior voting rights. Except as required by law, our Series B preference units, Series C units and Series F convertible units do not have voting rights.

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

INDEMNIFICATION

     Our partnership agreement provides that we:

     - will indemnify our general partner, any departing general partner and any person who is or was an officer, director or other representative of our general partner, any departing general partner or us, to the fullest extent permitted by law, and

     - may indemnify, to the fullest extent permitted by law, (1) any person who is or was an affiliate of our general partner, any departing general partner or us, (2) any person who is or was an employee, partner, agent or trustee of our general partner, any departing general partner, us or any such affiliate, or (3) any person who is or was serving at our request as an officer, director, employee, partner, member, agent or other representative of another corporation, partnership, joint venture, trust, committee or other enterprise;

(each, as well as any employee, partner, agent or other representative of our general partner, any departing general partner, us or any of their affiliates, an "Indemnitee") from and against any and all claims, damages, expenses and fines, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (1) our general partner, departing general partner, us or an affiliate of either, (2) an officer, director, employee, partner, agent, trustee or other representative of our general partner, any departing general partner, us or any of their affiliates or (3) a person serving at our request in any other entity in a similar capacity. Indemnification will be conditioned on the determination that, in each case, the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

     The above provisions may result in indemnification of Indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of our assets. We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described above.

GENERAL PARTNER EXPENSES

     Our general partner will be reimbursed for its direct and indirect expenses incurred on our behalf on a monthly or other appropriate basis as provided for in our partnership agreement, including, without limitation, expenses allocated to our general partner by its affiliates and payments made by our general partner to El Paso Corporation and its affiliates pursuant to its general and administrative services agreement.

REDEMPTION OF SERIES B PREFERENCE UNITS

     We have the right, at any time, to redeem any or all of the outstanding Series B preference units for an amount equal to the face value ($1,000) of each Series B preference unit redeemed, plus all unpaid accretions in respect of each Series B preference unit redeemed through the date of redemption.

     In addition, if our general partner and its affiliates own more than 85 percent of the outstanding Series B preference units, our general partner will have the right to acquire all of the outstanding Series B preference units for the fair value of those units, as determined reasonably and in good faith by the board of directors of our general partner.

LIMITED LIABILITY

     Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets.

TERMINATION, DISSOLUTION AND LIQUIDATION

     Our partnership existence will continue until December 31, 2043, unless sooner terminated pursuant to our partnership agreement. We will be dissolved upon any of the following:

     - our general partner's election to dissolve us, if approved by the holders of at least 66 2/3 percent of the outstanding voting units;

     - the sale, exchange or other disposition of all or substantially all of our assets and properties;

     - bankruptcy or dissolution of our general partner; or

     - withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of transfer in accordance with our partnership agreement or withdrawal or removal following approval of a successor).

Notwithstanding the foregoing, we will not be dissolved if within 90 days after such event our partners agree in writing to continue our business and to the appointment, effective as of the date of such event, of a successor general partner.

     Upon a dissolution pursuant to the third or fourth bullet above, the holders of at least 66 2/3 percent of the outstanding voting units may also elect, within certain time limitations, to reconstitute and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as a general partner an entity approved by the holders of at least 66 2/3 percent of the outstanding voting units, subject to our receipt of an opinion of counsel that such reconstitution, continuation and approval will not result in the loss of the limited liability of our limited partners or cause us, the reconstituted limited partnership or our subsidiaries to be taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

     Upon our dissolution, unless we are reconstituted and continue as a new limited partnership, a liquidator will liquidate our assets and apply the proceeds of the liquidation in the order of priority set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets and/or distribute assets to partners in kind if it determines that a sale or other disposition of our assets would be unsuitable.

                           INCOME TAX CONSIDERATIONS

     The tax consequences to you of an investment in our limited partner interests will depend in part on your own tax circumstances. You should therefore consult your own tax advisor about the federal, state, local and foreign tax consequences to you of an investment in our limited partner interests.

     This section is a summary of material tax considerations that may be relevant to you and, to the extent set forth below under "-- Legal Opinions and Advice," expresses the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to us and our general partner, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or unitholders. Moreover, the discussion focuses on limited partners who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, non-resident aliens or other limited partners subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to you of the ownership or disposition of units or other limited partner interests.

LEGAL OPINIONS AND ADVICE

     Our counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (1) we will be treated as a partnership, and (2) owners of units or other limited partner interests (with certain exceptions, as described in "-- Limited Partner Status" below) will be treated as our partners. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of our counsel.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, with respect to the foregoing issues. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that, if contested by the IRS, a court would agree with the opinions and statements set forth herein. Any such contest with the IRS may materially and adversely impact the market for our units or other limited partner interests and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the limited partners and our general partner. Furthermore, no assurance can be given that our treatment or the treatment of an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

     For the reasons hereinafter described, our counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a holder of units or other limited partner interests whose securities are loaned to a short seller to cover a short sale of those securities (see "-- Tax Treatment of Operations -- Treatment of Short Sales"),

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "-- Disposition of Limited Partner Interests -- Allocations Between Transferors and Transferees"), and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (see "-- Tax Treatment of Operations -- Section 754 Election").

TAX RATES

     The current maximum statutory income tax rate for individuals for 2003 is 35 percent. In general, net capital gains of an individual are subject to a maximum 15 percent tax rate if the asset giving rise to gain was held for more than 12 months at the time of disposition.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest immediately before the distribution.

     We have not requested from the IRS, and the IRS has made no determination, as to our status as a partnership for federal income tax purposes. Instead we have relied on the opinion of our counsel that, based upon the Code, the Treasury Regulations thereunder, published revenue rulings and court decisions, we will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, our counsel has relied on certain factual representations made by us and our general partner. Such factual matters are as follows:

     - We will not elect to be treated as an association or corporation;

     - We will be operated in accordance with (1) all applicable partnership statutes, (2) our partnership agreement, and (3) the description thereof in this prospectus;

     - For each taxable year, more than 90 percent of our gross income will be income from sources that our counsel has opined or may opine is "qualifying income" within the meaning of Section 7704(d) of the Code;

     - Prior to January 1, 1997 our general partner had at all times while acting as our general partner either (1) in the aggregate as a general and limited partner at least a 20 percent interest in the capital and 19 percent of our outstanding units and was acting for its own account and not as a mere agent of the limited partners, or (2) assets (excluding any interest in, or notes or receivables due from, us or our operating subsidiaries), the fair market value of which exceed their liabilities by the amount of at least 5 percent of the fair market value of all partnership interests outstanding immediately after the initial public offering of preference units, plus 5 percent of any additional net capital contributions to us made after the initial public offering;

     - Prior to January 1, 1992, except as otherwise required by Section 704 of the Code, our general partner had an interest in each material item of our and our operating subsidiaries' income, gain, loss, deduction and credit equal to at least 1 percent at all times during our existence and the existence of our operating companies; and

     - Prior to January 1, 1992, our general partner acted independently of our limited partners.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90 percent or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing, processing, production and development of, and exploration for, natural gas and crude oil, among other activities. Other types of qualifying income include interest (from other than a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Based upon our representations and the representations of our general partner and a review of the applicable legal authorities, our counsel is of the opinion that at least 90 percent of our gross income will constitute qualifying income. We estimate that less than 10 percent of our gross income for each taxable year will not constitute qualifying income.

     If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and unitholders, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the limited partners, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a limited partner would be treated as either taxable dividend income to the extent of our current or accumulated earnings and profits or in the absence of earnings and profits a nontaxable return of capital to the extent of the limited partner's tax basis in his units or other limited partner interests or taxable capital gain after the limited partner's tax basis in his units or other limited partner interests is reduced to zero. Accordingly, taxation as a corporation would result in a material

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

reduction in a limited partner's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units or other limited partner interests.

     The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Holders of our capital securities who have become our limited partners will be treated as our partners for federal income tax purposes. Our counsel is also of the opinion that (1) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (2) holders whose units or other limited partner interests are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units or other limited partner interests will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of units or other limited partner interests who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, our counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units or other limited partner interests who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of units or other limited partner interests unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such units or other limited partner interests.

     A beneficial owner of units or other limited partner interests whose securities have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units or other limited partner interests for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a holder who is not a partner for federal income tax purposes, and any cash distributions received by such a holder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

TAX CONSEQUENCES OF LIMITED PARTNER INTEREST OWNERSHIP

  FLOW-THROUGH OF TAXABLE INCOME

     We will pay no federal income tax. Instead, each limited partner will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a limited partner even if he has not received a cash distribution. Each limited partner will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within the taxable year of the limited partner.

  TREATMENT OF PARTNERSHIP DISTRIBUTIONS

     Our distributions to a limited partner generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units or other limited partner interests immediately before the distribution.

     Cash distributions in excess of a limited partner's tax basis generally will be considered to be gain from the sale or exchange of the units or other limited partner interests, taxable in accordance with the rules described under "-- Disposition of Limited Partner Interests" below. Any reduction in a limited partner's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that limited partner. To the extent that our distributions cause a limited partner's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."
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

     A decrease in a limited partner's percentage interest in us because of our issuance of additional units or other limited partner interests will decrease his share of our nonrecourse liabilities resulting in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a limited partner, regardless of his tax basis in his units or other limited partner interests, if the distribution reduces his share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items" both as defined in Section 751 of the Code (collectively, "Section 751 Assets"). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the limited partner's realization of ordinary income under
Section 751(b) of the Code. This income will equal the excess of (1) the non-pro rata portion of the distribution over (2) the limited partner's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

  BASIS OF UNITS

     A limited partner's initial tax basis for his units or other limited partner interests will be the amount he paid for the units or other limited partner interests plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from us to him, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

  LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

     The deduction by a limited partner of his share of our losses will be limited to the tax basis in his units or other limited partner interests and, in the case of an individual limited partner or a corporate limited partner (if more than 50 percent of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the limited partner is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A limited partner must recapture losses deducted in previous years to the extent that our distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a limited partner or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit or other limited partner interests, any gain recognized by a limited partner can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a limited partner will be at risk to the extent of the tax basis of his units or other limited partner interests, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units or other limited partner interests if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to units or other limited partner interests for repayment. A limited partner's at risk amount will increase or decrease as the tax basis of his units or other limited partner interests increases or decreases other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset future income generated by us and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a limited partner's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A limited partner's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a limited partner's net passive income from us will be treated as investment income for this purpose. In addition, a limited partner's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a limited partner's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit or other limited partner interest. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among our general partner and the limited partners in accordance with their respective percentage interests in us. At any time that distributions are made to the preference units and not to the common units or other limited partner interests, or that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of such distribution. If we have a net loss, items of income, gain, loss and deduction will generally be allocated first, to our general partner and the limited partners in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the partnership agreement) and, second, to our general partner.

     Specified items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or others, referred to in this discussion as "Contributed Property". The effect of these allocations to a limited partner will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some limited partners. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

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

     Treasury Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner's "book" capital account credited with the fair market value of Contributed Property and "tax" capital account credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

     Our counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Common Units -- Allocations between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a limited partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

  ACCOUNTING METHOD AND TAXABLE YEAR

     We use the year ending December 31 as our taxable year and have adopted the accrual method of accounting for federal income tax purposes. Each limited partner will be required to include in income his allocable share of partnership income, gain, loss and deduction for our taxable year ending within or with the taxable year of the limited partner. In addition, a limited partner who has a taxable year ending on a date other than December 31 and who disposes of all of his units or other limited partner interests following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of our income, gain, loss and deduction. See "-- Disposition of Limited Partner Interests -- Allocations Between Transferors and Transferees."

  INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

     The tax basis of our various assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Our assets initially have an aggregate tax basis equal to the consideration we paid for such assets or, with respect to assets we acquired upon our formation or by contribution, the tax basis of the assets in the possession of our general partner or other contributor immediately prior to our formation. The federal income tax burden associated with the difference between the fair market value of property contributed by our general partner or other contributor and the tax basis established for such property will be borne by our general partner or other contributor. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depletion, depreciation and cost recovery methods that will result in the largest deductions in our early years. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain determined by reference to the amount of depreciation previously deducted and the nature of the property may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture such deductions as ordinary income upon a sale of his units or other limited partner interests. See
"-- Allocation of Partnership Income, Gain, Loss and Deduction" and
"-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

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

     The costs incurred in promoting the issuance of units or other limited partner interests (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under Treasury Regulations, underwriting discounts and commissions would be treated as a syndication costs.

  SECTION 754 ELECTION

     We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit or other limited partner interest purchaser's (other than a unit or other limited partner interest purchaser that purchases units or other limited partner interests directly from us) tax basis in our assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     If a partnership elects the remedial allocation method with respect to an item of partnership property (which we may do with respect to certain assets), Treasury regulations under Section 743 of the Code require that the portion of any Section 743(b) adjustment that is attributable to Section 704(c) built in gain must be depreciated over the remaining Section 168 cost recovery period for the Section 704(c) built in gain. Recently finalized Treasury Regulations under
Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built in gain. These Regulations apply only to partnerships that have adopted the remedial allocation method with respect to an item of partnership property, which we may adopt with respect to certain assets. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under
Section 168 or amortization under Section 197 must be taken into account as if it were newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the method adopted under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150 percent declining balance method. Although the regulations under Section 743 likely eliminated many of the problems, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to our partnership agreement, we are authorized to adopt a convention to preserve the uniformity of units or other limited partner interests even if that convention is not consistent with Treasury Regulation
Section 1.167(c)-1(a)(6). See "-- Uniformity of Limited Partner Interests."

     Although our counsel is unable to opine as to the validity of this approach, we depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized 704(c) built in gain using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property that preserves the uniformity of common units, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method of amortizing and depreciating the Section 743(b) adjustment may be inconsistent with the Treasury Regulations. To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized 704(c) built in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This might affect the uniformity of common units. As a result, this aggregate approach may result in lower annual

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

depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "-- Uniformity of Limited Partner Interests."

     The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than some of our tangible assets.

     A Section 754 election is advantageous if the transferee's tax basis in his units or other limited partner interests is higher than such securities' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such units or other limited partner interests is lower than such security's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units or other limited partner interests may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by us on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of units or other limited partner interests may be allocated more income than he would have been allocated had the election not been revoked.

  ALTERNATIVE MINIMUM TAX

     Each limited partner will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26 percent on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28 percent on any additional alternative minimum taxable income. Prospective limited partners should consult with their tax advisors as to the impact of an investment in units or other limited partner interests on their liability for the alternative minimum tax.

  VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

     The federal income tax consequences of the ownership and disposition of units or other limited partner interests will depend in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by us. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by limited partners might change, and limited partners might be required to adjust their tax liability for prior years.

  TREATMENT OF SHORT SALES

     A limited partner whose units or other limited partner interests are loaned to a "short seller" to cover a short sale of units or other limited partner interests may be considered as having disposed of ownership of those securities. If so, he would no longer be a partner with respect to those securities during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those securities would not be reportable by the limited partner, any cash distributions received by the limited partner with respect to those securities would be fully taxable and all of such distributions would appear to be treated as ordinary income. Limited partners desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units or other limited partner interests. The IRS has

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

announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "-- Disposition of Limited Partner Interests -- Recognition of Gain or Loss."

DISPOSITION OF LIMITED PARTNER INTERESTS

  RECOGNITION OF GAIN OR LOSS

     Gain or loss will be recognized on a sale of units or other limited partner interests equal to the difference between the amount realized and the limited partner's tax basis for the units or other limited partner interests sold. A limited partner's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a limited partner's share of our nonrecourse liabilities, the gain recognized on the sale of units or other limited partner interests could result in a tax liability in excess of any cash received from such sale.

     Prior distributions by us in excess of cumulative net taxable income in respect of a unit or other limited partner interest which decreased a limited partner's tax basis in such unit or other limited partner interest will, in effect, become taxable income if the unit or other limited partner interest is sold at a price greater than the limited partner's tax basis in such unit or other limited partner interest, even if the price is less than his original cost.

     Should the IRS successfully contest the convention used by us to amortize only a portion of the Section 743(b) adjustment (described under "-- Tax Treatment of Operations -- Section 754 Election") attributable to an amortizable
Section 197 intangible after a sale by our general partner of units or other limited partner interests, a limited partner could realize additional gain from the sale of units or other limited partner interests than had such convention been respected. In that case, the limited partner may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Our counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other limited partners.

     Except as noted below, gain or loss recognized by a limited partner, other than a "dealer" in units or other limited partner interests, on the sale or exchange of a unit or other limited partner interest held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of units or other limited partner interests held for more than 12 months will generally be taxed at a maximum rate of 20 percent. The Treasury Regulations under Section 1(h) of the Code generally provide that a portion of the capital gain that a limited partner realizes upon the sale or exchange of a unit or other limited partner interest may be subject to a maximum tax rate of 25 percent (instead of 15 percent) to the extent attributable to prior depreciation claimed on real property. This depreciation is referred to as "unrecaptured Section 1250 gain." A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit or other limited partner interest and may be recognized even if there is a net taxable loss realized on the sale of the unit or other limited partner interest. Thus, a limited partner may recognize both ordinary income and a capital loss upon a disposition of units or other limited partner interests. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which is based upon the relative fair market values of the interest sold and the interest retained. Although the ruling is unclear as to how the holding period of the interests is to be determined once they are combined, recently finalized Treasury Regulations make it clear that this ruling applies to publicly traded partnerships such as us, but allow a selling limited partner who can identify common units transferred with an identifiable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a limited partner will be unable to select high or low basis units or other limited partner interests to sell as would be the case with corporate stock, but, according to the Treasury Regulations under Section 1223 of the Code, may designate specific common units sold for purposes of determining the holding period of units transferred. A limited partner electing to use the actual holding period of common units transferred must use that identification method for all subsequent sales or exchanges of common units. A limited partner considering the purchase of additional units or other limited partner interests or a sale of units or other limited partner interests purchased in separate transactions should consult his own tax advisor as to the possible consequences of this ruling and the application of the Treasury Regulations.

     Some provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into

     - a short sale,

     - an offsetting notional principal contract, or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

     In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the limited partners in proportion to the number of units or other limited partner interests owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the limited partners on the Allocation Date in the month in which that gain or loss is recognized. As a result, a limited partner transferring units or other limited partner interests may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, our counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units or other limited partner interests. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the limited partner's interest, our taxable income or losses might be reallocated among the limited partners. We are authorized to revise our method of allocation between transferors and transferees as well as among partners whose interests otherwise vary during a taxable period to conform to a method permitted under future Treasury Regulations.

     A limited partner who owns units or other limited partner interests at any time during a quarter and who disposes of those securities prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

  NOTIFICATION REQUIREMENTS

     A limited partner who sells or exchanges units or other limited partner interests is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting

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

requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit or other limited partner interest will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the unit or other limited partner interest that is allocated to goodwill or going concern value of ours. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  CONSTRUCTIVE TERMINATION

     We will be considered to have been terminated if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a 12-month period. Our termination will result in the closing of our taxable year for all limited partners. In the case of a limited partner reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months' taxable income or the inability to include our results in his taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

  ENTITY-LEVEL COLLECTIONS

     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any limited partner or our general partner or any former limited partner, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current limited partners. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units or other limited partner interests and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF LIMITED PARTNER INTERESTS

     Because we cannot match transferors and transferees of units or other limited partner interests, we must maintain uniformity of the economic and tax characteristics of the units or other limited partner interests to a purchaser of such securities. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units or other limited partner interests. See "-- Tax Treatment of Operations -- Section 754 Election."

     Consistent with Treasury Regulations promulgated under Section 743 of the Internal Revenue Code, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the newly adopted regulations under Section 743 but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets). See "-- Tax Treatment of Operations -- Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may
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

adopt a depreciation and amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in our property. If this aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain limited partners and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. We will not adopt this convention if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the limited partners. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units or other limited partner interests that would not have a material adverse effect on the limited partners. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of units or other limited partner interests might be affected, and the gain from the sale of units or other limited partner interests might be increased without the benefit of additional deductions. See "-- Disposition of Limited Partner
Interests -- Recognition of Gain or Loss."

TAX EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Ownership of units or other limited partner interests by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit or other limited partner interest will be unrelated business taxable income and thus will be taxable to such a limited partner.

     A regulated investment partnership or "mutual fund" is required to derive 90 percent or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. We do not anticipate that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold units or other limited partner interests will be considered to be engaged in business in the U.S. on account of ownership of units or other limited partner interests. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to deduct withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a U.S. trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes at the highest marginal rate applicable to individuals at the time of distribution (currently at the rate of 35 percent) on actual cash distributions made quarterly to foreign limited partners. Each foreign limited partner must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent on a Form W-8BEN in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.

     Because a foreign corporation which owns units or other limited partner interests will be treated as engaged in a U.S. trade or business, such a corporation may be subject to U.S. branch profits tax at a rate of 30 percent, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country with respect to which the foreign corporate limited partner is a "qualified resident." In addition, such a limited partner is subject to special information reporting requirements under Section 6038C of the Code.
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

     The IRS has ruled that a foreign limited partner who sells or otherwise disposes of a unit or other limited partner interest will be subject to federal income tax on gain realized on the disposition of the unit or other limited partner interest to the extent that the gain is effectively connected with a U.S. trade or business of the foreign limited partner. Apart from the application of that ruling, a foreign limited partner will not be taxed or subject to withholding upon the disposition of a unit or other limited partner interest if that foreign limited partner has held less than 5 percent in value of the units or other limited partner interests during the five-year period ending on the date of the disposition and if the units or other limited partner interests are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

  PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

     We intend to furnish to each limited partner, within 90 days after the close of each calendar year, certain tax information, including a substitute Schedule K-1, which sets forth each limited partner's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the limited partner's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. We cannot assure prospective limited partners that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units or other limited partner interests.

     The federal income tax information returns filed by us may be audited by the IRS. Adjustments resulting from any such audit may require each limited partner to adjust a prior year's tax liability, and possibly may result in an audit of the limited partner's own return. Any audit of a limited partner's return could result in adjustments of non-partnership as well as partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

     The Tax Matters Partner has made and will make certain elections on our behalf and on behalf of the limited partners and can extend the statute of limitations for assessment of tax deficiencies against limited partners with respect to our items. The Tax Matters Partner may bind a limited partner with less than a 1 percent profits interest in us to a settlement with the IRS unless that limited partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the limited partners are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any limited partner having at least a 1 percent interest in our profits and by the limited partners having in the aggregate at least a 5 percent profits interest. However, only one action for judicial review will go forward, and each limited partner with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.

     A limited partner must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a limited partner to substantial penalties. However, if we elect to be treated as a large partnership, our partners would be required to treat all of our items in a manner consistent with our return.

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

  NOMINEE REPORTING

     Persons who hold an interest in us as a nominee for another person are required to furnish to us (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (c) the amount and description of units or other limited partner interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units or other limited partner interests they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the units or other limited partner interests with the information furnished to us.

  REGISTRATION AS A TAX SHELTER

     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, our general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The IRS has issued the following shelter registration number to us: 93084000079. We must furnish the registration number to the limited partners, and a limited partner who sells or otherwise transfers a unit or other limited partner interest in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit or other limited partner interest to furnish the registration number to the transferee is $100 for each such failure. The limited partners must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or income of ours is included. A limited partner who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

  ACCURACY-RELATED PENALTIES

     An additional tax equal to 20 percent of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10 percent of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return

     - with respect to which there is, or was, "substantial authority" or

     - as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of limited partners might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the

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

pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for limited partners to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200 percent or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400 percent or more than the correct valuation, the penalty imposed increases to 40 percent.

  STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, limited partners will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective limited partner should consider their potential impact on his investment in our units or other limited partner interests. We will own property and conduct business in Texas, Alabama, Louisiana, Mississippi and New Mexico; among other places. Of those, only Texas does not currently impose a personal income tax. A limited partner will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a limited partner who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular limited partner's income tax liability to the state, generally does not relieve the non-resident limited partner from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to limited partners for purposes of determining the amounts distributed by us. See "-- Disposition of Limited Partner Interests -- Entity-Level Collections." Based on current law and its estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each limited partner to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in our units or other limited partner interests. Accordingly, each prospective limited partner should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each limited partner to file all state and local, as well as U.S. federal, tax returns that may be required of such limited partner. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our units or other limited partner interests.

                      INVESTMENT BY EMPLOYEE BENEFIT PLANS

     The following is a summary of certain considerations associated with the purchase of the common units by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

     In considering an investment in the common units of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

PROHIBITED TRANSACTION ISSUES

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

     The acquisition and/or holding of common units by an ERISA Plan with respect to which either we, our general partner, El Paso Corporation, the selling unitholders or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the common units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

     Because of the foregoing, the common units should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

PLAN ASSET ISSUES

     ERISA and the Code do not define "plan assets." However, regulations (the "Plan Assets Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an "equity" interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not "significant" (i.e., it is significant if 25 percent or more of any class of equity is held by benefit plan investors) or that the entity is an "operating company," in each case as defined in the Plan Assets Regulation.

PLAN ASSETS CONSEQUENCES

     If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code. (Whether or not our assets are deemed to be "plan assets" under ERISA, see discussion under Prohibited Transactions above).

     It is not anticipated that our assets will be considered plan assets because the common units will constitute "publicly-offered securities" for purposes of the Plan Asset Regulations. In addition, it is anticipated that we will qualify as an operating company within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard. Investment in the common units by benefit plan investors also may not be "significant" for purposes of the Plan Assets Regulations, although it is unlikely that we will be in a position to monitor whether or not investment in the common units by benefit plan investors is or may become significant.

     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the common units on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the common units.

                              PLAN OF DISTRIBUTION

     From time to time, a selling unitholder may pledge or grant a security interest in some or all of the common units owned by it. If the selling unitholder defaults in performance of its secured obligations, the pledged or secured parties may offer and sell the common units from time to time by this prospectus. The selling unitholder also may transfer and donate common units in other circumstances. The number of common units beneficially owned by the selling unitholder will decrease as and when it transfers or donates its common units or defaults in performing obligations secured by its common units. The plan of distribution for the common units offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, distributes, pledgees, other secured parties or other successors in interest will be selling unitholders for purposes of this prospectus.

     The selling unitholders have advised us that they may offer and sell the common units offered by this prospectus from time to time in one or more of the following transactions:

     - through the New York Stock Exchange or any other securities exchange that quotes the common units (including through underwritten offerings);

     - in the over-the-counter market;

     - in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

     - by pledge to secure debts and other obligations or on foreclosure a pledge;

     - through put or call options, including the writing of traded call options, swaps or other hedging or derivative transactions related to the common units; or

     - in a combination of any of the above transactions.

     The selling unitholders also have advised us that the hedging transactions that may be entered into by the selling unitholders from time to time may include one or more of the following transactions, in which a selling unitholder may:

     - enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common units under this prospectus, in which case such broker-dealer or other person may use common units received from the selling unitholder to close out its short positions;

     - enter into option or other types of transactions that require the selling unitholder to deliver common units to a broker-dealer or any other person, who will then resell or transfer the common units this prospectus; or

     - loan or pledge the common units to a broker-dealer or any other person, who may sell the loaned common units or, in an event of default in the case of a pledge, sell the pledged common units under this prospectus.

     The selling unitholders have advised us that they may use broker-dealers or other persons to sell their common units in transactions that may include one or more of the following:

     - a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

     - purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

Broker-dealers or other persons may receive discounts or commissions from the selling unitholders, or they may receive commissions from purchasers of common units for whom they acted as agents, or both. Any of such discounts or commissions might be in excess of those customary in the types of transactions involved.

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

Broker-dealers or other persons engaged by the selling unitholders may allow other broker-dealers or other persons to participate in resales. The selling unitholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common units, including liabilities arising under the Securities Act. If a broker-dealer purchases common units as a principal, it may resell the common units for its own account under this prospectus. A distribution of the common units by the selling unitholders may also be effected through the issuance by the selling unitholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

     If the selling unitholders sell shares in an underwritten offering, the underwriters may acquire the common units for their own account and resell the common units from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The selling unitholders may also authorize underwriters acting as their agents to offer and sell the common units on a continuous at-the-market basis. In any such event described above in this paragraph, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

     The selling unitholders have advised us that they (or their underwriters, if applicable) may sell their common units at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

     The aggregate proceeds to the selling unitholders from the sale of the common units will be the purchase price of the shares less the aggregate agents' discounts or commissions, if any, and other expenses of the distribution not borne by us. The selling unitholders and any agent, broker or dealer that participates in sales of common units offered by this prospectus may be deemed "underwriters" under the Securities Act and any profits, commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. The selling unitholders have advised us that they may agree to indemnify any agent, broker or dealer that participates in sales of common units against liabilities arising under the Securities Act from sales of common units.

     Instead of selling common units under this prospectus, the selling unitholders have advised us that they may sell common units in compliance with the provisions of Rule 144 or any other applicable exemption from registration under the Securities Act, if available.

     If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     If a prospectus supplement so indicates, a selling unitholder may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase these securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of these securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. Agents, dealers or underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

     Any of the selling unitholders' underwriters or agents or any of either of their affiliates may be customers of, engage in transactions with and perform services for us, and/or one or more of the selling unitholders or their affiliates in the ordinary course of business.

     We have informed the selling unitholders that during such time as they may be engaged in a distribution of the common units they are required to comply with Regulation M under the Securities Exchange Act of 1934. With exceptions, Regulation M prohibits the selling unitholders, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

     We have informed the selling unitholders that they are legally required to deliver copies of this prospectus in connection with any sale of common units made under this prospectus in accordance with applicable prospectus delivery requirements.

     The term "selling unitholders" also includes affiliates of and successors in interest to the selling unitholders and persons and entities who obtain common units from selling unitholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction. El Paso Corporation and Sabine I have agreed to give us notice of any offers and sales and to be subject to "blackout" periods with respect to the units offered hereby.

     The common units originally issued by us to the selling unitholders bear legends as to their restricted transferability. Upon the effectiveness of the registration statement of which this prospectus is part, and the transfer by the selling unitholder of any of the common units pursuant to this prospectus, to the extent new certificates representing those common units are issued, such new certificates will be issued free of any such legends unless otherwise required by law.

     Additional information related to the selling shareholders and the plan of distribution may be provided in one or more prospectus supplements.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the common units being offered and certain tax matters will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The financial statements included in the Annual Report on Form 10-K of GulfTerra Energy Partners, L.P., formerly El Paso Energy Partners, L.P., for the year ended December 31, 2002 and the financial statements included in the Current Report on Form 8-K dated April 8, 2003, of GulfTerra Energy Partners, L.P., all incorporated by reference in this Registration Statement, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consent of Arthur Andersen LLP to the inclusion of its report regarding the financial statements of Poseidon Oil Pipeline Company, L.L.C. with respect to periods prior to 2001, incorporated in this prospectus and registration statement by reference to GulfTerra Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2000, is omitted pursuant to Securities Act Rule 437a. We attempted to obtain the appropriate consent from Arthur Andersen LLP, but the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. We have not obtained a consent from Arthur Andersen LLP with respect to such financial statements.

     Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to GulfTerra Energy Partners' estimated oil and natural gas reserves incorporated in this prospectus and registration statement by reference to GulfTerra Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2002, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying base prospectuses. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying base prospectuses is current only as of its date.
                             ----------------------

                               TABLE OF CONTENTS

                  Prospectus Supplement
                                                      Page
                                                      ----
Where You Can Find More Information.................    ii
Prospectus Supplement Summary.......................   S-1
Summary of Risk factors.............................  S-10
Tax Considerations..................................  S-13
Use of Proceeds.....................................  S-14
Capitalization......................................  S-15
Price Range of Common Units and Distributions.......  S-16
Summary Historical and Pro Forma Consolidated
 Financial Data.....................................  S-17
Overview of Management's Discussion and Analysis of
 Financial Condition and Results of Operations......  S-19
Business Overview...................................  S-43
Management..........................................  S-48
Selling Unitholder..................................  S-50
Additional Tax Considerations.......................  S-51
Underwriting........................................  S-53
Legal matters.......................................  S-55
Experts.............................................  S-55
Forward-looking statements..........................  S-55
         Prospectus dated February 7, 2002
El Paso Energy Partners, L.P........................    ii
About this Prospectus...............................    ii
Forward-Looking Statements and Other Information....   iii
Where You Can Find More Information.................   iii
Incorporation of Documents by Reference.............    iv
Risk Factors........................................     1
 Risks Related to Our Business......................     1
 Risks Inherent in an Investment in Our
   Securities.......................................     8
 Conflicts of Interest Risks........................    12
 Risks Related to Our Legal Structure...............    16
 Tax Risks..........................................    17
Ratio of Earnings to Fixed Charges..................    19
Use of Proceeds.....................................    20
Description of Debt Securities......................    20
Description of Limited Partner Interests............    26
Certain Other Partnership Agreement Provisions......    33
Income Tax Considerations...........................    38
Investment by Employee Benefit Plans................    53
Plan of Distribution................................    55
Legal Matters.......................................    56
Experts.............................................    56
              Prospectus dated July 25, 2003
About This Prospectus...............................    ii
Where You Can Find More Information.................    ii
Forward-Looking Statements and Other Information....    ii
Incorporation of Documents by Reference.............   iii
GulfTerra Energy Partners, L.P. ....................     1
Risk Factors........................................     2
 Risks Related to Our Business......................     2
 Conflicts of Interest Risks........................    11
 Risks Inherent in an Investment in Our
   Securities.......................................    14
 Risks Related to Our Legal Structure...............    17
 Tax Risks..........................................    19
Use of Proceeds.....................................    22
Selling Unitholders.................................    22
Determination of Offering Price.....................    22
Description of the Common Units.....................    22
Certain Other Partnership Agreement Provisions......    29
Income Tax Considerations...........................    33
Investment by Employee Benefit Plans................    48
Plan of Distribution................................    52
Legal Matters.......................................    54
Experts.............................................    54

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                             4,500,000 Common Units
                                GULFTERRA ENERGY
                                 PARTNERS, L.P.
                     Representing Limited Partner Interests
                             ----------------------

                                (GULFTERRA LOGO)
                             ----------------------
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.

                            DEUTSCHE BANK SECURITIES
                              WACHOVIA SECURITIES
                           A.G. EDWARDS & SONS, INC.
                             SANDERS MORRIS HARRIS
                           CREDIT SUISSE FIRST BOSTON
                                    JPMORGAN
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